UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UNIVERSAL AMERICAN CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Universal American Corp.

	2.	Aggregate number of securities to which transaction applies:

56,620,063 shares of Universal American Corp. common stock issued and outstanding as of December 15, 2016;  options to purchase 4,009,733 shares of Universal American Corp. common stock issued and outstanding as of December 15, 2016 with a weighted average per share exercise price of $6.88; and 2,213,647 restricted shares outstanding as of December 15, 2016 that will vest in accordance with the terms of the merger agreement.

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$10.00 per share of Universal American Corp. common stock.

	4.	Proposed maximum aggregate value of transaction:

$600,847,466.96

This figure is the sum of:

— 56,620,063 shares of Universal American Corp. common stock multiplied by $10.00 per share,
— 4,009,733 shares of Universal American Corp. common stock subject to options with exercise prices less than $10.00, multiplied by $3.12 per share (which is the excess of $10.00 over the weighted average exercise price per share of $6.88), and
— 2,213,647 shares of Universal American Corp. common stock subject to restricted shares that will vest in accordance with the terms of the merger agreement, multiplied by $10.00 per share.

	5.	Total fee paid:

$69,638.22

The filing fee was calculated, in accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001159 by the sum of the proposed maximum aggregate value of the transaction.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount previously paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

Universal American Corp.
44 South Broadway
White Plains, New York 10601
(914) 934-0700
[●], 2017
Dear Stockholder:
A special meeting of stockholders of Universal American Corp., a Delaware corporation (“UAM” or the “Company”), will be held on [●], 2017, at 10:00 a.m., local time, at the offices of the Company, located at 44 South Broadway, White Plains, New York 10601, for the following purposes:
At the special meeting of the UAM stockholders, you will be asked (a) to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 17, 2016 (as it may be amended, the “merger agreement”), by and among WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), Wind Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of WellCare (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “merger”) and certain other transactions will be effected with the Company surviving as an indirect wholly owned subsidiary of WellCare (Proposal 1); (b) to consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with, and items of compensation payable to, the Company’s named executive officers that are based on or otherwise related to the merger (the “golden parachute” compensation) (Proposal 2); (c) to consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal 3); and (d) to consider and vote on any other matters that properly come before the special meeting or any adjournment or postponement thereof.
On November 16, 2016, after careful consideration, the Board of Directors unanimously (a) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (c) directed that the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the holders of UAM common stock that they adopt the merger agreement. THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE: “FOR” THE ADOPTION OF THE MERGER AGREEMENT (PROPOSAL 1), “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE “GOLDEN PARACHUTE” COMPENSATION (PROPOSAL 2), AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (IF NECESSARY OR APPROPRIATE) TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT (PROPOSAL 3).
If the merger is completed, each share of UAM common stock, par value $0.01 per share, that you own immediately prior to the effective time of the merger (referred to herein as the “effective time” or the “effective time of the merger”), other than as provided below, will be cancelled and automatically converted into the right to receive $10.00 in cash (the “per share merger consideration”), without interest and less applicable withholding taxes (other than (a) shares of UAM common stock owned held in the treasury of the Company or owned by the Company or any of its wholly owned subsidiaries, (b) shares of UAM common stock owned by WellCare or any of its affiliates (including Merger Sub), and (c) shares of UAM common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected (and not withdrawn or waived) their appraisal rights in compliance with Section 262 of the General Corporation Law of the State of Delaware). Immediately following the closing of the merger, WellCare will own all of the Company’s issued and outstanding capital stock. As a result, the Company will no longer have its stock listed on the New York Stock Exchange and will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to UAM common stock. After the merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.
In considering the recommendation of the Board of Directors, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally.
Only holders of record of UAM common stock, par value $0.01 per share, at the close of business on [●] 201[●], the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.
The above matters are more fully described in the enclosed Proxy Statement, which also includes, as Appendix A, a copy of the merger agreement. We urge you to read carefully the Proxy Statement in its entirety, including the appendices.
Your vote is very important. Regardless of the number of shares you own, please vote. The merger cannot be completed unless the holders of a majority of the outstanding shares of UAM common stock vote to adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by following the instructions on the proxy card. Please see page 26 of the Proxy Statement for detailed information about your voting options.
Thank you for your continued support.

Sincerely,

Richard A. Barasch Chairman of the Board and Chief Executive Officer
PLEASE DO NOT SEND YOUR UAM COMMON STOCK CERTIFICATES TO THE COMPANY AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the Proxy Statement. Any representation to the contrary is a criminal offense.
We may amend or supplement the Proxy Statement from time to time by filing amendments or supplements as required.
The Proxy Statement is dated [●], 2017 and is first being mailed to the holders of UAM common stock on or about [●], 2017.

ADDITIONAL INFORMATION
The accompanying proxy statement of UAM for its special meeting of stockholders (defined herein as the “Proxy Statement”) incorporates important business and financial information about UAM from documents that are not included in or delivered with the Proxy Statement. This information is available to you without charge upon your written or verbal request. You can obtain documents incorporated by reference in the Proxy Statement by requesting them in writing or by telephone from UAM at:
Universal American Corp.
44 South Broadway
White Plains, New York 10601
(914) 934-5200
Attention: Secretary
If you have questions, need additional copies of proxy materials or need assistance voting your shares, please call our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect:  (212) 269-5550
All Others Call Toll Free:  (800) 252-8173
Email:  uam@dfking.com
If you would like to request documents, please do so by [●], 2017 in order to receive them before the special meeting.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

UNIVERSAL AMERICAN CORP.
Date and Time: [●], 2017, at 10:00 a.m. (Eastern Time)
Place: The offices of the Company, located at 44 South Broadway, White Plains, New York 10601
Items of Business: Notice is hereby given that a special meeting of stockholders of Universal American Corp., a Delaware corporation (“UAM” or the “Company”), will be held for the following purposes:
1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 17, 2016 (as it may be amended, the “merger agreement”), by and among WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), Wind Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of WellCare (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “merger”) and certain other transactions will be effected with the Company surviving as an indirect wholly owned subsidiary of WellCare;
2.	To consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with, and items of compensation payable to, the Company’s named executive officers that are based on or otherwise related to the merger (the “golden parachute” compensation);
3.	To consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and
4.	To consider and vote on any other matters that properly come before the special meeting or any adjournment or postponement thereof.
Board Recommendation: On November 16, 2016, after careful consideration, the Board of Directors unanimously (a) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (c) directed that the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the holders of UAM common stock that they adopt the merger agreement. THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE: “FOR” THE ADOPTION OF THE MERGER AGREEMENT (PROPOSAL 1), “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE “GOLDEN PARACHUTE” COMPENSATION (PROPOSAL 2), AND “FOR” THE APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (IF NECESSARY OR APPROPRIATE) TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT (PROPOSAL 3).
Record Date: [●] 201[●]. Only holders of record of UAM common stock, at the close of business on the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

How to Submit Your Proxy or Vote in Person: Your vote is very important, regardless of the number of shares you own. Please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting. For your shares to be voted, you may complete, sign, date and return the enclosed proxy card or you may submit your proxy by telephone or over the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If you hold your shares in an account at a brokerage firm, bank, trust, custodian or other nominee, you must instruct your broker, bank, trust, custodian or other nominee on how to vote your shares.
Additional Information: For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying Proxy Statement and the copy of the merger agreement attached as Appendix A thereto. We urge you to read carefully the accompanying Proxy Statement in its entirety, including the appendices.
If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact the Company’s Corporate Secretary via telephone at (914) 934-5200. You may also call the Company’s proxy solicitor D.F. King & Co., Inc., toll-free at (800) 252-8173.

By Order of the Board of Directors,

Anthony L. Wolk Executive Vice President, General Counsel and Secretary
[●], 2017
PLEASE DO NOT SEND YOUR UAM COMMON STOCK CERTIFICATES TO THE COMPANY AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the Proxy Statement. Any representation to the contrary is a criminal offense.

Proxy Statement

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ii

iii

UNIVERSAL AMERICAN CORP.
44 South Broadway
White Plains, New York 10601

PROXY STATEMENT

This Proxy Statement contains information related to a special meeting of stockholders of Universal American Corp. (referred to herein as the “Company” or “UAM”) to be held on [●], 2017, at 10:00 a.m., local time, at the offices of the Company, located at 44 South Broadway, White Plains, New York 10601, and at any adjournments or postponements thereof. The Company is furnishing this Proxy Statement to the holders of UAM common stock as part of the solicitation of proxies by the Company’s Board of Directors (referred to herein as the “Board of Directors”) for use at the special meeting. At the special meeting you will be asked to, among other things, consider and vote on the adoption of the Agreement and Plan of Merger, dated as of November 17, 2016 (referred to herein, as it may be amended, as the “merger agreement”), by and among WellCare Health Plans, Inc. (referred to herein as “WellCare”), Wind Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of WellCare (referred to herein as “Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (referred to herein as the “merger”) and certain other transactions will be effected  with the Company surviving as an indirect wholly owned subsidiary of WellCare. This Proxy Statement is first being mailed to holders of UAM common stock on or about [●], 2017.
SUMMARY TERM SHEET
This following summary term sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. The Company urges you to read this entire Proxy Statement carefully, including the appendices, before voting. The Company has included section references to direct you to a more complete description of the topics described in this summary term sheet. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page 100.
The Companies Involved in the Merger
The Company, a Delaware corporation headquartered in White Plains, New York, provides health benefits to people covered by Medicare. For further information, see “The Companies—Universal American Corp.” beginning on page 20.
Headquartered in Tampa, Florida, WellCare focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. WellCare served approximately 3.8 million members nationwide as of September 30, 2016. For further information, see “The Companies—WellCare Health Plans, Inc.” beginning on page 20.
Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of WellCare. Merger Sub was formed for the sole purpose of entering into the merger agreement and consummating the merger. For further information, see “The Companies—Wind Merger Sub, Inc.” beginning on page 21.
The Merger (Proposal 1)
You are being asked to consider and vote on a proposal to adopt the merger agreement, a copy of which is attached hereto as Appendix A. The merger agreement provides, among other things, that at the effective time of the merger, Merger Sub will merge with and into the Company, with the Company surviving the merger (referred to herein the “surviving corporation”) as an indirect wholly owned subsidiary of WellCare. If the merger is completed, each outstanding share of common stock, par value $0.01 per share, of the Company (referred to herein as the “common stock” or the “UAM common stock”) will be cancelled and automatically converted into the right to receive $10.00 in cash (referred to herein as the “per share merger consideration”), without interest and less applicable withholding taxes (other than (a) shares of UAM common stock held in the treasury of the Company or owned by the Company or any of its wholly owned subsidiaries, (b) shares of UAM common stock owned by WellCare or any of its affiliates (including Merger Sub), and (c) shares of UAM common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected (and not withdrawn or waived) their appraisal rights in compliance with Section 262 of the General Corporation Law of the State of Delaware). For further information, see “The Special Meeting” beginning on page 24 and “The Merger (Proposal 1)” beginning on page 29.
Advisory Vote on Golden Parachute Compensation (Proposal 2)
In connection with the merger, you are being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, certain agreements and other items of compensation tied to or based on the merger that are payable to the Company’s named executive officers under arrangements with the Company and WellCare (which is referred to in this Proxy Statement as the “golden parachute” compensation). For further information, see “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90.
The Special Meeting
The special meeting of the holders of the Company’s common stock will be held on [●], 2017, at 10:00 a.m. (Eastern Time), at the offices of the Company, located at 44 South Broadway, White Plains, New York 10601, and at any adjournments or postponements thereof (such meeting, referred to herein as the “special meeting”).
For further information, see “The Special Meeting” beginning on page 24.
Record Date and Quorum
The holders of record of UAM common stock as of the close of business on [●], 201[●] (the record date for determination of stockholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting. On the record date, [●] shares of UAM common stock were outstanding and entitled to vote at the special meeting.
The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the UAM common stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.
For further information, see “The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information” beginning on page 24.
Required Vote of the Company’s Stockholders
The affirmative vote of the holders of a majority of the shares of UAM common stock outstanding and entitled to vote is necessary to adopt the merger agreement (Proposal 1). Abstentions and “broker non-votes” (which, when referred to herein, means when a broker holding shares of UAM common stock for a beneficial owner does not receive instructions from such beneficial owner with respect to a particular matter) will have the same effect as a vote against adoption of the merger agreement. See “The Merger (Proposal 1)” beginning on page 29.
The affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat is required for the approval of the advisory (non-binding) proposal on the “golden parachute” compensation (Proposal 2). The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or WellCare and is not a condition to completion of the merger. If the merger agreement is adopted by the holders of UAM common stock and the merger completed, the “golden parachute” compensation may be paid to the Company’s named executive officers even if holders of UAM common stock fail to approve the golden parachute compensation. Abstentions are treated as a vote against the proposal to approve the “golden parachute” compensation (Proposal 2) if your shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, broker non-votes (or other failures to vote) will have no effect on the proposal to approve the “golden parachute” compensation (Proposal; 2). See “The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information” beginning on page 24 and see also “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90.
The approval of the proposal to adjourn or postpone the special meeting if there are not sufficient votes to adopt the merger proposal (Proposal 3) requires the affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat. Abstentions are treated as a vote against the proposal to approve the adjournment or postponement of the special meeting proposal (Proposal 3) if your shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, broker non-votes (or other failures to vote) will have no effect on the proposal to approve the adjournment or postponement of the special meeting proposal (Proposal 3).  See “The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information” beginning on page 24 and see also “Adjournment or Postponement of the Special Meeting (Proposal 3)” beginning on page 94.
Voting Information
You will have one vote for each share of UAM common stock that you owned at the close of business on the record date. If your shares are held in “street name” by a broker, bank, trust, custodian or other nominee (referred to herein as a “broker”), you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of UAM common stock, you should read this Proxy Statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, submit your completed, dated and signed proxy by Internet, by telephone or by mail, as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information” beginning on page 24.
Board Recommendation
On November 16, 2016, after careful consideration, the Board of Directors unanimously (a) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (c) directed that the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the holders of UAM common stock that they adopt the merger agreement.
Accordingly, the Board of Directors unanimously recommends a vote “FOR” the proposal to adopt the merger agreement (Proposal 1). The Board also unanimously recommends a vote “FOR” the nonbinding proposal on golden parachute compensation (Proposal 2) compensation proposal and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal 3).
For further information, see “The Merger (Proposal 1)” beginning on page 29, see “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90, and see “Adjournment or Postponement of the Special Meeting (Proposal 3)” beginning on page 94.
Opinion of MTS
On November 16, 2016, in connection with the proposed merger, MTS Securities, LLC (referred to herein as “MTS Securities”), an affiliate of the Company’s financial advisor, MTS Health Partners, L.P. (referred to herein as “MTS”), delivered to the Board of Directors the oral opinion of MTS Securities, which was subsequently confirmed in a written opinion, dated November 17, 2016 (which opinion is referred to herein as the “MTS opinion”), that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken set forth therein, the merger consideration to be received by the holders of UAM common stock (other than shares held by WellCare, Merger Sub or any affiliate of WellCare or Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the MTS opinion is attached to this Proxy Statement as Appendix C and is incorporated into this Proxy Statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by MTS Securities in rendering its opinion. You should read the MTS opinion carefully in its entirety. MTS Securities provided the MTS opinion for the information and assistance of the Board of Directors in connection with its consideration of the merger and does not address any other aspect of the merger. The MTS opinion is not a recommendation as to how any holder of UAM common stock should vote with respect to the merger or to take any other action in connection with the merger or otherwise. For a further discussion of the MTS opinion, see “The Merger (Proposal 1)—Opinion of the Company’s Financial Advisor” beginning on page 42.
Conditions to the Merger
Completion of the merger is subject to the satisfaction or waiver of conditions, which are further described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 84. These conditions include, among others:
—	the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of UAM common stock;
—	the expiration or termination of the regulatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to herein as the “HSR Act”);
—	the receipt of all consents or the making of all required notices with respect to the Texas Department of Insurance (referred to herein as “TDI”) and the New York Department of Financial Services (referred to herein as “NYDFS”);
—	the absence of any order or law of any governmental entity that enjoins or otherwise prohibits the consummation of the merger;
—	the absence of a material adverse effect on the Company since the date of the merger agreement;
—	the Company’s, WellCare’s and Merger Sub’s performance in all material respects of their obligations under the merger agreement; and
—	the accuracy of the representations and warranties of the Company, WellCare and Merger Sub (subject in certain cases to certain materiality, knowledge and other qualifications).
Regulatory Approvals
The merger cannot be completed until the Company and WellCare each file a notification and report form under the HSR Act and the applicable waiting periods have expired or been terminated. Notification and Report Forms were filed with the Antitrust Division of the Department of Justice and Federal Trade Commission on November 30, 2016.
Pursuant to the insurance and healthcare laws and regulations of certain states and the U.S. federal government, and pursuant to certain licenses and contracts of the Company and certain of its subsidiaries, applicable regulatory authorities must approve, or be notified of, WellCare’s acquisition of control of the Company’s insurance companies and other regulated entities. To obtain these approvals and provide such notices, WellCare, the Company, and certain of their respective subsidiaries, as applicable, will file or have filed acquisition of control and material modification or similar statements, notices or applications, as required by the insurance and healthcare laws and regulations of each applicable jurisdiction or the UAM regulated entities’ licenses and contracts.

The parties have agreed to use their respective reasonable best efforts to promptly obtain any approvals from governmental authorities for the merger, including all antitrust and regulatory approvals, to make any necessary submissions, to take all other actions necessary or advisable to obtain the required consents and to defend against any legal actions challenging the merger. WellCare has also agreed to promptly take any and all action necessary to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would have the effect of preventing or delaying the closing of the merger and to resolve the objections, any governmental authority asserts with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any law reasonably expected to be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing of the merger to occur as soon as reasonably possible, unless such actions would reasonably be expected to have a material adverse effect on the business of WellCare. For further information, see “The Merger (Proposal 1)—Regulatory Approvals” beginning on page 50.
Representations, Warranties and Covenants
The merger agreement contains representations, warranties and covenants of the parties customary for a transaction of this nature. The Company has agreed, subject to certain terms and conditions, to various covenants and agreements, including, among others: (a) to use reasonable best efforts to conduct its operations only in the ordinary course of business; and (b) to promptly call a meeting of the holders of UAM common stock to vote on the merger agreement and the merger. For further information, see “The Merger—Representations and Warranties” beginning on page 68 and “The Merger—Covenants of the Company” beginning on page 71.
No Solicitation of Other Offers
Following the execution of the merger agreement, the Company became subject to customary “no-shop” provisions with respect to its ability to solicit alternative acquisition proposals from third parties and to provide information to or enter into, engage in or maintain discussions or negotiations with third parties regarding alternative acquisition proposals.  However, prior to receipt of the stockholder approval, the no-shop provision is subject to a “fiduciary out” provision that allows: (a) the Company to provide third parties with access and information in response to an unsolicited acquisition proposal and to participate in discussions, communications and negotiations regarding such acquisition proposal, in each case; provided, that (x) the Board of Directors determines in good faith that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (y) the Company complies with the terms of the merger agreement (including (i) entering into acceptable confidentiality agreements prior to making third-party disclosures, (ii) providing non-public information that has not been previously provided to WellCare and is shared with third parties to WellCare substantially concurrently with the time it is shared with such person, (iii) providing WellCare with notice and certain information with respect to such acquisition proposals and (iv) allowing WellCare matching rights); (b) the Company to terminate the merger agreement to enter into an acquisition agreement with a third-party with respect to a superior proposal; and (c) the Board of Directors to change its recommendation to the holders of UAM common stock in respect of the merger agreement due to an intervening event. See “The Merger Agreement—Covenants of the Company—Solicitation of Takeover Proposals” beginning on page 74, and “The Merger Agreement—Covenants of the Company—Fiduciary Out; Superior Proposals; Intervening Events” beginning on page 75.
Termination; Termination Fee and Damages
The merger agreement contains certain specified termination provisions, including, among others, a mutual termination right if the merger has not been consummated on or before June 19, 2017, which date may be extended until November 17, 2017, if as of June 19, 2017 all conditions to the closing of the merger have been satisfied or waived other than the conditions pertaining to antitrust and regulatory approval and the absence of any legal restraint that enjoins or prohibits consummation of the merger relating to antitrust or regulatory approvals or arises from legal actions initiated by a governmental authority. The Company must pay to WellCare an $18,000,000 termination fee (plus up to $2,000,000 for out-of-pocket expense reimbursement) if the merger agreement is terminated following a withdrawal, modification or amendment of the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in any manner adverse to WellCare, or if the Company terminates the merger agreement to enter into a definitive agreement with a third-party with respect to a “superior proposal”, as set forth in, and subject to the conditions of, the merger agreement. The Company also must pay to WellCare an $18,000,000 termination fee (plus up to $2,000,000 for out-of-pocket expense reimbursement) if the merger agreement is terminated for certain specified circumstances (and an acquisition proposal has been made by a third-party after the date of the merger agreement and not withdrawn prior to the special meeting) and the Company enters into a definitive agreement with respect to, or otherwise consummates, a competing proposal within 12 months after the termination of the merger agreement.
The merger agreement also provides that if the merger agreement is terminated on account of the willful and material (a) failure of any party to perform its covenants, obligations or agreements or (b) breach by any party of its representations or warranties contained in the merger agreement, then such party will be liable for any damages incurred or suffered by the other parties as a result of such failure or breach (which, in the case of damages sought by the Company, will take into account the consideration that would have otherwise been payable to the holders of UAM common stock or UAM preferred stock, as applicable, pursuant to the merger agreement and the loss of market value or stock price of the Company).
For further information, see “The Merger Agreement—Termination” beginning on page 85 and “The Merger Agreement—Effect of Termination; Termination Fee and Remedies” beginning on page 86.
Specific Performance
Under certain circumstances, a party to the merger agreement may seek specific performance to require the other party to complete the merger. Each party will be entitled to injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). See “The Merger Agreement—Specific Performance” beginning on page 88.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board of Directors, you should be aware that some of the Company’s executive officers and directors have interests in the merger that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. The Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Company stockholders adopt the merger agreement. These interests are discussed in “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52 and “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90.
Material U.S. Federal Income Tax Consequences of the Merger
The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in this Proxy Statement) will recognize a taxable gain or loss equal to the difference between the consideration received (prior to reduction for any applicable withholding taxes) in the merger and the U.S. holder’s adjusted tax basis in the shares of UAM common stock surrendered. A non-U.S. holder generally will not be subject to U.S. federal income tax on the gain, if any, recognized in the merger. See “The Merger (Proposal 1)—Certain Material U.S. Federal Income Tax Consequences” beginning on page 59 for a discussion of material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger.
Treatment of Preferred Stock
Unless, prior to the effective time of the merger, the Company has redeemed each share of UAM Series A preferred stock (referred to herein as “UAM preferred stock”), as required by the certificate of designation, WellCare will cause the surviving corporation to redeem, in whole and not in part, each share of UAM preferred stock that is issued and outstanding as of the effective time in accordance with the terms of the certificate of designation. If the merger is not consummated by April 29, 2017, then, in accordance with the certificate of designation, each share of UAM preferred stock must be redeemed on such date by the Company for cash in an amount equal to $25.00 per share, plus accumulated and unpaid dividends. For further information, see “The Merger (Proposal 1)—Treatment of Preferred Stock” beginning on page 55.
Treatment of Company Options and Restricted Shares
Pursuant to the terms of the merger agreement, as of the effective time of the merger, (x) each option (including performance options) to acquire shares of UAM common stock (referred to herein as a “Company Option”) that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the per share merger consideration over the per share exercise price of such Company Option multiplied by the aggregate number of shares of UAM common stock in respect of such Company Option immediately before the effective time of the merger and (y) each share of the Company’s restricted common stock (including performance shares) (referred to herein as a “Restricted Share”) that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive an amount in cash equal to the per share merger consideration in cash. The right to receive the foregoing cash amounts with respect to Company Options and Restricted Shares will vest and be payable (a) with respect to Company Options or Restricted Shares that are vested as of the effective time of the merger in accordance with their terms, at the effective time of the merger and (b) with respect to Company Options or Restricted Shares that are not vested in accordance with their terms at the effective time of the merger, in each case, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (i) the 12-month anniversary of the date that the effective time occurs (or the next payroll date following such anniversary) and (ii) the next payroll date following the date on which such Company Option or Restricted Share, as applicable, would have otherwise vested in accordance with its terms, and in all cases, without any interest for the period from the effective time of the merger until such date; provided, that, equity awards granted in 2017 to employees (which shall be in the form of Restricted Shares) will convert into an equivalent cash award based on the value of the per share merger consideration and shall vest and be payable in accordance with the scheduled vesting terms of such awards, without any interest for the period from the effective time of the merger until such date. In addition, with respect to all Company Options and Restricted Shares (including those awards granted in 2017), if the employment with WellCare (or any of its affiliates) of a holder of Company Options or Restricted Shares is, prior to the applicable payment date, terminated by WellCare (or any of its affiliates) for any reason other than “cause” or by the holder for “good reason” (in each case, as such term is defined in the merger agreement), the payment in respect of the Company Options or Restricted Shares, as applicable, will be accelerated to the next practicable payroll date after the date of termination. Company Options and Restricted Shares owned by members of management and the Board of Directors will be treated the same as outstanding Company Options and Restricted Shares held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time. For further information, see “The Merger (Proposal 1)—Treatment of Equity-Based Awards” beginning on page 54.
Appraisal Rights
Holders of UAM common stock outstanding immediately prior to the effective time who oppose the merger may exercise their right to seek appraisal of the fair value of their shares of UAM common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they (a) have not voted in favor of the merger or consented to it in writing, (b) have continuously held such UAM common stock through the effective time of the merger, and (c) are entitled to demand and have demanded the appraisal of such shares in accordance with, and have complied in all respects with, the procedures of Section 262 of the General Corporation Law of the State of Delaware, which is the appraisal rights statute applicable to Delaware corporations. A copy of Section 262 of the General Corporation Law of the State of Delaware is included as Appendix B to this Proxy Statement and the procedures are summarized in this Proxy Statement. Holders of UAM common stock considering seeking appraisal should be aware that this appraisal amount could be more than, the same as or less than the per share merger consideration, that such holder would receive pursuant to the merger agreement if they did not seek appraisal of their shares of UAM common stock. Your failure to follow exactly the procedures specified under the General Corporation Law of the State of Delaware will result in the loss of your appraisal rights. For further information, see “The Merger (Proposal 1)—Appraisal Rights” beginning on page 55 and Appendix B to this Proxy Statement.

Anticipated Closing of the Merger
The merger will be completed after all of the conditions to the merger, as detailed above, are satisfied or waived. The Company currently expects the closing of the merger to occur in the second quarter of 2017, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release once the merger has been completed. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 84.
Additional Information
You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (referred to herein as the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company’s website at www.universalamerican.com. For a more detailed description of the additional information available, see “Where Stockholders Can Find More Information” beginning on page 100.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
SPECIAL MEETING
The following questions and answers, which are for your convenience only, briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting and are qualified in their entirety by the more detailed information contained elsewhere in this Proxy Statement. These questions and answers may not address all questions that may be important to you as a stockholder of UAM. You should still carefully read this entire Proxy Statement, including the attached appendices.
Q:	Why am I receiving these materials and who is soliciting my proxy?
A:	You are receiving this Proxy Statement and proxy card because you own shares of UAM common stock. The Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting. The enclosed proxy is being solicited by the Company on behalf of the Board of Directors.
Q:	When and where is the special meeting?
A:	The special meeting will be held on [●], 2017, at 10:00 a.m. (Eastern Time), at the offices of the Company, located at 44 South Broadway, White Plains, New York 10601.
Q:	Upon what am I being asked to vote on at the special meeting?
A:	You are being asked:
1.	to consider and vote on a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of WellCare;
2.	to consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with, and items of compensation payable to, the Company’s named executive officers that are based on or otherwise related to the merger (the “golden parachute” compensation); and
3.	to consider and vote on a proposal to adjourn or postpone the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
Q:	Why is the merger being proposed?
A:	The Company’s purpose in proposing the merger is to enable holders of UAM common stock to receive, upon completion of the merger, $10.00 per share in cash, without interest and less applicable withholding taxes. After careful consideration, the Board of Directors has unanimously (a) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (c) directed that the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the holders of UAM common stock that they adopt the merger agreement. For a more detailed discussion of the conclusions, determinations and reasons of the Board of Directors for recommending that the Company undertake the merger on the terms of the merger agreement, see “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 37.
Q:	What will happen in the merger?
A:	Pursuant to the merger, Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become an indirect wholly owned subsidiary of WellCare. As a result of the merger, UAM common stock will no longer be publicly traded, and you will no longer have any interest in the Company’s future earnings or growth. In addition, UAM common stock will be delisted from the New York Stock Exchange (referred to herein as the “NYSE”) and deregistered under the Securities Exchange Act of 1934, as amended (referred to herein as the “Exchange Act”), and the Company will no longer be required file periodic reports with the SEC with respect to UAM common stock, in each case in accordance with applicable law, rules and regulations.
Q:	What will I receive in the merger?
A:	If the merger is completed, as a holder of UAM common stock, you will be entitled to receive $10.00 in cash, without interest and less any applicable withholding taxes, for each share of UAM common stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of UAM common stock, you will receive $1,000.00 in cash in exchange for your shares of UAM common stock, without giving effect to any applicable withholding taxes (other than (a) shares of UAM common stock held in the treasury of the Company or owned by the Company or any of its wholly owned subsidiaries, (b) shares of UAM common stock owned by WellCare or any of its affiliates (including Merger Sub), and (c) shares of UAM common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected (and not withdrawn or waived) their appraisal rights in compliance with Section 262 of the General Corporation Law of the State of Delaware). You will not own any shares of the capital stock in the surviving corporation.
Q:	What happens to my stock options if the merger is completed?
A:	Pursuant to the terms of the merger agreement, as of the effective time of the merger, each Company Option that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the per share merger consideration over the exercise price of such Company Option multiplied by the aggregate number of shares of UAM common stock in respect of such Company Option immediately before the effective time of the merger. The right to receive the foregoing cash amounts with respect to Company Options will vest and be payable (a) with respect to Company Options that are vested as of the effective time of the merger in accordance with their terms, at the effective time of the merger and (b) with respect to Company Options that are not vested in accordance with their terms at the effective time of the merger, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (i) the 12-month anniversary of the date that the effective time occurs (or the next payroll date following such anniversary) and (ii) the next payroll date following the date on which such Company Option would have otherwise vested in accordance with its terms, and in all cases, without any interest for the period from the effective time of the merger until such date. In addition, if the employment with WellCare (or any of its affiliates) of a holder of Company Options is, prior to the applicable payment date, terminated by WellCare (or any of its affiliates) for any reason other than “cause” or by the holder for “good reason” (in each case, as such term is defined in the merger agreement), the payment in respect of the Company Options will be accelerated to the next practicable payroll date after the date of termination. Company Options owned by members of management and the Board of Directors will be treated the same as outstanding Company Options held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time.
Q:	What happens to my restricted shares if the merger is completed?
A:	Pursuant to the terms of the merger agreement, as of the effective time of the merger, each Restricted Share that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive the per share merger consideration in cash. The right to receive the foregoing cash amounts with respect to Restricted Shares will vest and be payable (a) with respect to Restricted Shares that are vested as of the effective time of the merger in accordance with their terms, at the effective time of the merger and (b) with respect to Restricted Shares that are not vested in accordance with their terms at the effective time of the merger, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (i) the 12-month anniversary of the date that the effective time occurs (or the next payroll date following such anniversary) and (ii) the next payroll date following the date on which such Restricted Share would have otherwise vested in accordance with its terms, and in all cases, without any interest for the period from the effective time of the merger until such date. Notwithstanding the foregoing, equity awards granted in 2017 to employees (which will be in the form of Restricted Shares) will convert into an equivalent cash award based on the value of the per share merger consideration and shall vest and be payable in accordance with the scheduled vesting terms of such awards, without any interest for the period from the effective time of the merger until such date. In addition, if the employment with WellCare (or any of its affiliates) of a holder of Restricted Shares is, prior to the applicable payment date, terminated by WellCare (or any of its affiliates) for any reason other than “cause” or by the holder for “good reason” (in each case, as such term is defined in the merger agreement), the payment in respect of the Restricted Shares, as applicable, will be accelerated to the next practicable payroll date after the date of termination. Restricted Shares owned by members of management and the Board of Directors will be treated the same as outstanding Restricted Shares held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time.
Q:	How does the per share merger consideration compare to the market price of UAM common stock prior to announcement of the merger?
A:	The $10.00 per share merger consideration represents a premium of approximately (a) 12.5% relative to the Company’s closing stock price on November 16, 2016, the last trading day before the announcement of the transaction, (b) 27.0% compared to the 30-day volume-weighted average price (referred to herein as “VWAP”) for the period ended on November 16, 2016, (c) 34.4% compared to the 60-day VWAP for the period ended on November 16, 2016, and (d) 30.2% compared to the closing stock price on October 20, 2016, the last full trading day prior to WellCare’s indication of interest.
Q:	What happens to my preferred stock if the merger is completed?
A:	Unless the Company has redeemed each share of UAM preferred stock, prior to the effective time, as required by the certificate of designation, WellCare will cause the surviving corporation to redeem on the business day immediately following the merger, in whole and not in part, each share of UAM preferred stock that is issued and outstanding as of the effective time in accordance with the terms of the certificate of designation.
Q:	What is the recommendation of the Board of Directors?
A:	Based on the factors described in “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 37, and “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90, the Board of Directors recommends that you vote:
—	“FOR” the adoption of the merger agreement (Proposal 1);
—	“FOR” approval of the “golden parachute” compensation (Proposal 2); and
—	“FOR” the approval of the adjournment or postponement of the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal 3).
Q:	Who can attend and vote at the special meeting?
A:	All holders of UAM common stock at the close of business on [●], 201[●], the record date for the special meeting, will be entitled to vote (in person or by proxy) on the merger agreement at the special meeting or any adjournments or postponements of the special meeting.

Q:	What vote is required to adopt the merger agreement?
A:	The merger agreement will be adopted by the affirmative vote of a majority of the shares of UAM common stock outstanding on the record date. Because the required vote is based on the number of shares of UAM common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the adoption of the merger agreement (Proposal 1).
Because the advisory vote to approve the “golden parachute” compensation (Proposal 2) and approval of the adjournment or postponement proposal (Proposal 3) require the affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat, abstentions will have the same effect as a vote “AGAINST” the “golden parachute” compensation and adjournment or postponement proposal, and broker non-votes will have no effect on the outcome of the “golden parachute” compensation and adjournment or postponement proposal. See “Adjournment or Postponement of the Special Meeting (Proposal 3)” beginning on page 94.
The Company urges you to either complete, execute and return the enclosed proxy card or submit your proxy or voting instructions by Internet, by telephone or by mail to assure the representation of your shares of UAM common stock at the special meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner of UAM common stock does not receive instructions from such beneficial owner with respect to the merger proposal (Proposal 1), the proposal to approve “golden parachute” compensation (Proposal 2), or the adjournment or postponement proposal (Proposal 3), counted separately.
Q:	How are votes counted?
A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, and separately count votes in respect of each proposal.
Q:	What is a quorum?
A:	A quorum will be present if holders of a majority of all outstanding shares of UAM common stock entitled to vote on a matter at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained. If you submit a proxy, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in the name of a broker, and you do not tell the broker how to vote your shares on at least one of the proposals presented in this Proxy Statement, such shares will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.
Q:	How many votes do I have?
A:	You have one vote for each share of UAM common stock that you own as of the record date.
Q:	May I vote in person?
A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker and you wish to vote at the special meeting, you must obtain a proxy from such holder of record.
Q:	How do I vote my UAM common stock? What do I need to do now?
A:	Before you vote, you should read this Proxy Statement carefully and in its entirety, including the appendices, and carefully consider how the merger affects you. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If you do not wish to attend the special meeting, you can ensure that your shares are voted at the special meeting by granting a proxy either by:
—	Mail, by completing, signing, dating and mailing the proxy card or vote instruction card and returning it in the postage-paid envelope provided;
—	Telephone, by calling the toll-free number on the proxy card until 11:59 p.m. Eastern Time on [●], 2017. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day. If you submit a proxy by telephone, it is not necessary to return the proxy card by mail; or
—	The Internet, by submitting a proxy via the Internet until 11:59 p.m. (Eastern Time) on [●], 2017. The website for submitting a proxy via the Internet is www.proxyvote.com, and is available 24 hours per day. Instructions on how to submit a proxy via the Internet are located on the proxy card enclosed with this Proxy Statement. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting form. If you submit a proxy via the Internet, it is not necessary to return the proxy card by mail.
For more information on how to vote your shares, see “The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information” beginning on page 24 and “The Special Meeting—How You Can Vote” beginning on page 26.
Q:	What is a proxy?
A:	A proxy is your legal designation of another person to vote your share of UAM common stock. This written document describing the matters to be considered and voted on at the special meeting is a called a proxy statement. The document used to designate a proxy to vote your shares of UAM common stock is called a proxy card.
Q:	If a stockholder gives a proxy, how are the UAM common stock voted?
A:	Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your UAM common stock in the way that you indicate. When completing the Internet or Telephone processes or the proxy card, you may specify whether your UAM common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your shares of UAM common stock should be voted on a matter, the UAM common stock represented by your properly signed proxy will be voted “FOR” the merger proposal (Proposal 1), “FOR” the proposal to approve “golden parachute” compensation (Proposal 2), and “FOR” the adjournment or postponement proposal (Proposal 3).
Q:	What happens if I do not vote?
A:	The vote to adopt the merger agreement is based on the total number of shares of UAM common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of UAM common stock upon completion of the merger, unless you properly exercise (and do not withdraw or waive) your appraisal rights. See “The Special Meeting” and “The Merger (Proposal 1)—Appraisal Rights” beginning on pages 24 and 55, respectively, and Appendix B to this Proxy Statement.
The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or WellCare and is not a condition to completion of the merger. If the merger agreement is approved and adopted by the holders of UAM common stock and completed, the “golden parachute”

compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the golden parachute compensation.
Q:	What happens if I do not return a proxy card by mail, vote via the Internet or telephone or attend the special meeting and vote in person?
A:	Your failure to return your proxy card by mail, vote via the Internet or telephone or attend the special meeting and vote in person, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:
—	giving written notice of revocation to the Company’s corporate secretary that you would like to revoke your proxy;
—	submitting another proper proxy via the Internet, by telephone or by a later-dated written proxy; or
—	attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.
If you have instructed a broker to vote your shares of UAM common stock, you must follow directions received from your broker to change those instructions.
Q:	What if I am a beneficial owner rather than a holder of record?
A:	If you hold your shares with a broker, you are considered to be the beneficial owner of shares held in “street name”. Your broker, who is considered to be the holder of record with respect to your shares, is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by filling out the voting instruction form provided by your broker. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the special meeting, but you must obtain a legal proxy from the holder of record of your shares in order to vote in person at the special meeting.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? What if I fail to instruct my broker?
A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement (Proposal 1), but will have no effect for purposes of the approval of the advisory (non-binding) vote on the “golden parachute” compensation (Proposal 2) and the proposal to adjourn or postpone the special meeting, if necessary or appropriate, or to solicit additional proxies (Proposal 3). The instructions set forth below apply to stockholders of record (also referred to herein as “registered holders”) only and not those whose shares are held in the name of a nominee.
Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.
Q:	What happens if I sell my shares of UAM common stock before the special meeting?
A:	If you transfer your shares of UAM common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.
Q:	What does it mean if I receive more than one set of proxy materials?
A:	This means you own shares of UAM common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.
Q:	Have any stockholders already agreed to adopt the merger?
A:	No.
Q:	Who will own the Company after the merger?
A:	Immediately following the closing of the merger, the Company will be an indirect wholly owned subsidiary of WellCare, a publicly traded company.
Q:	What are the consequences of the merger to present members of management and the Board of Directors?
A:	Shares of UAM common stock owned by members of management and the Board of Directors will be treated the same as shares held by other holders of UAM common stock. Company Options and Restricted Shares owned by members of management and the Board of Directors will be treated the same as outstanding Company Options and Restricted Shares held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time. For other payments and benefits to the Company’s named executive officers that are tied to or based on the merger, see “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90.
Q:	Is the merger subject to the satisfaction of any conditions?
A:	Yes. The completion of the merger is subject to the satisfaction or waiver of the conditions described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 84. These conditions include, among others:
—	the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of UAM common stock entitled to vote;
—	the expiration or termination of the regulatory waiting period under HSR Act;
—	the receipt of all consents or the making of all required notices with respect to the TDI and NYDFS (such consents, referred to herein as the “required Company consents”);

—	the absence of any order or law of any governmental entity that restrains, enjoins or otherwise prohibits the consummation of the merger;
—	the absence of a material adverse effect on the Company since the date of the merger agreement;
—	the Company’s, WellCare’s and Merger Sub’s performance in all material respects of their obligations under the merger agreement; and
—	the accuracy of the Company’s, WellCare’s and Merger Sub’s representations and warranties (subject in certain cases to certain materiality, knowledge and other qualifications).
Q:	If the merger is completed, how will I receive cash for my shares?
A:	If the merger agreement is adopted and the merger is consummated, and if you are the holder of record of your shares of UAM common stock immediately prior to the effective time of the merger (i.e., you have a stock certificate), you will be sent a letter of transmittal to complete and return to a paying agent to be designated by WellCare (referred to herein as the “paying agent”). In order to receive the $10.00 per share in cash, without interest and less any applicable withholding taxes, you must send the paying agent your validly completed letter of transmittal together with your UAM common stock certificates and other required documents as instructed in the separate mailing. Once you have properly submitted a completed letter of transmittal, you will receive cash for your shares. If your shares of UAM common stock are held in “street name” by your broker, you will receive instructions after the effective time of the merger from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.
Q:	What are the U.S. federal income tax consequences of the merger?
A:	The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined below in this Proxy Statement) will recognize a taxable gain or loss in an amount equal to the difference between the consideration received in the merger (prior to reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares of UAM common stock surrendered. A non-U.S. holder generally will not be subject to U.S. federal income tax on the gain, if any, recognized in the merger. See “The Merger (Proposal 1)—Certain Material U.S. Federal Income Tax Consequences” beginning on page 59 for a discussion of the material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The tax consequences of the merger will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger.
Q:	When do you expect the merger to be completed?
A:	In order to complete the merger, the closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the second quarter of 2017, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not adopted by the holders of UAM common stock or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of UAM common stock in connection with the merger agreement. Instead, UAM will remain an independent public company, UAM common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC with respect to UAM common stock. Under specified circumstances, the Company may be required to pay to WellCare a fee with respect to the termination of the merger agreement, or may be entitled to seek damages from WellCare, as described under “The Merger Agreement—Effect of Termination; Termination Fee and Remedies” beginning on page 86.
Q:	Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable to certain of the Company’s named executive officers in connection with the merger?
A:	The SEC rules require the Company to seek an advisory (non-binding) vote with respect to certain payments that will be made to the Company’s named executive officers in connection with the merger.
Q:	What is the “golden parachute” compensation?
A:	The “golden parachute” compensation is certain compensation that is tied to or based on the merger and payable to certain of the Company’s named executive officers. See “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90.
Q:	What vote is required to approve the advisory (non-binding) proposal on “golden parachute” compensation payable to certain of the Company’s named executive officers in connection with the merger?
A:	The affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat is required for approval of the advisory (non-binding) proposal on “golden parachute” compensation.
Q:	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?
A:	Approval of the “golden parachute” compensation is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on the Company or WellCare. If the merger agreement is adopted by the holders of UAM common stock and completed, the “golden parachute” compensation will, subject to the terms of the applicable arrangements, be paid to the Company’s named executive officers even if holders of UAM common stock fail to approve the golden parachute compensation.
Q:	When should I send in my stock certificates?
A:	You should send your stock certificates together with the letter of transmittal after the merger is consummated and not now. You will receive the letter of transmittal following the consummation of the merger.
Q:	I do not know where my stock certificate is—how will I get my cash?
A:	The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.
Q:	What rights do I have to seek a valuation of my shares?
A:	Under Delaware law, stockholders who do not vote in favor of the merger may exercise appraisal rights, but only if they have not voted in favor of the merger or consented to it in writing and are entitled to demand and have demanded the appraisal of such shares in accordance with, and have complied in all respects with the procedures of Section 262 of the General Corporation Law of the State of Delaware, which is the appraisal statute applicable to Delaware corporations. See “The Merger (Proposal 1)—

Appraisal Rights” beginning on page 55. A copy of Section 262 of the General Corporation Law of the State of Delaware is included as Appendix B to this Proxy Statement.
Q:	How can I contact Universal American’s Transfer Agent?
A:	UAM’s Transfer Agent is American Stock Transfer & Trust Company. You may contact them at the following address:
American Stock Transfer
6201 15th Avenue
Brooklyn, NY 11219
Tel: (877) 814-9688
Q:	Who will bear the cost of the proxy solicitation?
A:	The expense of soliciting proxies in the enclosed form will be borne by the Company. We have retained D.F. King & Co., Inc. (referred to herein as “D.F. King”) a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $15,000 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, e-mail, facsimile or other means of communication. No additional compensation will be paid for such services. See “Special Meeting—Expenses of Proxy Solicitation” beginning on page 27.
Q:	Who can help answer my questions?
A:	If you have any questions or need assistance voting your shares, please contact the Company’s proxy solicitor for the special meeting, “D.F. King”, toll-free at (800) 252-8173.

INTRODUCTION
This Proxy Statement and the accompanying form of proxy are being furnished to the holders of UAM common stock in connection with the solicitation of proxies by the Board of Directors for use at the special meeting of the UAM stockholders to be held on [●], 2017, at 10:00 a.m. (Eastern Time), at the offices of the Company, located at 44 South Broadway, White Plains, New York 10601.
The Company is asking the holders of UAM common stock to (a) vote on the adoption of the merger agreement, dated as of November 17, 2016, by and among the Company, WellCare and Merger Sub, (b) cast an advisory (non-binding) vote to approve “golden parachute” compensation payable under existing agreements to certain of the Company’s named executive officers in connection with the merger and (c) vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
If the merger is completed, the Company will continue as the surviving corporation and immediately following the closing of the merger, become an indirect wholly owned subsidiary of WellCare, and each share of UAM common stock owned by the Company’s stockholders immediately prior to the effective time of the merger, other than as provided below, will be cancelled and automatically converted into the right to receive $10.00 per share in cash, without interest and less any applicable withholding taxes (other than (a) shares of UAM common stock held in the treasury of the Company or owned by the Company or any of its wholly owned subsidiaries, (b) shares of UAM common stock owned by WellCare or any of its affiliates (including Merger Sub), and (c) shares of UAM common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected (and not withdrawn or waived) their appraisal rights in compliance with Section 262 of the General Corporation Law of the State of Delaware).

THE COMPANIES
Universal American Corp.
The Company, through its family of healthcare companies, provides health benefits to people covered by Medicare. UAM’s core strength is its ability to partner with providers, especially primary care physicians, to improve health outcomes while reducing cost in the Medicare population. The Company is currently focused on two main businesses:
—	Medicare Advantage: UAM serves the growing Medicare population by providing Medicare Advantage products to approximately 114,400 members as of September 30, 2016. Approximately 32% of the Medicare population in the United States is currently enrolled in Medicare Advantage plans; a type of Medicare health plan offered by private companies that contract with the federal government to provide enrollees with health insurance.
—	Management Services Organization (MSO): UAM believes there is a significant opportunity to address the high cost and lack of coordination of health care for the majority of the Medicare fee-for-service population and have joined with provider groups to operate Accountable Care Organizations, or ACOs, that participate in the Medicare Shared Savings Program, known as the MSSP and the Next Generation ACO model. As of September 30, 2016, UAM operated 22 MSSP ACOs and one Next Generation ACO, with approximately 236,800 assigned Medicare fee-for-service beneficiaries.
Please see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and the Company’s Annual Report on Form 10-K for a more complete description of UAM and its business. The Company’s address is:
Universal American Corp.
44 South Broadway
White Plains, New York 10601
Telephone: (914) 934-0700
WellCare Health Plans, Inc.
WellCare is a leading managed care company, headquartered in Tampa, Florida, focusing exclusively on government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare prescription drug plans to families, children, seniors and individuals with complex medical needs. As of September 30, 2016, WellCare served approximately 3,800,000 members in all 50 states and the District of Columbia. WellCare estimates that it is among the largest managed care organizations providing Medicaid managed care services plans, Medicare Advantage plans and prescription drug plans, as measured by membership. WellCare believes that its broad range of experience and government focus allows it to effectively serve its members, partner with its providers, government clients and communities WellCare serves, and efficiently manage its ongoing operations.
As of September 30, 2016, WellCare operated Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New Jersey, New York and South Carolina. In addition, WellCare offered Medicare Advantage coordinated care plans in Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Kentucky, Louisiana, Mississippi, New Jersey, New York, South Carolina, Tennessee and Texas. WellCare also offered stand-alone Medicare prescription drug plans in all 50 states and the District of Columbia. Please see WellCare’s Annual Report on Form 10-K for a more complete description of WellCare and its business. WellCare’s address is:

WellCare Health Plans, Inc.
8735 Henderson Road, Renaissance One
Tampa, Florida 33634
Telephone: (813) 290-6200
Wind Merger Sub, Inc.
Merger Sub, an indirect wholly owned subsidiary of WellCare, is a Delaware corporation that was formed solely for the purpose of effecting the merger. At the effective time of the merger, Merger Sub will merge with and into the Company and the name of the surviving company will be Universal American Corp.  Merger Sub has not conducted any activities other than those incidental to its formation and the merger. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub’s address is:
Wind Merger Sub, Inc.
c/o WellCare Health Plans, Inc.
8735 Henderson Road, Renaissance One
Tampa, Florida 33634
Telephone: (813) 290-6200

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION
This Proxy Statement, and the documents incorporated by reference in this Proxy Statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on UAM’s management’s reasonable current assumptions and expectations, including the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this Proxy Statement or elsewhere as a result of new information, future events or otherwise, except as required by law.
In addition to the factors discussed elsewhere in this Proxy Statement or incorporated by reference in this document, other risks, uncertainties and other important factors and matters, all of which are difficult to predict, that could cause actual results to differ materially from those discussed in the forward-looking statements include, among others:
—	the timing to consummate the merger;
—	the outcome of any legal proceeding that may be instituted against the Company or others relating to the merger agreement;
—	negative effects from the pendency of the merger agreement, including business uncertainty and contractual restrictions;
—	the effect of the announcement of the merger on the relationships between the Company and its doctors, members, beneficiaries, agents and vendors;
—	the effect of the announcement of the merger on the Company’s operating results and business generally;
—	the risk that a condition to the closing of the merger may not be satisfied and the merger may not be consummated;
—	the risk of the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
—	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;
—	the ability of the Company to timely receive the required approval of its stockholders;
—	the risk that the merger does not occur for any other reason;
—	the possibility that costs or difficulties related to the merger will be greater than expected;
—	the risk of unforeseen material adverse changes to the Company’s business and operations;
—	the diversion of management time on merger-related issues and other risks described in the risk factors sections included or incorporated by reference in this Proxy Statement;

—	the risk that UAM may experience damage to its reputation;
—	the effect of extensive government regulation on UAM;
—	the risk of downgrades in debt ratings, or corporate credit ratings of UAM;
—	industry performance, general business, economic, regulatory and market and financial conditions; and
—	the risk that market, social and political conditions (such as changes in government, war, political unrest and terrorism), pandemics, cyber-attacks or breaches, natural disasters or unfavorable economic conditions could have unpredictable negative effects on the Company’s business or results of operations.
All subsequent written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained throughout this Proxy Statement.  All information contained in this Proxy Statement concerning WellCare and Merger Sub has been supplied by WellCare and Merger Sub, as applicable, and has not been independently verified by the Company.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
The enclosed proxy is being solicited by the Company on behalf of the Board of Directors for use at a special meeting of the holders of the UAM common stock to be held on [●], 2017, at 10:00 a.m. (Eastern Time), or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying notice of special meeting. The special meeting will be held at the offices of the Company, located at 44 South Broadway, White Plains, New York 10601.
At the special meeting, the holders of UAM common stock will be asked to consider and vote on a proposal to adopt the merger agreement. The holders of UAM common stock will also be asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable to the Company’s named executive officers under existing agreements of the Company’s named executive officers in connection with the merger. Further, the holders of UAM common stock will also be asked to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
The Company does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.
Board Recommendation
On November 16, 2016, after careful consideration, the Board of Directors unanimously (a) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (c) directed that the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the holders of UAM common stock that they adopt the merger agreement.  For a discussion of the material factors considered by the Board of Directors in reaching its conclusions, see “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 37.
Accordingly, the Board of Directors unanimously recommends a vote “FOR” the proposal to adopt the merger agreement (Proposal 1). The Board also unanimously recommends a vote “FOR” the nonbinding proposal on golden parachute compensation (Proposal 2) compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal 3).
Record Date; Stockholders Entitled to Vote; Quorum; Voting Information
We have fixed [●], 2017 as the record date for the special meeting. Only holders of record of UAM common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. At the close of business on the record date, [●] shares of UAM common stock were outstanding and entitled to vote. A list of the holders of UAM common stock as of the record date will be available for review at the Company’s executive offices during regular business hours after the date of this Proxy Statement and through the date of the special meeting. Each holder of record of UAM common stock on the record date will be entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of UAM common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.
All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.

If a stockholder’s shares of UAM common stock are held of record by a broker and such stockholder wishes to vote at the special meeting, such stockholder must obtain from the holder of record a proxy issued in such stockholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as broker non-votes. If your shares are held in the name of a broker and you do not tell the broker how to vote your shares on at least one of the proposals presented in this Proxy Statement, such shares will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting.
Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement, “FOR” the approval of the “golden parachute” compensation, “FOR” the approval of the proposal to adjourn or postpone the special meeting if there are not sufficient votes to adopt the merger agreement, and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.
Holders of record of UAM common stock may also vote in person by ballot at the special meeting.
The affirmative vote of holders of a majority of the outstanding shares of UAM common stock is required to adopt the merger agreement (Proposal 1). Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of UAM common stock, failure to vote your shares of UAM common stock (including failure to provide voting instructions if you hold through a broker) will have exactly the same effect as a vote against the merger agreement.
The advisory vote to approve the “golden parachute” compensation proposal (Proposal 2) and the vote to approve the adjournment or postponement proposal (Proposal 3) each require the affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat. As an abstention represents a share that is “entitled to vote” and is thus counted in the denominator for the purposes of determining the percentage approved, abstentions will have the same effect as a vote “AGAINST” the “golden parachute” compensation proposal (Proposal 2) and the adjournment or postponement proposal (Proposal 3). A proxy submitted without a vote by a broker (a broker non-vote) is not counted as a share “entitled to vote” because, as discussed above, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters. Thus broker non-votes will have no effect on the outcome of the advisory votes to approve either the “golden parachute” compensation proposal (Proposal 2) or the adjournment or postponement proposal (Proposal 3).
The vote to approve the “golden parachute” compensation (Proposal 2) is advisory only and will not be binding on the Company or WellCare and is not a condition to consummation of the merger. If the merger agreement is adopted by the holders of UAM common stock the merger is and completed, the “golden parachute” compensation will, subject to the terms of the applicable arrangements, be paid to the Company’s named executive officers even if the holders of UAM common stock fail to approve the golden parachute compensation.
With respect to the proposal to adjourn or postpone the special meeting if there are not sufficient votes to adopt the merger agreement (Proposal 3), the persons named as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies.
Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Company’s stock certificates for the payment of $10.00 per share in cash, without interest and less any applicable withholding taxes.

How You Can Vote
Each share of UAM common stock outstanding on [●], 201[●], the record date for stockholders entitled to vote at the special meeting, is entitled to one vote at the special meeting. The affirmative vote of holders of a majority of the shares of UAM common stock outstanding and entitled to vote is required to adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of UAM common stock, failure to vote your shares of UAM common stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement.
You may vote your shares in any of the following ways:
—	Submitting a Proxy by Mail. If you choose to have your shares voted at the special meeting by submitting a proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.
—	Submitting a Proxy by Telephone. You can have your shares voted at the special meeting by submitting a proxy by telephone by calling the toll-free number on the proxy card until 11:59 p.m. Eastern Time on [●], 2017. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day. If you submit a proxy by telephone, it is not necessary to return the proxy card by mail.
—	Submitting a Proxy by Internet. You can also have your shares voted at the special meeting by submitting a proxy via the Internet until 11:59 p.m. (Eastern Time) on [●], 2017. The website for submitting a proxy via the Internet is www.proxyvote.com, and is available 24 hours per day. Instructions on how to submit a proxy via the Internet are located on the proxy card enclosed with this Proxy Statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form. If you submit a proxy via the Internet, it is not necessary to return the proxy card by mail.
—	Voting in Person. You can also vote by appearing and voting in person at the special meeting.
If you choose to have your shares of UAM common stock voted at the special meeting by submitting a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If you properly sign your proxy card but do not mark the boxes indicating how your shares of UAM common stock should be voted on a matter, the UAM common stock shares represented by your signed proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of the “golden parachute” compensation and “FOR” the approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return your proxy card even if you plan to attend the special meeting in person.
Proxies; Revocation
The enclosed proxy is being solicited by the Company on behalf of the Board of Directors. The Company will not pay additional compensation to its directors, officers and employees for their solicitation efforts, but the Company will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. The Company will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. The Company will bear all costs of preparing, assembling, printing and mailing the notice of special meeting, this Proxy Statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. You may revoke and/or change your proxy at any time before it is voted at the special meeting by:

—	giving written notice of revocation to the Company’s corporate secretary that you would like to revoke your proxy;
—	submitting another proper proxy via the Internet, by telephone or by a later-dated written proxy; or
—	attending the special meeting and voting by paper ballot in person at the special meeting. Your attendance at the special meeting alone will not revoke your proxy.
If you have instructed a broker to vote your shares of UAM common stock, you must follow directions received from your broker to change those instructions.
Expenses of Proxy Solicitation
The Company will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of the Company may solicit proxies; however, they will not be paid additional or special compensation for soliciting proxies. The Company will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and the Company will reimburse those holders for their reasonable expenses in performing those services. D.F King has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of approximately $15,000. The Company will reimburse D.F. King for reasonable expenses and costs incurred by D.F. King in connection with its services.
Adjournments or Postponements
Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for the adoption of the merger agreement, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies (Proposal 3) requires the affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat. Any signed proxies received by the Company that approve the proposal to adjourn or postpone the special meeting will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow holders of UAM common stock who have already sent in their proxies to revoke them at any time prior to their use.
Rights of Stockholders Who Object to the Merger
Stockholders are entitled to statutory appraisal rights under Section 262 of the General Corporation Law of the State of Delaware in connection with the merger. This means that if the merger is completed, holders of UAM common stock outstanding immediately prior to the effective time who (a) have not voted in favor of the merger, (b) have continuously held such UAM common stock through the effective date, and (c) are entitled to demand and have demanded the appraisal of such shares in accordance with, and have complied in all respects with the procedures of Section 262 of the General Corporation Law of the State of Delaware, may be entitled to have the “fair value” of their shares determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the $10.00 per share merger consideration. The ultimate amount received in an appraisal proceeding may be more than, the same as or less than the amount that would have been received under the merger agreement.
To exercise appraisal rights, a dissenting holder of UAM common stock must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and must NOT vote, in person or by proxy, in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under Section 262 of the General Corporation Law of the State of Delaware will result in the loss of appraisal rights. In addition, the Court of Chancery of the State of Delaware will dismiss appraisal proceedings as to all holders of shares of UAM common stock who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of UAM common stock, (b) the value of aggregate per share merger consideration for such total number of shares of UAM common stock exceeds $1,000,000, or (c) the merger was approved pursuant to § 253 or § 267 of the General Corporation Law of the State of Delaware. See “The Merger (Proposal 1)—Appraisal Rights” beginning on page 55 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix B to this Proxy Statement.
Other Matters
The Board of Directors is not aware of any business to be brought before the special meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.
Questions and Additional Information
If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact the Company’s proxy solicitor, D.F. King, toll-free at (800) 252-8173.

THE MERGER (PROPOSAL 1)
Overview
The following subsections of this Proxy Statement describe material aspects of the proposed merger. Although the Company believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this Proxy Statement and incorporated into this Proxy Statement by reference. You should carefully read this entire Proxy Statement and the other documents the Company refers you to for a more complete understanding of the merger. You may obtain additional information without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page 100.
The parties to the merger agreement currently expect to complete the merger in the second quarter of 2017. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, if it is completed at all.
The Company is seeking the adoption of the merger agreement by the holders of UAM common stock. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will merge with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of WellCare. After careful consideration, the Board of Directors unanimously (a) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (c) directed that the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the holders of UAM common stock that they adopt the merger agreement.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, the representatives of UAM and other parties.
As part of the ongoing evaluation of UAM’s business, UAM’s senior management and the Board of Directors periodically review UAM’s performance, future growth prospects, the regulatory environment and overall strategic direction and consider potential opportunities to strengthen its businesses and enhance stockholder value. These reviews have included consideration of a variety of strategic alternatives, including investments, acquisitions, dispositions, financial and strategic transactions and other business combination transactions with third parties, that would further UAM’s strategic objectives and could enhance its ability to serve customers and create stockholder value, and the potential benefits and risks of those investments and transactions in light of, among other things, the healthcare industry environment and UAM’s competitive position.
On April 29, 2011, a predecessor entity to UAM consummated the sale of its Medicare Part D Business to CVS Caremark Corporation (which is referred to herein as the “CVS transaction”). Since 2010, holders of UAM common stock have received dividends and other cash payments totaling $19.35 per share, including amounts paid in the CVS transaction.
Since the closing of the CVS transaction, through 2016, as part of its ongoing strategic review activities, UAM, with the assistance of its financial and legal advisors, engaged in frequent discussions with numerous third parties (strategic and financial) regarding a variety of potential business combination transactions, including conducting several formal strategic alternative processes to solicit interest for the potential sale of all or material portions of UAM. None of these discussions and processes resulted in an offer for UAM or any of its constituent businesses that was acceptable to UAM’s management and the Board of Directors until WellCare’s offer in November 2016 with respect to the merger.
The Early 2015 Process
Following on several discussions of strategic alternatives that the Board of Directors had engaged in at its meetings since late-2014, on February 13, 2015, the Board of Directors held a meeting, which was attended by UAM’s management, and discussed strategic alternatives available to the Company, including the universe of potential third parties that might be interested in acquiring UAM and/or portions of UAM and the likelihood of such a transaction. Around that time, the Company had been in informal discussions with two parties (which are referred to herein as “Party A” and “Party B”), each of whom entered into a confidentiality agreement with the Company, regarding a potential acquisition of the Company. Representatives of UAM’s legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (referred to herein as “Paul Weiss”), attended the meeting and reviewed various legal considerations associated with the strategic alternatives and the directors’ fiduciary duties. At the conclusion of the meeting, the Board of Directors authorized UAM’s management to contact a leading global investment bank (which is referred to herein as the “Prior Financial Advisor”) to assist the Company in its review of strategic alternatives and contact various third parties to explore interest in a potential transaction. Thereafter, at the direction of the Board of Directors, UAM’s management held various discussions with the Prior Financial Advisor and requested that the Prior Financial Advisor prepare an assessment of the strategic alternatives available to UAM, a financial analysis of UAM, and an analysis of the mergers and acquisitions market and the healthcare industry.
In February 2015, at the direction of the Board of Directors, UAM and the Prior Financial Advisor commenced a targeted process to explore the sale of UAM (which is referred to herein as the “Early 2015 Process”), during which several potential acquirers were contacted. In addition, management continued discussions with Party A and Party B. The Company entered into confidentiality agreements with various third parties and, with the assistance of the Prior Financial Advisor and Paul Weiss, prepared and distributed a Confidential Information Memorandum to such third parties, held management meetings with the potential acquirors and responded to various due diligence requests. However, no attractive indications of interest were received by UAM during the Early 2015 Process, and the Board of Directors did not authorize any additional action with respect to the Early 2015 Process.
The 2015-2016 Strategic Review Process
Throughout the summer of 2015, UAM’s management and the Board of Directors discussed the recent consolidation in the managed care industry, the increase in public and private market valuations for healthcare companies and opportunities for UAM to increase stockholder value, including opportunities to optimize the value of the Company’s ACO business and efforts to sell the Company’s traditional insurance business (referred to herein as the “Traditional Insurance Business”) in order to enhance stockholder value. On August 6, 2015, the Board of Directors held a meeting, which was attended by UAM’s management, to discuss, among other things, engaging a financial advisor to assist the Company in reviewing strategic alternatives for the Company’s ACO business. At the direction of the Board of Directors, UAM’s management and several members of the Board of Directors interviewed various financial advisors (including MTS) to assist the Company with its review of strategic alternatives. During this period, the Company had been in discussions with Party A and Party B regarding a possible acquisition of all or a material portion of the Company. On September 22, 2015, the Board of Directors met and unanimously approved engaging MTS and requested that MTS prepare a preliminary assessment of the strategic alternatives available to UAM to be delivered to the Board of Directors at an upcoming Board of Directors meeting.
At a meeting of the Board of Directors on October 22, 2015, which was attended by representatives from MTS and UAM’s management, MTS presented an analysis regarding strategic alternatives available to the Company. At the meeting, the Board discussed the various strategic processes previously conducted by the Company and the third parties that may be interested in pursuing a transaction with the Company, including strategic buyers and financial buyers. At the meeting, the Board of Directors also discussed the ongoing discussions with Party A and Party B. Based on these discussions, the Board of Directors decided to explore various strategic alternatives including the continuance of the operations of UAM’s businesses on a standalone basis, opportunities to optimize the value of the ACO business and certain sale transaction alternatives, including (a) a potential sale of UAM as a whole (which is referred to herein as a “whole company transaction”), and (b) a potential sale of UAM’s Texas Medicare Advantage business and the related Texas ACO businesses (which are referred to herein, together with the Texas Medicare

Advantage business, as the “Texas Businesses”)(which transaction is referred to herein as a “Texas Businesses transaction”).
Outreach to Potential Bidders
Following the October 22, 2015 meeting, UAM began a process to explore various strategic alternatives (which process is referred to herein as the “Strategic Review Process”).
In the fall of 2015, members of the Board of Directors received inquiries from WellCare regarding its general interest in acquiring UAM. Thereafter, in early November 2015, certain members of the Board of Directors met with WellCare to discuss a possible transaction. On November 13, 2015, the Board of Directors met to discuss the Strategic Review Process. Representatives from UAM’s management, MTS and Paul Weiss also attended the meeting. Representatives from Paul Weiss and Mr. Wolk reviewed legal considerations associated with the Strategic Review Process, including director fiduciary duties.  During the course of the Strategic Review Process, the Board of Directors held regularly scheduled meetings at which UAM’s management and the Board of Directors, often with the assistance of MTS and Paul Weiss, discussed the then-current status of the Strategic Review Process.
As part of the Strategic Review Process, UAM and MTS contacted 11 potential acquirers (including both potential strategic acquirers (including WellCare) and potential financial sponsors) that UAM and MTS believed were reasonably likely to have an interest in pursuing a Texas Businesses transaction or a whole company transaction based on, among other things, (a) the then-existing businesses of such potential acquirers, (b) pending transactions in the healthcare industry, (c) historical discussions with UAM, including in connection with the Early 2015 Process, (d) the historical involvement of such parties in merger and acquisition activity in the healthcare industry, and (e) in the case of financial sponsors, their prior experience and interest in managed care.
As part of the Strategic Review Process, UAM also sought to divest itself of noncore assets in a separate process and on October 8, 2015, UAM announced that it entered into a definitive agreement to sell its Traditional Insurance Business to Nassau Reinsurance Group Holdings, L.P., which sale was consummated on August 3, 2016.
Indications of Interest
As part of the Strategic Review Process, UAM negotiated and entered into confidentiality agreements with 10 interested parties. During November and December 2015, representatives of UAM and MTS met or had telephonic meetings with representatives of the potential acquirers and provided diligence materials to interested parties. Based on these discussions, several of the third parties indicated that they were not interested in pursuing a transaction, including Party A.
On January 7, 2016, at the direction of the Board of Directors, MTS delivered bid instruction letters requesting indications of interest to all four parties that continued to express interest in pursuing a transaction, which included WellCare, Party B, Party C and Party D. During January 2016, with the exception of Party B, each of the bidders indicated that they were not interested in pursuing a whole company transaction.
In late January 2016, MTS, on behalf of UAM, received the following indications of interest:
—	WellCare, Party C and Party D provided indications of interest for the Texas Businesses within various ranges from $350,000,000 – $425,000,000 (implying $4.12 – $5.01 per share at the time of such indications of interest); and
—	Party B provided a verbal indication of interest for a whole company transaction at a range of $6.75 – $7.25 per share in cash at the time of such indication of interest (with formal written confirmation of such indication of interest received by UAM on February 1, 2016).
Also in late January 2016, Molina Healthcare provided an indication of interest for UAM’s Total Care NY Medicaid Plan business (which is referred to herein as the “TotalCare Medicaid Business”).

Second Round Proposals
In February 2016, the Board of Directors determined that all bidders that provided a formal indication of interest would be allowed to proceed with additional due diligence, including meetings with members of the management team at the Company’s Houston, Texas offices. As a result, on February 29, 2016, MTS distributed second-round bid instruction letters to the four bidders and requested indications of interest with respect to a whole company transaction or a sale of the Texas Businesses, as applicable, by March 10, 2016, which was subsequently extended to March 17, 2016. In addition, during this period, UAM’s management and the Board of Directors met numerous times with the assistance of MTS and Paul Weiss to discuss various considerations related to a whole company transaction and a sale of the Texas Businesses and the potential value associated with the remaining businesses, including potential third parties that may be interested in investing in or acquiring the remaining businesses.
On March 17, 2016, MTS received second-round indications of interests from:
—	Party C for a taxable Texas Businesses transaction at a value of approximately $350,000,000 (implying $4.08 per share at the time of such indication of interest), which value was at the lower end of the range originally proposed by Party C;
—	WellCare for a non-taxable Texas Businesses transaction at a value of approximately $390,000,000 (implying $4.55 per share at the time of such indication of interest), which value was at the higher end of the range originally proposed by WellCare but included an escrow and other contingencies that could have lowered such value; and
—	Party B for a whole company transaction at a value of approximately $567,600,000 (implying $7.00 per share at the time of such indication of interest), contingent on the consummation of the Traditional Insurance Business sale, which value was at the midpoint of the range originally proposed by Party B.
April and May 2016 Negotiations
During this period, Party D indicated that it was no longer interested in pursuing a transaction. Thereafter, the Board of Directors and UAM’s management met on multiple occasions to discuss strategies to enhance the bids received and the Board of Directors authorized UAM’s management and MTS to contact the bidders to improve their bids. On April 5, 2016, Party B sent a revised and increased offer for a whole company transaction to MTS and UAM at a valuation of $7.20 per share (at the time of such indication of interest). As part of its bid, Party B removed the contingency relating to consummation of the Traditional Insurance Business sale and was prepared to establish a structure to enable the then ongoing litigation brought by UAM arising from UAM’s acquisition of APS Healthcare in 2012 (which litigation is referred to herein as the APS litigation) to be pursued on behalf of, and for the benefit of, the Company’s common stockholders and option holders pursuant to a contingent value right (which is referred to herein as the “Litigation CVR”).
On April 11, 2016, the Board of Directors held a telephonic meeting, which was attended by UAM’s management, and representatives of MTS and Paul Weiss, to discuss the Strategic Review Process, including the values of the bids received compared to the value that would be realized on a standalone basis, as well as whether the bids received could be improved. At the meeting, MTS informed the Board of Directors that WellCare had indicated that it was not prepared to improve its terms or the value of its last offer of $390,000,000 for the Texas Businesses. At the direction of the Board of Directors, MTS requested that Party B increase its offer and, on April 14, 2016, Party B provided a revised indication of interest containing a revised offer of $7.40 per share (at the time of such indication of interest), plus the Litigation CVR. Around this time, Party C informed MTS that it was prepared to increase its offer for the Texas Businesses to $450,000,000.
At a meeting of the Board of Directors on April 14, 2016, which was attended by representatives of MTS, Paul Weiss and UAM’s management, the Board of Directors authorized management to negotiate transaction documents with Party B with respect to a whole company transaction for $7.40 per share (at the time of such indication of interest), plus the Litigation CVR.  At the meeting, the Board of Directors requested that management arrange a presentation from Dechert LLP (which is referred to herein as Dechert), the law firm that represented UAM in the APS Litigation, regarding possible values that might be obtained in the APS Litigation.
Also as part of the Strategic Review Process, on April 19, 2016, UAM announced that it had entered into a definitive agreement to sell the TotalCare Medicaid Business to Molina for $41,300,000, which sale was completed on August 1, 2016.
Around this time, the Board of Directors decided not to pursue offers from either Party C or WellCare for the Texas Businesses because of the insufficiency of consideration offered by such bidders.
At a meeting of the Board of Directors held on April 21, 2016, which was attended by representatives of MTS, Paul Weiss, Dechert and UAM’s management, the Board of Directors discussed the terms of the proposal from Party B. In addition, Dechert discussed the APS Litigation and provided the Board of Directors with estimates of possible values that might be obtained in the APS Litigation. The Board of Directors also authorized Dechert to attempt to negotiate a settlement of the APS Litigation in an effort to monetize the value of the Litigation CVR.
Thereafter, until May 9, 2016, management and representatives of UAM negotiated transaction documents with Party B with respect to a whole company transaction. During this time, Party B continued to perform due diligence.
On May 5 and May 6, 2016, representatives of Party B held telephonic meetings with UAM’s Chief Executive Officer and representatives of MTS to discuss its offer for a whole company transaction and informed the Company that as a result of concerns identified in its due diligence investigation, Party B was reducing its offer to $6.75 per share (at the time of such indication of interest), plus the Litigation CVR. After further discussion with Party B, it agreed to revise its offer to $6.80 per share (at the time of such indication of interest), plus the Litigation CVR.
At a meeting of the Board of Directors on May 9, 2016, which was attended by representatives of MTS, Paul Weiss and UAM’s management, the Board of Directors considered whether or not to accept the revised offer from Party B. After careful consideration of the price and the terms of Party B’s offer, the Board of Directors decided not to accept such offer. Thereafter, MTS and UAM’s Chief Executive Officer held discussions with representatives from Party B and Party B indicated it was unwilling to increase the value of its offer.
June 2016 Stock Repurchase
At a meeting of the Board of Directors on May 26, 2016, which was attended by representatives of Paul Weiss and UAM’s management, the Board of Directors discussed the possibility of acquiring the outstanding shares of common stock of UAM held by Perry Corp. and its affiliated funds (such shares of common stock are referred to herein as the “Perry Shares”) and Welsh, Carson, Anderson & Stowe X, L.P. and its affiliated funds (such shares of common stock are referred to herein as the “WCAS Shares”). At the conclusion of this meeting, the Board of Directors (a) established a special committee of the Board of Directors consisting of directors disinterested in the repurchase (which is referred to herein as the “Special Committee”) to review (i) the potential acquisition of the Perry Shares and WCAS Shares and (ii) the alternative financing available to fund such a potential acquisition, including through the issuance of convertible notes, and (b) agreed to retain Goldman Sachs & Co. to assist with the potential acquisition of shares and related financing. Thereafter, the Special Committee retained Shearman & Sterling LLP as its legal counsel to advise the Special Committee in its review of UAM’s potential acquisition of the Perry Shares and the WCAS Shares and the related financing. The Special Committee was formed because Richard Perry and Sean Traynor, directors of UAM, were affiliated with Perry Corp. and Welsh, Carson, Anderson & Stowe, respectively. Following the May 26 meeting, the Special Committee negotiated the potential acquisition of the Perry Shares and WCAS Shares and the financing thereof.
On June 16, 2016, the Special Committee approved, and recommended that the Board of Directors authorize, the issuance of convertible senior notes (which are referred to herein as the “Convertible Notes”) and the stock purchase agreements to acquire the Perry Shares and the WCAS Shares for $6.80 per share. At a meeting of the Board of Directors on June 16, 2016, which was attended by representatives of Paul Weiss, Goldman Sachs and UAM’s management, the Board of Directors authorized the issuance of the Convertible Notes, and authorized UAM to enter into stock purchase agreements to acquire the Perry Shares and the WCAS Shares for $6.80 per share. The Board of Directors also formed a pricing committee to consider and approve the final terms of the Convertible Notes.
On June 27, 2016, at the direction of the Board of Directors, UAM purchased (a) 11,011,515 Perry Shares and (b) 7,098,775 WCAS Shares (which are referred to herein as the “June Repurchase”), which was funded from cash on hand and the proceeds of the sale of $115,000,000 of Convertible Notes. In connection with the June Repurchase, and pursuant to the terms of the stock purchase agreements for the acquisition of the Perry Shares and the WCAS Shares, as applicable, Richard Perry and Sean Traynor, respectively, resigned from their positions as members of the Board of Directors.
Proposal from WellCare
On September 6, 2016, Mr. Barasch received an unsolicited telephonic inquiry from Ken Burdick, WellCare’s Chief Executive Officer, expressing potential interest in acquiring UAM. Thereafter, Mr. Barasch informed the Board of Directors of Mr. Burdick’s expression of interest. The Board of Directors indicated to Mr. Barasch that given UAM’s prior strategic review process, the Board of Directors did not want to engage with WellCare unless such expression of interest provided substantial value for the Company’s stockholders and Mr. Barasch subsequently communicated such indication to Mr. Burdick.
On September 9, 2016, UAM entered into a settlement agreement to fully resolve the APS Litigation. Pursuant to the settlement agreement, UAM acquired all of the approximately 6,300,000 shares of common stock held by the defendants for an aggregate payment of $13,000,000.
On September 21, 2016, the Board of Directors met in person to review the Company’s business, prospects, the managed care environment, including potential M&A activity, and recent discussions with WellCare and Party B, which indicated that it was not prepared to increase its offer above its prior valuation.
On September 30, 2016, Mr. Burdick called Mr. Barasch and expressed a preliminary interest in exploring a possible whole company transaction at a value range of $9.50-$10.00 per share, which represented a premium of 26.7% to 33.3% above the closing price on the immediately preceding trading day.
Over the next couple of days, Mr. Barasch spoke with each member of the Board of Directors to discuss Mr. Burdick’s inquiry. Based on these discussions, it was the consensus of the Board of Directors for UAM’s management to meet with Mr. Burdick to provide Mr. Burdick with an opportunity to further outline his interest in a potential transaction, including valuation and the timing related thereto.
On October 4, 2016, WellCare and UAM amended the confidentiality agreement that they had previously entered into in 2015 as part of the Strategic Review Process. At the direction of the Board of Directors, on October 5, 2016, Mr. Barasch and Mr. Wolk met with Mr. Burdick and Drew Asher, WellCare’s Chief Financial Officer, at the offices of Paul Weiss in New York City to discuss a whole company transaction.
On October 7, 2016, the Board of Directors met telephonically and Mr. Barasch updated the Board on his recent discussions with representatives from WellCare, including the October 5 meeting. Mr. Barasch also indicated that UAM’s management was planning on holding a management presentation for representatives of WellCare on October 10, 2016. Based on these discussions, the Board of Directors was supportive of UAM management continuing discussions with WellCare.
On October 10, 2016, representatives of UAM held a management presentation for representatives of WellCare at the offices of MTS in New York City.
At a meeting of the Board of Directors on October 18, 2016 UAM’s management updated the Board of Directors on recent developments and discussions with WellCare and the Board of Directors discussed progress on the proposed whole company transaction with WellCare.

On October 21, 2016, WellCare submitted a non-binding indication of interest for a whole company transaction at a value of $10.00 per share payable in cash with no financing contingency. The offer represented a premium of 30.2% over the closing price of the Company’s common stock on the immediately preceding trading day. In response to an inquiry from the Company, WellCare clarified that it would be responsible for the settlement of the conversion of the Convertible Notes (including the payment of a make-whole premium).
At a meeting of the Board of Directors on October 22, 2016, which was attended by representatives of MTS and UAM’s management, the Board of Directors reviewed the WellCare indication of interest. At the conclusion of the meeting, the Board of Directors authorized UAM’s management to continue discussions with WellCare.
On October 24, 2016, Mr. Barasch and Mr. Wolk met with Messrs. Burdick and Asher to continue discussions regarding a potential transaction, including potential timing and the nature and scope of the due diligence investigation that WellCare expected to conduct.
During October and November, WellCare conducted extensive due diligence and UAM’s management participated in multiple telephonic due diligence sessions with representatives of WellCare.
On October 25, 2016, the Board of Directors met to continue discussions regarding the potential WellCare transaction. The meeting was attended by representatives of MTS, Paul Weiss and UAM’s management. At the meeting, Paul Weiss reviewed with the Board of Directors the various legal considerations associated with evaluating the WellCare indication of interest, including the prior and current marketing processes and the fiduciary duties of the directors. MTS also reviewed a presentation with the Board of Directors and discussed the universe of potential third parties that might be interested in a whole company transaction or an acquisition of portions of UAM, the likelihood of such a transaction given the pending and recently completed healthcare merger transactions, the various marketing processes and other discussions that UAM had previously conducted over the past several years, including the Early 2015 Process and the Strategic Review Process earlier in 2016, and the merits of engaging in another strategic review process. At the conclusion of such discussion, the Board of Directors determined, after consultation with MTS and Paul Weiss, and based on the Board of Directors’ knowledge of the Company’s businesses, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the nature of the Company’s businesses and the industries in which the Company competes and the market intelligence gained through the sale processes previously conducted by UAM, not to commence another active solicitation for a sale of the Company. At the meeting, the Board of Directors authorized management to continue discussions with WellCare regarding a transaction and requested that Paul Weiss prepare and deliver to WellCare a merger agreement that contained a “go-shop” provision.
On October 29, 2016, Paul Weiss delivered a draft merger agreement to Kirkland & Ellis LLP (which is referred to herein as “K&E”), external legal counsel to WellCare.
At a meeting of the Board of Directors on November 1, 2016, which was attended by representatives of MTS, Paul Weiss and UAM’s management, UAM’s management updated the Board of Directors on discussions with WellCare (including progress with respect to ongoing due diligence and a potential timeline for the transaction) and the Board of Directors discussed such updates and timeline.
On November 2 and November 3, 2016, representatives of WellCare and UAM held due diligence meetings in Houston, Texas and discussed the terms of the draft merger agreement, including the “go-shop” provision proposed by UAM and certain provisions in the merger agreement relating to regulatory and antitrust issues. During these meetings, representatives of WellCare objected to the inclusion of a “go-shop” provision in the merger agreement and indicated that such provision would not be acceptable to WellCare.
On November 4, 2016, representatives of UAM and WellCare had a telephonic meeting to discuss the proposed transaction and any significant issues identified by WellCare in the course of its due diligence investigation of UAM.
On November 6, 2016, K&E delivered a revised draft of the merger agreement to Paul Weiss.

On November 8, 2016, UAM issued its financial results for the third quarter of 2016 and held a conference call to discuss the results. Also, on November 8, 2016, representatives of Paul Weiss and K&E had a telephonic meeting to discuss regulatory and antitrust matters, including the relevant provisions in the merger agreement.
On November 10, 2016, representatives of UAM and WellCare had a telephonic meeting to discuss the proposed transaction, including the regulatory and antitrust provisions of the merger agreement, and certain closing conditions relating to regulatory matters. During the call, representatives of UAM indicated that “deal certainty” was highly important and that it expected WellCare to provide strong commitments to obtain antitrust and other regulatory approvals as part of the merger agreement and that in exchange, UAM would consider agreeing to other provisions requested by WellCare, including removal of the “go-shop” provision.
On November 12, 2016, Paul Weiss delivered a revised draft of the merger agreement to K&E.
Over the course of the next several days, representatives of WellCare and UAM continued to negotiate and discuss the terms of the merger agreement and WellCare continued conducting due diligence. From November 14, 2016 through November 16, 2016, representatives from Paul Weiss and K&E had numerous telephonic meetings to discuss the merger agreement.
At a meeting of the Board of Directors on November 14, 2016, which was attended by representatives of MTS, Paul Weiss and UAM’s management, UAM’s management and Paul Weiss updated the Board of Directors on negotiations with WellCare on the merger agreement and the Board of Directors discussed progress on the terms of the merger agreement. Representatives of Paul Weiss presented, among other things, an antitrust analysis to the Board of Directors during this meeting. The Board of Directors also discussed the potential impact that the election of U.S. President-elect Donald J. Trump could have on UAM, the regulatory environment (including the potential repeal of the Affordable Care Act), the managed care industry, the mergers and acquisitions environment, interest rates, tax rates, the pending healthcare mergers and overall valuation of UAM. While the Board of Directors indicated a willingness to pursue the transaction with WellCare, the Board of Directors instructed UAM’s management and advisors to engage with WellCare and its advisors to attempt to improve the terms of the merger agreement and WellCare’s offer.
On November 14, 2016, K&E delivered a revised draft of the merger agreement to Paul Weiss.
At a meeting of the Board of Directors on November 15, 2016, which was attended by representatives of MTS, Paul Weiss and UAM’s management, UAM’s management updated the Board of Directors on discussions with WellCare and the Board of Directors discussed progress on the merger and the terms of the merger agreement, including the parties respective positions on regulatory matters and negotiations with respect to deal protections (see “The Merger Agreement—Covenants of the Company—Fiduciary Out; Superior Proposals; Intervening Events” beginning on page 75).
Later on November 15, 2016, Mr. Barasch contacted Mr. Burdick to discuss the proposed transaction. In addition, on November 15, 2016, Paul Weiss delivered a revised draft of the merger agreement to K&E.
Later on November 15, 2016, representatives of UAM and WellCare had a telephonic meeting to discuss open issues with respect to the revised draft of the merger agreement. Representatives of UAM and WellCare discussed certain terms of the merger agreement including the size of the termination fee, regulatory and antitrust obligations of WellCare.
On November 16, 2016, representatives of Paul Weiss and K&E had telephonic meetings to discuss certain issues related to the merger agreement, including each party’s covenants with respect to regulatory and antitrust efforts.
At a Board of Directors telephonic meeting on November 16, 2016, which was attended by representatives of MTS, Paul Weiss and UAM’s management, UAM’s management updated the Board of Directors on discussions with WellCare and the Board of Directors discussed progress on the terms of the merger agreement. At this meeting, UAM’s advisors reported that while discussions between UAM’s advisors and WellCare’s advisors resulted in substantial improvements on certain terms of the merger agreement, including antitrust and regulatory provisions,

WellCare was unwilling to increase the price of its offer. The Board of Directors agreed to meet again later that evening.
Later on November 16, 2016, the Board of Directors held a telephonic meeting, which was attended by representatives from MTS, Paul Weiss and UAM’s management. Representatives of Paul Weiss reviewed with members of the Board of Directors their fiduciary duties under applicable law and reviewed in detail the provisions of the proposed merger agreement, which had previously been provided to the Board of Directors together with a summary thereof. MTS then reviewed with the Board of Directors its financial analysis of the $10.00 per share cash consideration to be paid to the holders of shares of UAM common stock pursuant to the merger agreement and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 17, 2016, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by MTS described in its written opinion, the $10.00 per share cash consideration to be paid to the holders of shares of UAM common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger (Proposal 1)—Opinion of the Company’s Financial Advisor” beginning on page 42). After careful consideration of various reasons to approve the merger agreement, and certain countervailing factors, the members of the Board of Directors, unanimously approved and declared advisable and in the best interests of UAM and its stockholders for UAM to enter into, execute and deliver the merger agreement, and the Board of Directors unanimously approved in all respects the form, terms and provisions of, and transactions contemplated by the merger agreement and all ancillary documents related thereto.
Early in the morning on November 17, 2016, prior to the commencement of trading of the shares of UAM common stock on the NYSE, the parties executed the merger agreement and issued a joint press release announcing the transaction.
Reasons for the Merger
In evaluating the merger agreement and the merger, the Board of Directors consulted with the Company’s management and legal and financial advisors and, in reaching its decision at its meeting on November 16, 2016 to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that the holders of shares of UAM common stock vote “FOR” the adoption of the merger agreement, the Board of Directors considered a variety of factors in respect of the merger, including the following (not necessarily in order of relative importance):
—	the Board of Directors’ knowledge of the Company’s businesses, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the nature of the Company’s businesses and the industries and regulatory environment in which the Company operates and competes and the market for UAM common stock;
—	the current and historical market prices of UAM common stock and recent trading activity, including the fact that the per share merger consideration of $10.00 represents a premium of approximately (a) 12.5% relative to the Company’s closing stock price on November 16, 2016, the last trading day before the announcement of the transaction, (b) 27.0% compared to the 30-day VWAP for the period ended on November 16, 2016, (c) 34.4% compared to the 60-day VWAP for the period ended on November 16, 2016, and (d) 30.2% compared to the closing stock price on October 21, 2016, the last full trading day prior to WellCare’s initial indication of interest;
—	that the proposed merger consideration is all cash, so that the transaction provides stockholders of the Company certainty of value and liquidity for their shares of UAM stock, especially when viewed against the Company’s competitive positioning and prospects as a standalone company, taking into account the continued costs, risks and uncertainties associated with continuing to operate independently as a public company, including:

o	the competitive nature of the industry in which the Company operates, including the increasing competition faced by the Company from significantly larger competitors with significantly greater resources than the Company;
o	the inherent uncertainty of attaining managements financial projections, including the fact that the Company’s actual financial results in future periods could differ materially from the projected results described in “The Merger (Proposal 1)”;
o	the Company’s relatively small size as compared to its competitors which places the Company at a significant scale disadvantage;
o	the Company’s ability to maintain and/or improve its Medicare Star ratings;
o	the geographic concentration of the Company’s Medicare Advantage business and risks associated therewith;
o	the fact that the Company’s businesses are subject to extensive government regulation, oversight and frequent audit and its ability to continue to maintain compliance with all such rules, regulations and laws;
o	the general uncertainty about the prospects for the Company’s Accountable Care Organization business;
o	the Company’s ability to continue to develop and maintain satisfactory relationships with doctors, hospitals and other providers of care;
o	the current, historical and projected financial condition and results of operations of the Company on a stand-alone basis, including the risks to achieving its projections and long-term results amid greater industry consolidation and the current and prospective regulatory environment; and
o	the potential consolidation of managed care companies and other industry participants, recent and prospective legislative and regulatory changes, and the potential impact of those industry risks and changes on the Company’s stand-alone operations and financial prospects.
—	the results of the numerous strategic review processes that the Company had previously undertaken, including the results of the Company’s efforts to solicit acquisition proposals (for all or material portions of UAM) from numerous potential third parties, including both strategic and financial buyers, and the proposals (or lack of proposals) received in such processes, including that no other credible bid emerged which offered a value approaching the per share merger consideration, and that the Board of Directors decided against proceeding with such transaction, as further described in “The Merger (Proposal 1)—Background of the Merger”;
—	the value and form of the merger consideration to be received by the Company’s stockholders in the merger, taking into account:
o	the oral opinion of MTS rendered on November 16, 2016, which opinion was subsequently confirmed in a written opinion dated November 17, 2016, to the Board of Directors to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the per share merger consideration of $10.00 to be offered to the holders of shares of UAM common stock in the merger was fair, from a financial point of view, to such holders, and the financial analyses related thereto and prepared by MTS and described under “The Merger (Proposal 1)—Opinion of the Company’s Financial Advisor” beginning on page 42;
o	that the merger consideration is all cash and is not subject to any financing contingency, which will provide the Company’s stockholders certainty of value and the ability to monetize their investment in the Company in the near future, and will also eliminate risks and uncertainties inherent in holding the Company’s stock, including as a result of matters beyond the Company’s control;
o	the fact that the merger consideration represents a premium of approximately 47% relative to the price the Company paid, on June 27, 2016, to repurchase shares of its common stock owned by two stockholder groups that had representatives on the Board of Directors, as further described in “The Merger (Proposal 1)—Background of the Merger”; and
o	the risks associated with operating as a standalone company, including the potential execution risks associated with the likelihood of meeting financial projections and the potential risk associated with the possibility that even if the Company meets such financial projections, the market may not reflect such execution in the Company’s stock price;
—	the belief that the Company was reasonably likely to receive all required regulatory approvals in connection with the merger transaction with WellCare;
—	the fact that the holders of shares of UAM common stock who do not vote to adopt the merger agreement have the right to demand appraisal of their shares in accordance with the procedures of Section 262 of the DGCL; and
—	the terms of the merger agreement, including:
o	that WellCare is (a) required to take all actions necessary to obtain regulatory approvals of the transaction, including agreeing to divestitures, unless such actions would reasonably be expected to have a material adverse effect on the business of WellCare and (b) otherwise required to use its reasonable best efforts to cause the satisfaction of the conditions in the merger, as further described in “The Merger Agreement—Consents; Filings; Further Actions”; and
o	the Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with, third parties regarding unsolicited acquisition proposals made after the date of the merger agreement and prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, as further described in “The Merger Agreement—Solicitation of Takeover Proposals” beginning on page 74;
o	the ability of the Board of Directors to change its recommendation in the event of an intervening event that was not known, or reasonably foreseeable, to the Board of Directors at or prior to the execution of the merger agreement, as further described in “The Merger Agreement—Covenants of the Company—Fiduciary Out; Superior Proposals; Intervening Events” beginning on page 75;
o	the Board of Directors’ view that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal, including the merger agreement’s terms and conditions as they relate to the ability of the Board of Directors to change its recommendation with respect to the merger agreement and the merger, as further described in “The Merger Agreement—Covenants of the Company—Fiduciary Out; Superior Proposals; Intervening Events” beginning on page 75;
o	the Board of Directors’ ability to terminate the merger agreement in specified circumstances relating to a superior proposal subject, in specified cases, to payment of a termination fee of $18,000,000 plus expense reimbursement of up to $2,000,000, as further described in “The Merger Agreement—Covenants of the Company—Fiduciary Out; Superior Proposals; Intervening Events” beginning on page 75;
o	the Board of Directors’ belief that the termination fee of $18,000,000, which is approximately 3.0% of the Company’s implied equity value in the merger, together with the expense reimbursement provisions, is reasonable and does not preclude third parties from making competing acquisition proposals, as further described in “The Merger Agreement—Effect of Termination; Termination Fee and Remedies”;
o	the retention and employee benefit arrangements provided in the merger agreement, as further described in “The Merger Agreement—Employees; Benefit Plans”;
o	that, except in the case of a willful and material breach of the Company’s non-solicitation covenants or actual and intentional fraud, WellCare’s sole remedy (whether at law, in equity, in contract, tort or otherwise) for the damages suffered as a result of the failure of the merger to be consummated or otherwise suffered as a result of, or in connection with, the merger agreement and the transactions contemplated thereby, is the payment of the termination fee and expense reimbursement, as further described in “The Merger Agreement—Effect of Termination; Termination Fee and Remedies”; and
o	the fact that the affirmative vote of the holders of shares of UAM common stock in adopting the merger is a closing condition, as further described in “The Merger Agreement—Conditions to the Completion of the Merger”.
The Board of Directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):
—	that the Company’s stockholders will not participate in the future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of the acquisition of the Company by WellCare;
—	the fact that the Company and WellCare must obtain clearance under the HSR Act, as well as other approvals from state insurance and other regulators, in order to complete the merger, which approvals may not be obtained or may be subject to conditions that WellCare is not required to comply with;
—	the fact that, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and, as a result, it is possible that the merger might not be completed even if it is approved by the holders of shares of UAM common stock;
—	that the covenants, limitations and restrictions imposed in the merger agreement on the conduct by the Company of its business prior to completion of the merger could have negative effects on the Company, including:
o	restrictions on the conduct of the Company’s business prior to the consummation of the merger, including the requirement that the Company conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, the Company might have pursued;
o	restrictions on the ability of the Company to pursue certain acquisitions without the prior consent of WellCare, which could delay or prevent the Company from undertaking business opportunities that may arise or certain other action the Company might otherwise take with respect to the operations of the Company pending completion of the merger; and
o	the negative impact that may result on the Company’s ability to retain and, if necessary, attract key employees, particularly while the merger agreement is pending;
—	that certain provisions of the merger agreement could have the effect of discouraging third parties from submitting competing acquisition proposals involving the Company, including (a) the restrictions on the Company’s ability to solicit proposals for alternative transactions involving the Company and (b)

WellCare’s match right, as further described in “The Merger Agreement—Solicitation of Takeover Proposals”;
—	the risk that the merger could be delayed or not completed due to the failure of the Company or WellCare to satisfy the conditions to the merger, including the failure of the holders of shares of UAM common stock to approve the merger;
—	the potential adverse effect on the Company’s business and the share price of UAM common stock due to the risk that the merger may not be completed on the expected timetable, or at all;
—	the significant costs involved in connection with entering into the merger agreement and completing the merger, and the substantial time and effort of UAM’s management required to complete the merger, which may disrupt UAM’s business operations;
—	that, under certain circumstances, the Company may be required to pay WellCare a termination fee in an amount equal to $18,000,000 (plus reimbursable expenses up to a maximum of $2,000,000), and the effect such payments may have on a potential buyer considering a competing proposal to acquire the Company;
—	the risks, costs and disruptions to the Company’s operations if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, and the potential effect on the Company’s business and its provider, member, beneficiary agent and vendor relationships;
—	general economic, market and political conditions, and the risk that the results of the 2016 U.S. elections, may lead to a more favorable regulatory environment for the Company;
—	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes;
—	that certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, the Company’s stockholders, as further described in “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” and “Advisory Vote on Golden Parachute Compensation (Proposal 2)”; and
—	other risks and uncertainties in the Company’s filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 30, 2015 (filed with the SEC on March 10, 2016), referred to as the “Form 10-K.” See “Where Stockholders Can Find More Information” for further information.
The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but, the Company believes, includes all material factors considered by the Board of Directors. In view of the wide variety of factors considered and the complexity of these matters, the Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to each of the specific factors considered in reaching its determination. Rather, the Board of Directors based its judgment on the total mix of information available to it regarding the overall effect of the merger on the Company’s stockholders compared to the overall effect of any alternative transaction or remaining a stand-alone company. Accordingly, the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.
In reaching the determination described above, the Board of Directors adopted unanimous resolutions, among other things:
—	approving the transactions and adopting a plan of merger as contemplated under the merger agreement;
—	declaring it advisable and in the best interests of the Company and the Company’s stockholders that the Company enter into, execute and deliver the merger agreement; and

—	resolving that the merger agreement be submitted to the Company’s stockholders for adoption at a special meeting of the Company’s stockholders held for such purpose, and recommending to the Company’s stockholders that they vote in favor of adoption of the merger agreement and the transactions contemplated thereby at the special meeting of the Company’s stockholders.
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT (PROPOSAL 1).
Opinion of the Company’s Financial Advisor
UAM retained MTS as financial advisor to the Board of Directors in connection with the merger. In connection with this engagement, the Board of Directors requested that MTS evaluate the fairness, from a financial point of view, to the holders of UAM common stock (other than shares held by WellCare, Merger Sub or any affiliate of WellCare or Merger Sub) of the merger consideration to be received by such holders pursuant to the merger agreement.
On November 16, 2016, MTS Securities rendered the MTS opinion orally to the Board of Directors, which oral opinion was subsequently confirmed in writing, dated November 17, 2016, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, which are set forth in the MTS opinion, the merger consideration to be received by the holders of shares of UAM common stock (other than shares held by WellCare, Merger Sub or any affiliate of WellCare of Merger Sub), pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the written MTS opinion, dated November 17, 2016, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the MTS opinion, is attached as Appendix C to this Proxy Statement and is incorporated by reference herein. You should read the MTS opinion carefully in its entirety. MTS Securities provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the merger. The MTS opinion is not a recommendation as to how any holder of UAM common stock should vote with respect to the merger or to take any other action in connection with the merger or otherwise. The summary of the MTS opinion set forth herein is qualified in its entirety by reference to the full text of the MTS opinion.
In the course of performing its review and analyses for rendering the opinion described above, MTS Securities:
—	reviewed the financial terms of a draft copy of the merger agreement, dated as of November 16, 2016, which was the most recent draft available to MTS (which draft is referred to herein as the “draft merger agreement”);
—	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
—	reviewed certain publicly available financial analyses and forecasts relating to the Company prepared by equity analysts who report on the Company;
—	reviewed certain internal financial forecasts prepared by the Company’s management and provided to MTS in connection with its engagement as financial advisor to the Board of Directors (referred to herein as the “Company financial projections”);
—	conducted discussions with members of senior management and representatives of the Company concerning the matters described in the immediately preceding three bullets, and certain other matters MTS believed necessary or appropriate to its inquiry;
—	compared the financial and operating performance of the Company with publicly available information concerning other publicly-traded companies and reviewed the current and historical market prices of the UAM common stock and certain publicly traded securities of such other companies, in each case, that MTS deemed relevant;

—	reviewed and analyzed the proposed financial terms of the merger as compared to the financial terms of certain selected business combinations and the consideration paid in such transactions that MTS deemed relevant;
—	reviewed and analyzed, based on the Company financial projections, the cash flows generated by the Company to determine the present value of the Company’s discounted cash flows; and
—	performed such other financial studies, analyses and investigations and considered such other information as MTS deemed appropriate for the purposes of the MTS opinion.
In arriving at its opinion, MTS Securities assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by MTS Securities. MTS Securities and its personnel are not legal, regulatory, tax or financial reporting experts and relied, with the consent of the Board of Directors, on the assessments made by advisors to the Company with respect to such issues. MTS Securities did not conduct any independent verification of the Company financial projections. Without limiting the generality of the foregoing, with respect to the Company financial projections, MTS Securities assumed, with the consent of the Board of Directors, and based upon discussions with the Company’s management, that they have been reasonably prepared in good faith, that are the best currently available estimates and judgments of the management of the Company of the future results of operations and financial performance of the Company. MTS Securities expressed no view as to the Company financial projections or the assumptions on which they were based.
In arriving at its opinion, MTS Securities did not make any analysis of, and expressed no opinion as to, the adequacy of the statutory capital reserves of the Company and relied upon information supplied to MTS Securities by the Company as to such adequacy. MTS Securities did not make any independent evaluations or appraisals of the assets or liabilities of the Company or WellCare or any of their respective subsidiaries, and was not furnished with any such evaluations or appraisals, nor did MTS Securities evaluate the solvency of the Company, WellCare or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by MTS Securities in connection with its opinion were going-concern analyses. MTS Securities expressed no opinion regarding the liquidation value of the Company or any other entity. MTS Securities assumed that there was no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent relevant financial statements made available to MTS Securities.  Without limiting the generality of the foregoing, MTS Securities undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, MTS Securities made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters in rendering its opinion. MTS Securities also assumed that neither the Company nor WellCare is party to any material pending transaction that was not disclosed to MTS Securities, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.
MTS Securities assumed that the representations and warranties of each party contained in the merger agreement and in all other related documents and instruments that are referred to therein were and will be true and correct in all material respects as of the date or the dates made or deemed made, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the merger agreement in all material respects, that the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto, and that all conditions to the consummation of the merger will be satisfied without waiver thereof. MTS Securities also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the merger will be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the Company or the contemplated benefits of the merger.
The MTS opinion was necessarily based on economic, market, financial and other conditions existing, and on the information made available to MTS Securities, as of the date of its opinion. MTS Securities did not consider any potential legislative or regulatory changes currently being considered by the United States Congress, the SEC, or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Although subsequent developments may affect the conclusions reached in its opinion, MTS Securities assumed no obligation to update, revise or reaffirm its opinion. The MTS opinion addresses solely the fairness, from a financial point of view, to the holders of UAM common stock (other than WellCare, Merger Sub and their respective affiliates) of the merger consideration set forth in the merger agreement and does not address any other terms in the merger agreement or any other agreement relating to the merger or any other aspect or implication of the merger, including, without limitation, the form or structure of the merger. The MTS opinion does not address the Company’s underlying business decision to proceed with the merger or the relative merits of the merger compared to other alternatives available to the Company. MTS Securities was not requested to opine as to, and the MTS opinion does not in any manner address the amount or nature of compensation to any of the officers, directors or employees of any party to the merger, or any class of such persons, relative to the compensation to be paid to the Company’s public stockholders in connection with the merger or with respect to the fairness of any such compensation. The MTS opinion was reviewed and approved by a fairness committee of MTS Securities.
Summary of Financial Analysis
MTS Securities performed a variety of financial and comparable analyses for purposes of rendering its opinion. In arriving at its opinion, MTS Securities considered the results of all of its analyses as a whole. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions MTS Securities reached are based on all the analyses and factors presented, taken as a whole, and also on application of MTS Securities’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. MTS Securities therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, MTS Securities believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS Securities’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of MTS Securities with respect to the actual value of the Company or its capital stock.
In performing its analyses, MTS Securities made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond MTS Securities’ control and many of which are beyond the control of the Company. Any estimates used by MTS Securities in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Historical Stock Price Analysis
MTS Securities reviewed the historical trading prices of the Company’s common stock on certain dates and the volume weighted average trading prices for certain periods, in order to put the current stock price in perspective with historical averages. MTS Securities noted that the closing stock price of the Company’s common stock on November 15, 2016, the last trading day prior to the date on which MTS rendered the MTS opinion to the Board of Directors, was $8.49 per share. The following table presents the results of this historical share price analysis as of November 15, 2016 and the premium that the per share merger consideration to be paid to the holders of UAM common stock represented over such price:
VWAP Over Time	Last Year	Last 6 Months	Last 3 Months	Last Month	Last 2 Weeks	Last Week
Volume Weighted Average (VWAP)	$7.31	$7.60	$7.39	$7.85	$7.95	$8.14
Premium	36.8%	31.6%	35.3%	27.4%	25.8%	22.9%

Selected Public Companies Analysis
MTS Securities reviewed and compared certain financial and operating information for the Company and certain other U.S.-listed companies that are managed care organizations. The companies included were chosen because they are publicly traded companies with operations that MTS, for purposes of analysis and based on its professional judgment and experience, deemed relevant to consider in relation to the Company.
MTS Securities calculated valuation multiples for the selected public companies by calculating, among other things, the ratio of each such company’s respective enterprise value (referred to herein as “EV”) (based on the closing price per share of each selected public company’s common stock on November 15, 2016) to such company’s EBITDA for the last twelve months (referred to herein as “LTM”) and such company’s estimated 2016 and 2017 EBITDA (based on consensus industry estimates and calculated throughout as earnings before interest, taxes, depreciation, and amortization). MTS Securities also calculated valuation multiples for the selected public companies by calculating the ratio of current market price to estimated GAAP earnings for fiscal years 2016 (referred to herein as “2016E GAAP P/E”) and 2017 (referred to herein as “2017E GAAP P/E”). MTS Securities calculated each of the 2016E GAAP P/E and 2017E GAAP P/E multiples based on (a) closing market prices as of November 15, 2016 and (b) financial data, as of November 15, 2016, that it obtained from publicly available sources.
MTS Securities categorized the selected public companies as either Diversified Managed Care or Government Services companies and calculated the respective EV/EBITDA multiples and 2016E and 2017E GAAP P/E multiples for each of the selected public companies as set forth in the following tables.  The following tables summarize the results of each of these analyses:
EV/EBITDA
Company	LTM	2016E	2017E
Diversified Managed Care
UnitedHealth Group Incorporated	12.9x	12.3x	11.2x
Aetna Inc.	11.4x	11.2x	10.9x
Anthem, Inc.	8.5x	8.5x	8.9x

Government Services
Centene Corporation	8.7x	8.5x	7.5x
WellCare Health Plans, Inc.	9.0x	8.5x	8.8x
Molina Healthcare, Inc.	8.0x	7.3x	6.6x

2016E and 2017E GAAP P/E
Company	2016E GAAP P/E	2017E GAAP P/E
Diversified Managed Care
UnitedHealth Group Incorporated	20.5x	17.7x
Aetna Inc.	17.0x	15.2x
Anthem, Inc.	15.0x	12.4x

Government Services
Centene Corporation	17.6x	12.9x
WellCare Health Plans, Inc.	25.9x	21.0x
Molina Healthcare, Inc.	21.2x	15.2x

The analyses indicated the following:
—	LTM EV/EBITDA multiples for the selected companies ranging from a low of 8.0x to a high of 12.9x;
—	2016E EV/EBITDA multiples ranging from a low of 7.3x to a high of 12.3x;
—	2017E EV/EBITDA multiples ranging from a low of 6.6x to a high of 11.2x;

—	2016E P/E multiples ranging from a low of 15.0x to a high of 25.9x; and
—	2017E P/E multiples ranging from a low of 12.4x to a high of 21.0x.
Based on its analysis of the relevant metrics for each of the selected companies and other considerations that MTS Securities deemed relevant in its professional judgment and experience:
—	the implied ranges of values of the Company’s common stock based on the derived multiples of LTM EV/EBITDA were $3.65 to $5.23 per share;
—	the implied ranges of value of the Company’s common stock based on the derived 2016E EV/EBITDA were $4.13 to $6.24 per share;
—	the implied ranges of value of the Company’s common stock based on the derived multiples of 2017E EV/EBITDA were:
o	$8.05 to $12.84 per share when applied to the low case of the Company financial projections (as defined below in this Proxy Statement) for fiscal year 2017; and
o	$8.68 to $13.89 per share when applied to the high case of the Company financial projections for fiscal year 2017;
—	the implied ranges of values of the Company’s common stock based on the derived multiples of 2016E GAAP P/E were $0.43 to $0.75;
—	the implied ranges of values of the Company’s common stock based on the derived multiples of 2017E GAAP P/E were:
o	$8.14 to $13.74 per share when applied to the low case of the Company financial projections for fiscal year 2017; and
o	$9.05 to $15.27 per share when applied to the high case of the Company financial projections for fiscal year 2017.
Selected Comparable Acquisitions Analysis
MTS Securities examined selected transactions with respect to companies that MTS Securities judged to be relevant based on its professional judgment and experience. MTS Securities reviewed and analyzed certain publicly available information for the following nine business combinations in the healthcare industry that were announced subsequent to July 1, 2010.
The transactions selected by MTS Securities were:
Date Announced	Target	Acquiror	EV/LTM EBITDA	EV/NTM EBITDA
07/24/15	Cigna Corporation	Anthem, Inc.	13.1x	12.9x
07/03/15	Humana Inc.	Aetna Inc.	13.9x	11.8x
07/02/15	Health Net, Inc.	Centene Corporation	14.5x	8.7x
11/05/12	Metropolitan Health Networks, Inc.	Humana Inc.	8.2x	N/A
08/20/12	Coventry Health Care, Inc.	Aetna Inc.	6.2x	7.4x
07/09/12	AMERIGROUP Corporation	Anthem, Inc.	16.3x	11.6x
05/21/12	Healthcare Partners LLC	DaVita Inc.	8.4x	N/A
10/24/11	HealthSpring, Inc.	Cigna Corporation	7.7x	7.0x
08/27/10	Bravo Health, Inc.	HealthSpring, Inc.	6.5x	N/A

These transactions were selected, among other reasons, because their participants, size and other factors, for purposes of MTS Securities’ analysis, may be considered similar to the merger. MTS Securities calculated valuation multiples for the selected precedent transactions as a function of EV divided by each of LTM EBITDA and NTM EBITDA. MTS Securities then compared the range of multiples calculated for the selected public companies.
—	LTM EBITDA multiples for the selected companies ranged from a low of 6.2x to a high of 16.3x.
—	NTM EBITDA multiples ranged from a low of 7.0x to a high of 12.9x.
Based on its analysis of the relevant metrics for each of the selected transactions and other considerations that MTS Securities deemed relevant in its professional judgment and experience, this analysis indicated that the implied ranges of values of the Company’s common stock were:
—	$3.07 to $6.33 per share based on the derived multiples of LTM EBITDA,
—	$8.43 to $14.64 per share per share when applied to the low case of the Company financial projections based on the derived multiples of NTM EBITDA, and
—	$9.09 to $15.85 per share when applied to the high case of the Company financial projections based on the derived multiples of NTM EBITDA.
Sum-of-the-Parts Discounted Cash Flow Analysis
MTS Securities performed a sum-of-the-parts discounted cash flow valuation of the Company’s Medicare Advantage and ACO Segments in order to derive an implied per-share equity value for the Company. MTS Securities performed the discounted cash flow analysis of the Company based on the Company financial projections. Based on such data, MTS Securities calculated and utilized the fully taxed unlevered free cash flows that Company management expects such segments will generate during the period beginning on November 15, 2016 and ending on December 31, 2021, based on management estimates of segment-related expenses, including stock-based compensation expense, in the case of both the Company’s Medicare Advantage and ACO Segments, and tax attributes, M&A activity, other corporate finance activities, other corporate cash flow items, and restricted stock dividends, in the case of the Company’s Medicare Advantage Segment, in each case, as prepared by management of the Company.
MTS Securities calculated terminal values for the Company by applying a range of terminal value EBITDA multiples of 6.0x to 10.0x and 7.0x to 11.0x to the Company’s estimated EBITDA for the Medicare Advantage Segment and the ACO Segment, respectively, for the fiscal year ending December 31, 2021. MTS Securities then discounted these free cash flow and terminal values amounts to present value. For the Company’s Medicare Advantage Segment, MTS Securities used a range of discount rates of 8.3% to 9.3% (determined based on MTS Securities’ analysis of the weighted average cost of capital for comparable companies) and for the Company’s ACO Segment, MTS Securities used a range of discount rates of 17.3% to 18.3% (determined based on MTS Securities’ analysis of the weighted average cost of capital for comparable companies), in each case, discounted to November 15, 2016.
Using these sum-of-the-parts valuation analyses for each of the Company’s business segments, MTS Securities estimated the implied total equity value of the Company to be between $7.41 and $10.51 per share when applied to the low case of the Company financial projections or between $9.90 and $14.30 per share when applied to the Company’s high case of the Company financial projections.
Research Analyst Stock Price Targets
MTS Securities analyzed Wall Street equity research analyst estimates of potential future value for common stock (commonly referred to as price targets) of the Company based on publicly available equity research published on the

Company. These price targets reflect each analyst’s estimate of the future public market trading price of the UAM common stock and were discounted to reflect present values by applying an illustrative discount rate of 11% for a one-year discount period, based on the Company’s implied cost of equity. MTS Securities noted that the range of discounted equity analyst price targets of the UAM common stock ranged from $6.77 to $8.35 per share, with a mean price target of $7.79 per share and a median price target of $7.79 per share. In connection with this analysis, MTS Securities also noted that the $10.00 implied per share value of the merger consideration was higher than the discounted equity analyst price target range of the Company. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the UAM common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future market conditions.
General
The MTS opinion was one of the many factors taken into consideration by the Board of Directors in making its determination to approve the proposed merger, as further described in “The Merger (Proposal 1)— Recommendation of the Board of Directors—Reasons for the Merger” beginning on page 37. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the merger consideration or of whether the Board of Directors would have been willing to agree to a different merger consideration. The merger consideration was determined through arm’s-length negotiations between the Company and WellCare and was approved by the Board of Directors. MTS provided advice to the Company during these negotiations. MTS Securities and MTS did not, however, recommend any specific amount of consideration to the Company or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
The Company selected MTS as its financial advisor because MTS is nationally recognized in the healthcare industry as having investment banking professionals with significant experience in healthcare investment banking and M&A transactions, including transactions similar to the merger. Pursuant to an engagement letter agreement dated as of October 20, 2015, between the Company and MTS, the Company engaged MTS to act as its financial advisor, including in connection with the merger. In addition, MTS agreed to cause MTS Securities to provide, at no additional cost, an opinion as to the fairness, from a financial point of view, of any consideration to be paid in any such transaction. As compensation for MTS’ financial advisory services, upon the completion of the merger, the Company will pay an M&A success fee equal to 1.0% of the aggregate amount of consideration paid to the Company and/or its stockholders in connection with such merger (referred to herein as the “Total Consideration”) up to $725,000,000, and 1.8% of any Total Consideration thereafter. The Company also agreed to reimburse MTS for its reasonable out-of-pocket expenses, including attorney’s fees and expenses, and to indemnify MTS for certain liabilities, including liabilities under the federal securities laws, in connection with its work for the Company. As permitted by the terms of the engagement letter, MTS’ broker-dealer affiliate, MTS Securities, delivered the MTS opinion to the Board of Directors.
MTS and its affiliates, as part of their investment banking business, are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. As noted above, MTS acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger agreement during the two-year period prior to the date of the MTS opinion but received no prior compensation from UAM. MTS and its affiliates may also provide investment banking services to the Company and WellCare in the future, and would expect to receive fees for the rendering of such services. During the two-year period prior to the date of the MTS opinion, no material relationship existed between MTS or any of its affiliates and WellCare or any of its affiliates pursuant to which compensation was received by MTS or its affiliates.
Projected Financial Information
The Company’s senior management does not as a matter of course make public projections as to future performance or earnings, including projections for the current fiscal year, and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, low case and high case financial forecasts for the fiscal years ending December 31, 2016 through December 31, 2021 prepared by management (which forecasts are referred to herein, respectively, as the “low case Company financial projections” and the “high case Company financial projections”, and, collectively, as the “Company financial projections”) were made available to the Board of Directors in connection with their consideration of the merger and to MTS in connection with its engagement as financial advisor to the Board of Directors.
In addition, high case financial forecasts for the fiscal years ending December 31, 2016 through December 31, 2017 were made available to WellCare and Merger Sub in connection with their respective considerations of the merger. We have included a summary of the Company financial projections below to give the Company’s stockholders access to certain nonpublic information provided to WellCare, Merger Sub and/or MTS for purposes of considering and evaluating the merger and not to influence the Company’s stockholders’ decision whether to vote for or against the merger. None of UAM, MTS, WellCare or Merger Sub or any of their respective affiliates or representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Company financial projections or makes any representation to any of the Company’s stockholders regarding the Company financial projections. The Company has not made any representation concerning the Company financial projections to WellCare or Merger Sub in the merger agreement or otherwise.  None of the Company, MTS, WellCare, Merger Sub or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the Company financial projections to reflect the occurrence of future events, even if any or all of the assumptions underlying the Company financial projections are shown to be in error, except as may be required in order to comply with applicable securities laws. The inclusion of the Company financial projections should not be regarded as an indication that the Company, MTS, WellCare or anyone who received the projections then considered, or now considers, the projections to be a reliable prediction of future events, and this information should not be relied upon as such.
The Company financial projections were prepared by the Company’s management for internal purposes. The Company financial projections were not prepared with a view to public disclosure or complying with generally accepted accounting principles (referred to herein as “GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These non-GAAP financial measures were presented because management believed they could be useful indicators of the Company’s projected future operating performance and cash flow. The Company financial projections included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all companies, the non-GAAP measures presented in these Company financial projections may not be comparable to similarly titled measures of other companies.
UAM’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the financial projections presented in this Proxy Statement, and it has not expressed any opinion or any other form of assurance of such information or the likelihood that UAM may achieve the results contained in the Company financial projections, and accordingly assumes no responsibility for them and disclaims any association with them. The ultimate achievability of the Company financial projections included herein is also subject to numerous risks and uncertainties including but not limited to the risks and uncertainties described in “Cautionary Statements Concerning Forward-Looking Information” beginning on page 22, as well as those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2015 and subsequent filings made with the SEC. The Company has made publicly available the Company’s actual results of operations for the first three quarters of fiscal year 2016. You should review the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 to obtain this information. Readers of this Proxy Statement are strongly cautioned not to place undue reliance on the Company financial projections set forth below in this Proxy Statement.
The Company financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, competitive, regulatory, market and financial conditions, as well as matters specific to the Company’s business. Many of these matters are beyond the Company’s control and the continuing uncertainty surrounding general political and economic conditions and in the industry in which the Company operates creates significant uncertainty around the Company financial projections. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.  See also “Cautionary Statements Concerning Forward-Looking Information” beginning on page 22. Because the Company financial projections cover multiple years, such information by its nature becomes less reliable with each successive year.

The Company financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The Company’s stockholders are cautioned not to place undue, if any, reliance on the Company financial projections included in this Proxy Statement.
The Company financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger. There can be no assurance that the announcement of the merger will not affect the Company’s business. Further, the Company financial projections do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.
Summary of Company Financial Projections
The following table presents certain information included in the Company’s unaudited financial forecasts:
($ in millions, “E” refers to estimated and “P” refers to projected)

Low Case	2016E	2017P	2018P	2019P	2020P	2021P

Total Revenue(1)	$1,407.2	$1,486.6	$1,624.5	$1,761.5	$1,888.8	$2,013.1
EBITDA(2)	$31.4	$78.5	$60.5	$72.8	$81.6	$89.6
Net Income	$2.1	$38.9	$19.1	$25.8	$30.3	$34.4

($ in millions, “E” refers to estimated and “P” refers to projected)

High Case	2016E	2017P	2018P	2019P	2020P	2021P

Total Revenue(1)	$1,407.2	$1,486.6	$1,627.5	$1,768.0	$1,898.3	$2,026.1
EBITDA(2)	$31.4	$85.5	$86.1	$103.3	$116.2	$128.9
Net Income	$2.1	$43.2	$35.0	$44.6	$51.8	$58.8

Total Revenue and Net Income were determined in accordance with GAAP and may be considered for the following GAAP measures: Total Revenues and Net Income. EBITDA is a non-GAAP item and should not be considered a substitute for or superior to alternative GAAP performance measures.
(1)	Total revenue includes, among other things, (a) revenue received from CMS for the Company’s Medicare Advantage business, (b) shared savings revenues received from CMS for the Company’s Medicare Accountable Care Organization business, and (c) net investment income earned on the Company’s portfolio.
(2)	EBITDA represents earnings before interest, taxes, depreciation, and amortization. It is also inclusive of stock based compensation expense.
Regulatory Approvals
Consents; Filings; Further Action
The merger agreement requires each of the parties to use their respective reasonable best efforts to promptly  (a) obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with merger agreement, (b) make any other submissions either required or deemed appropriate by either WellCare or the Company, in connection with the merger under the Securities Act of 1933, the Exchange Act, the HSR Act, the General Corporation Law of the State of Delaware, the NYSE rules and regulations, CMS, state insurance laws and any other applicable law, (c) take all other actions necessary, proper or advisable to (i) cause the expiration of the applicable waiting periods, or (ii) obtain receipt of required consents, approvals or authorizations, as applicable (including the required Company consents), under such laws, rules and regulations as soon as practicable, and (d) defend any legal actions challenging the merger agreement or the merger, including seeking to have any stay or temporary restraining order or any other order vacated or reversed. In addition to the parties’ obligations described above, WellCare has agreed to promptly take any and all action necessary (including with respect to its subsidiaries) to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would have the effect of preventing or delaying the closing of the merger and to resolve the objections any governmental authority asserts with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any law reasonably expected to be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing of the merger to occur as soon as reasonably possible, except that WellCare is not required to take any action that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on its and its subsidiaries’ business, taken as a whole.
Antitrust Agency Approvals and Consents
Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (referred to herein as the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified notices, information and documentary material have been furnished to the applicable governmental authorities and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of UAM common stock in the merger. Notification and Report Forms were filed with the Antitrust Division of the Department of Justice and Federal Trade Commission on November 30, 2016.
At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice, the FTC or state antitrust and competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or WellCare. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Healthcare Insurance Agency Approvals and Consents
Pursuant to the insurance and healthcare laws and regulations of certain states, the federal government and certain non-U.S. jurisdictions, and pursuant to certain licenses and contracts of the Company and certain of its subsidiaries, applicable regulatory authorities must approve, or be notified of, WellCare’s acquisition of control of the Company’s insurance companies and other regulated entities. To obtain these approvals and provide such notices, WellCare, the Company, and certain of their respective subsidiaries, as applicable, will file or have filed acquisition of control and material modification or similar statements, notices or applications, as required by the insurance and healthcare laws and regulations of each applicable jurisdiction or the UAM regulated entities’ licenses and contracts.
The necessary approvals, statements, notices and applications include, among others, (a) pre-acquisition approvals from the NYDFS, with respect to American Progressive Life & Health Insurance Company, and from TDI, with respect to SelectCare of Texas, Inc., SelectCare Health Plans, Inc., and Today’s Options of Texas, Inc. and (b) pre-acquisition approvals from TDI in connection with the indirect change in control of certain of the Company’s subsidiaries that are licensed as third-party administrators or business entity insurance producers in Texas.
Merger Financing
The Company and WellCare estimate that the total amount of funds required to complete the merger and the transactions contemplated by merger agreement and to pay the related fees and expenses will be approximately $817,000,000.
The merger is not conditioned upon the ability of WellCare or Merger Sub to obtain funds to consummate the merger. WellCare and Merger Sub represented in the merger agreement that they will have, as of the effective time and the closing of the merger, access to sufficient funds to pay all amounts to be paid by WellCare and Merger Sub in connection with the merger agreement and the transactions contemplated by merger agreement.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board of Directors, you should be aware that some of the Company’s executive officers and directors have interests in the merger, including those described below and as described in “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90, that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. The Board of Directors was aware of these interests and considered them, among other matters, in approving the merger and making its recommendation that you vote “FOR” the adoption of the merger agreement.
Indemnification of Directors and Officers; Directors’ and Officers’ Insurance
Pursuant to the terms of the merger agreement, the directors and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in “The Merger Agreement—Covenants of WellCare and/or Merger Sub—Indemnification of Directors and Officers; Directors’ and Officers’ Insurance” on page 80.
Retention Arrangements
Erin Page, who holds the title “President, Medicare”, has entered into a retention bonus agreement with WellCare, pursuant to which WellCare granted Ms. Page a cash retention bonus (and committed to provide an equity-based award following the Closing) in recognition of the important role that WellCare expects her to play at WellCare and the Company following the merger. For further description, see “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 90.
Common Stock, Company Options and Restricted Shares to be Cashed Out in the Merger
Shares of UAM common stock owned by members of management and the Board of Directors will be treated the same as shares held by other holders of UAM common stock. Company Options and Restricted Shares owned by members of management and the Board of Directors will be treated the same as outstanding Company Options and Restricted Shares held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time. See “Treatment of Equity-Based Awards” below for further details.

The following table sets forth, based on his or her beneficial ownership as of December 15, 2016, the cash proceeds that each of the Company’s directors and executive officers would receive at the closing of the merger in respect of the cash-out UAM common stock and equity-based awards. These numbers do not forecast any additional issuances or forfeitures of equity-based awards  following the date of this Proxy Statement.
Name	Value of shares of UAM Common Stock Owned ($)	Value of Vested Company Options ($)	Value of Unvested Company Options ($)	Value of Vested Restricted Shares ($)	Value of Unvested Restricted Shares ($)(1)	Total Cash Payment with Respect to all Equity ($)
Non-Employee Directors (2)
Sally W. Crawford	$507,320	$193,573	$59,655	-	$260,711	$1,021,259
Matthew W. Etheridge	$507,220	$193,573	$59,655	-	$260,711	$1,021,159
Mark K. Gormley	$687,010	-	-	-	-	$687,010
Mohit Kaushal	-	-	-	-	$104,300	$104,300
Patrick J. McLaughlin	1,298,220	$193,573	$59,655	-	$260,711	$1,812,159

Employee Director/ Executive Officer
Richard A. Barasch (3)	$28,427,770	$2,353,745	$1,750,150	-	$4,227,395	$36,759,060

All Other Executive Officers (4)
Steven H. Black (3)	$421,470	$351,161	$326,400	-	$1,709,921	$2,808,952
Theodore M. Carpenter, Jr.	$3,174,170	$439,361	$240,544	-	$615,841	$4,469,916
Erin G. Page	$501,530	$316,886	$355,013	-	$2,361,151	$3,534,580
Adam C. Thackery	$433,470	$202,861	$236,427	-	$1,168,923	$2,041,681
Anthony L. Wolk	$550,760	$354,161	$326,400	-	$1,781,561	$3,012,882

All Directors and Executive Officers as a Group
(11 Persons)	$36,508,940	$4,598,894	$3,413,899	-	$12,751,225	$57,272,958
(1)	Including accrued but unpaid dividends.
(2)	Unvested equity awards will accelerate and vest upon the Merger.
(3)	Amounts listed include shares and equity awards owned directly or indirectly by the executive officer.
(4)	Unvested equity awards will vest and be payable on the earlier of the original vesting date and the 12-month anniversary of the effective date, subject to continued employment, or earlier upon a termination without “cause” or a resignation for “good reason” (in each case, as such term is defined in the merger agreement).
Other Payments and Benefits to the Company’s Executive Officers
For descriptions of the other payments and benefits to the Company’s named executive officers that are tied to or based on the merger, including cash severance payments, treatment of Company Options and Restricted Shares, health continuation coverage, change-in-control gross-up payments, and retention bonuses, see “Advisory Vote on

Golden Parachute Compensation (Proposal 2)” beginning on page 90. In addition, Mr. Black’s existing employment arrangements provide for enhanced severance in the event of termination of Mr. Black’s employment without cause or for good reason within 12 months following a change in control (which would include the merger). Assuming the consummation of the merger and a severance-entitling termination of Mr. Black’s employment on December 15, 2016, Mr. Black would be entitled to approximately $991,980 in payments and benefits including (a) a cash lump sum severance payment equal to one and one-half times (1.5x) his base salary, (b) the bonus that he would have been entitled to receive in the year of termination (assumed to be paid out at 100% of target in lieu of the pro rata amount) and (c) health continuation coverage for 18 months.
Treatment of Equity-Based Awards
Company Options
Pursuant to the terms of the merger agreement, as of the effective time of the merger, each Company Option that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled and converted into an amount in cash equal to the excess, if any, of the per share merger consideration over the exercise price of such Company Option multiplied by the aggregate number of shares of UAM common stock in respect of such Company Option immediately before the effective time of the merger. The right to receive the foregoing cash amounts with respect to Company Options will vest and be payable (a) with respect to Company Options that are vested as of the effective time of the merger in accordance with their terms, at the effective time of the merger and (b) with respect to Company Options that are not vested in accordance with their terms at the effective time of the merger, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (i) the 12-month anniversary of the date that the effective time occurs (or the next payroll date following such anniversary) and (ii) the next payroll date following the date on which such Company Option would have otherwise vested in accordance with its terms, and in all cases, without any interest for the period from the effective time of the merger until such date. In addition, if the employment with WellCare (or any of its affiliates) of a holder of Company Options is, prior to the applicable payment date, terminated by WellCare (or any of its affiliates) for any reason other than “cause” or by the holder for “good reason” (in each case, as such term is defined in the merger agreement), the payment in respect of the Company Options will be accelerated to the next practicable payroll date after the date of termination. Notwithstanding the foregoing, Company Options owned by members of the Board of Directors will be treated the same as outstanding Company Options held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time.
Restricted Shares
Pursuant to the terms of the merger agreement, as of the effective time of the merger, each Restricted Share that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to the per share merger consideration. The right to receive the foregoing consideration with respect to Restricted Shares will vest and be payable (a) with respect to Restricted Shares that are vested as of the effective time of the merger in accordance with their terms, at the effective time of the merger and (b) with respect to Restricted Shares that are not vested in accordance with their terms at the effective time of the merger, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (i) the 12-month anniversary of the date that the merger occurs (or the next payroll date following such anniversary) and (ii) the next payroll date following the date on which such Restricted Share would have otherwise vested in accordance with its terms, and in all cases, without any interest for the period from the effective time of the merger until such date; provided, that, equity awards granted in 2017 to employees (which shall be in the form of Restricted Shares) will convert into an equivalent cash award based on the value of the per share merger consideration and shall vest and be payable in accordance with the scheduled vesting terms of such awards, without any interest for the period from the effective time of the merger until such date. In addition, if the employment with WellCare (or any of its affiliates) of a holder of Restricted Shares is, prior to the applicable payment date, terminated by WellCare (or any of its affiliates) for any reason other than “cause” or by the holder for “good reason” (in each case, as such term is defined in the merger agreement), the payment in respect of the Restricted Shares will be accelerated to the next practicable payroll date after the date of termination. Notwithstanding the foregoing, Restricted Shares owned by members of the Board of Directors will be treated the same as outstanding Restricted Shares held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time.

Treatment of Preferred Stock
Unless the Company has redeemed each share of UAM preferred stock, prior to the effective time, as required by the certificate of designation, WellCare will cause the surviving corporation to redeem on the business day immediately following the merger closing date, in whole and not in part, each share of UAM preferred stock that is issued and outstanding as of the effective time in accordance with the terms of the certificate of designation. The Company will deliver to the holders of record of UAM preferred stock a conditional redemption notice in accordance with the certificate of designation at least 15 days (and not more than 60 days) before the Company’s best estimate of the expected merger closing date. If the merger closing date will be later than initially anticipated, the Company will promptly issue an updated redemption notice that states that the redemption date is set as the first business day after the then-scheduled merger closing date. At the closing of the merger, WellCare will cause the surviving corporation to deposit with the paying agent (as required by the certificate of designation), funds sufficient to redeem the shares of UAM preferred stock and will give such paying agent instructions and authority to pay the redemption price to the holders of the shares of UAM preferred stock to be redeemed upon surrender or deemed surrender in accordance with the certificate of designation. If the merger is not consummated by April 29, 2017, then each share of UAM preferred stock must be redeemed on such date by the Company for cash in an amount equal to $25.00 per share, plus accumulated and unpaid dividends.
Conversion of Convertible Notes
The merger agreement requires the Company to take all necessary actions so that if any of the Convertible Notes issued pursuant to the indenture, dated June 27, 2016 (referred to herein as the “Indenture”), between the Company and U.S. Bank National Bank Association, as trustee (referred to herein as the “Trustee”), remain outstanding as of the effective time of the merger, the Company will (a) execute and deliver to the Trustee a supplemental indenture to the Indenture, as and to the extent required by the Indenture, including to provide that on and after the effective time, each holder of Convertible Notes will have the right to convert such Convertible Notes into the merger consideration that would be payable to holders of the Company’s common stock issuable upon conversion of the Convertible Notes, in accordance with, and subject to, the provisions of the Indenture governing the conversion of the Convertible Notes (including any applicable increase in the “Conversion Rate” thereunder for conversions made in connection with the merger), and (b) cause to be executed and delivered to the Trustee an “Officers’ Certificate” and an “Opinion of Counsel” as such terms are defined in the Indenture in connection with such supplemental indenture, as and to the extent required by the Indenture.
Appraisal Rights
The discussion of the provisions set forth in this section is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the General Corporation Law of the State of Delaware (referred to herein as “Section 262”), a copy of which is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. All references in this summary to “stockholder” are to the holder of record of the shares of UAM common stock immediately prior to the effective time as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Appendix B to this Proxy Statement. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.
ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.
Holders of UAM common stock who do not vote in favor of the adoption of the merger agreement, who properly demand (and do not withdraw or waive) appraisal of their shares, who continuously hold shares through the effective time of the merger, and who otherwise comply with the procedures of Section 262 will be entitled to appraisal rights in connection with the merger under Section 262. In order to exercise and perfect appraisal rights, a holder of record of shares of UAM common stock must follow properly and in a timely manner the steps prescribed in Section 262 and summarized below. Such holders will be entitled to have their shares of UAM common stock appraised by the Delaware Court of Chancery (referred to herein as the “Court”) and to receive the “fair value” of such shares in cash, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.
The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to precisely follow the procedures set forth in Section 262 could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders as of the record date for notice of such meeting with respect to shares for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice to holders of UAM common stock concerning the availability of appraisal rights under Section 262, and the full text of Section 262 is attached hereto as Appendix B. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date a demand for appraisal rights with respect to such shares is made and must continuously hold such shares through the effective time. Accordingly, a stockholder who is the holder of record of shares of UAM common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time, will lose any right to appraisal in respect of such shares. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of UAM common stock, if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.
Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to the Company before the taking of the vote on the merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote in favor of the adoption of the merger agreement. If you sign and return a proxy card that does not contain voting instructions, or submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement. Any proxy or vote against the merger in and of itself will not constitute a demand for appraisal within the meaning of Section 262.
A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, and must state that the person intends thereby to demand appraisal of his, her or its shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. Beneficial owners of shares of UAM common stock have no right directly to demand appraisal; such demands must be made through the holder of record of such shares. A person having a beneficial interest in UAM common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the holder of record to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. A holder of record who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of UAM common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of UAM common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If UAM common stock is held through a broker who in turn holds UAM common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as holder of record.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand for appraisal to the Company at Universal American Corp., 44 South Broadway, White Plains, New York 10601, Attention: Secretary.
The demand must reasonably inform the Company of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within 10 days after the effective time of the merger, the Company must provide notice of the effective time to all of the Company’s stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.
Within 120 days after the effective time of the merger (but not thereafter), any UAM stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the Company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of UAM common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in this paragraph.
Within 120 days after the effective time of the merger (but not thereafter), either the Company or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the value of the shares of UAM common stock owned by stockholders entitled to appraisal rights. If no such petition is filed within such 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The Company has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of UAM common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of UAM common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of UAM common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.
Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy thereof must be made upon the Company. The Company must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the Company has not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.
At the hearing on such petition, the Court will determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. If immediately before the merger the shares of UAM common stock are listed on a national securities exchange, the Court will dismiss the proceedings as to all holders of such shares of UAM common stock who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of UAM common stock, (b) the value of aggregate per share merger consideration for such total number of shares of UAM common stock exceeds $1,000,000, or (c) the merger was approved pursuant to § 253 or § 267 of the General Corporation Law of the State of Delaware. After the Court determines the holders of UAM common stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in the next sentence, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Company may pay to each holder of UAM common stock entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of UAM common stock, as determined by the Court and (ii) interest theretofore accrued, unless paid at that time.
In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, the Company does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of UAM common stock is less than the merger consideration.
The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.
Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to the demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.
At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement by delivering the Company a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the Company’s written consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.
If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262. Failure by any stockholder to comply fully with the procedures of Section 262 of the General Corporation Law of the State of Delaware (as reproduced in Appendix B to this Proxy Statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders of the Company who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.
Certain Material U.S. Federal Income Tax Consequences
The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as such terms are defined below in this Proxy Statement) of UAM common stock who exchange their shares for cash in the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), U.S. Treasury regulations and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations, which could affect the U.S. federal income tax consequences discussed here in a material and adverse manner. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to you. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of UAM common stock as a capital asset within the meaning of Section 1221 of the Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, traders in securities who elect to mark their securities to market, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, taxpayers subject to the alternative minimum tax, U.S. expatriates, controlled foreign corporations, passive foreign investment companies and persons holding their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. In addition, the following discussion may not apply to stockholders who acquired their shares of UAM common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan. This discussion does not address the receipt of cash in connection with the cancellation of stock options or any other matters related to equity compensation or benefit plans or the receipt of cash in redemption of shares of UAM preferred stock. The following discussion does not address potential U.S. state, local, estate and gift tax and non-U.S. tax consequences of the merger.
For purposes of this discussion, a “U.S. holder” is a holder of shares of UAM common stock who or that is, for U.S. federal income tax purposes:
—	an individual who is a citizen or resident of the U.S.;
—	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S., any state of the U.S. or the District of Columbia;
—	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
—	a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (b) it has a valid election in place to be treated as a U.S. domestic trust for U.S. federal income tax purposes.
A “non-U.S. holder” is a holder of  shares of UAM common stock, who is not a U.S. holder.
If shares of UAM common stock are held by a partnership (or other entity treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner in the partnership (or owner of such partnership) will generally depend upon the status of the partner or owner and the activities of the entity. Partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) that hold shares of UAM common stock and partners (or owners) of such entities are urged to consult their own tax advisors regarding the tax consequences of the merger.
All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the U.S. state, local, estate and gift tax and non-U.S. tax consequences of the disposition of their shares in the merger.
U.S. Holders
For U.S. federal income tax purposes, the merger will be treated as a taxable sale of UAM common stock for cash by each of the Company’s stockholders. Accordingly, if you are a U.S. holder, the U.S. federal income tax consequences to you generally will be as follows:
—	You will recognize a capital gain or loss upon the disposition of your shares of UAM common stock pursuant to the merger.
—	The amount of gain or loss you recognize will be measured by the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares of UAM common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).
—	The capital gain or loss, if any, will be long-term capital gain or loss with respect to shares of UAM common stock that were held for more than one year at the time of the merger. Net long-term capital gain of certain non-corporate U.S. holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
A non-U.S. holder generally will not be subject to U.S. federal income tax on the gain (if any) recognized on the exchange of shares of UAM common stock for cash pursuant to the merger, unless (a) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, (b) the non-U.S. holder is an individual who holds such shares of UAM common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition (and certain other conditions are satisfied) or (c) UAM is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding the merger and the period during which the non-U.S. holder held the shares of UAM common stock, as the case may be, and certain other conditions are met. We believe that we are not, and have not been during the applicable period, a United States real property holding corporation for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
In general, payment of cash proceeds pursuant to the merger made to U.S. holders other than certain exempt recipients, such as corporations, will be reported to the U.S. holders and the Internal Revenue Service. These amounts will be subject to backup withholding at a rate of 28% if the U.S. holder (a) fails to furnish a correct taxpayer identification number (referred to herein as a “TIN”), (b) fails to report interest or dividend income in full, (c) fails to certify it is exempt from withholding, or (d) otherwise fails to comply with applicable requirements of the backup withholding rules.
The payment of cash proceeds pursuant to the merger made to a non-U.S. holder through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of cash proceeds pursuant to the merger to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (referred to herein as a “U.S. related financial intermediary”). In the case of the payment of proceeds pursuant to the merger to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the U.S. Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary.
Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the U.S. Internal Revenue Service.
Stockholders are urged to consult their own tax advisors on the application of information reporting and backup withholding in light of their particular circumstances.
The foregoing discussion of certain material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of UAM common stock. The Company urges you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of UAM common stock pursuant to the merger.
Dissenting Stockholders
Each holder of UAM common stock who perfects appraisal rights with respect to the merger, as discussed under “The Merger (Proposal 1)—Appraisal Rights” beginning on page 55, and who receives cash in respect of their shares of UAM common stock should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.
Litigation Related to the Merger
Since the announcement by the Company and WellCare, on November 17, 2016, that they had entered into the merger agreement, no lawsuits challenging the merger have been filed by purported UAM stockholders.
Payment of Merger Consideration and Surrender of Stock Certificates
At the effective time of the merger, the Company will become an indirect wholly owned subsidiary of WellCare and each stockholder of record immediately prior to the effective time (other than (a) shares of UAM common stock held in the treasury of the Company or owned by the Company or any of its wholly owned subsidiaries, (b) shares of UAM common stock owned by WellCare or any of its affiliates (including Merger Sub), and (c) shares of UAM common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected (and not withdrawn or waived) their appraisal rights in compliance with Section 262 of the General Corporation Law of the State of Delaware) will be entitled to receive $10.00 in cash, without interest and less any applicable withholding taxes, for each share of UAM common stock such stockholder holds immediately prior to the effective time. WellCare will designate the paying agent to make the cash payments contemplated by the merger agreement. At the effective time, WellCare will deposit or cause to be deposited with the paying agent an amount equal to the aggregate merger consideration. The paying agent will deliver to you your merger consideration according to the procedure summarized below.
No later than three business days following the effective time, the paying agent will mail to each holder of UAM common stock converted into the right to receive the merger consideration a customary letter of transmittal and instructions for surrendering stock certificates or book-entry shares.

The paying agent will promptly pay you your merger consideration after you have (a) surrendered your stock certificates or book-entry shares to the paying agent together with a properly completed letter of transmittal and any other documents required by the paying agent and (b) provided to the paying agent any other items specified by the letter of transmittal.
No interest will be paid or will accrue on the per share merger consideration payable upon surrender of the stock certificates or book-entry shares. WellCare, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to deduct and withhold with respect to the payment of such consideration under applicable tax laws.
You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) or book-entry shares to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if (a) the surrendered stock certificate is accompanied by all documents required by WellCare to evidence and effect that transfer and (b) the person requesting such payment pays any applicable transfer taxes or establishes to the satisfaction of WellCare and the paying agent that such transfer taxes have been paid or are not applicable.
You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.
The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.
After the  merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.
None of WellCare, the surviving corporation nor the paying agent will be liable to any holder of stock certificates or book-entry shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.
Any portion of the payment fund that remains unclaimed by the holders of stock certificates or book-entry shares one year after the effective time will be delivered by the paying agent to WellCare upon demand, and any former stockholders who have not surrendered their shares in exchange for merger consideration will thereafter look only to WellCare for payment of the merger consideration.

THE MERGER AGREEMENT
This section of the Proxy Statement summarizes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this Proxy Statement and incorporated into this Proxy Statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this Proxy Statement. The Company urges you to read the merger agreement carefully and in its entirety.
The summary of the merger agreement in this Proxy Statement is included to provide you with information regarding some of its material provisions. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement including information in a disclosure letter that the Company has provided to WellCare and Merger Sub. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. The merger agreement is described in, and included as an appendix to, this Proxy Statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding the Company, WellCare, Merger Sub or the Company’s respective businesses. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.
General; The Merger
The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware. After the completion of the merger, the Company will continue its corporate existence under the General Corporation Law of the State of Delaware as the surviving corporation and immediately following the closing of the merger, become an indirect wholly owned subsidiary of WellCare. If the merger is completed, the UAM common stock will be delisted from the NYSE, will be deregistered under the Exchange Act, and will no longer be publicly traded, and the Company will no longer be required to file periodic reports with the SEC with respect to UAM common stock, in each case, in accordance with applicable law, rule or regulation. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as the Company’s stockholders, with the exception of (a) members of senior management who may be entitled to participate in equity plans of the surviving corporation or its affiliates or (b) as otherwise provided in this Proxy Statement. Therefore, following the completion of the merger, the Company’s current stockholders will not participate in any of the Company’s future earnings or growth and will not benefit from any appreciation in the value of the Company, if any, including any appreciation in value that could be realized as a result of the acquisition of the Company by WellCare.

Closing and Effective Time of the Merger
The closing of the merger will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the fifth business day after the day on which the conditions to closing (see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 84) (other than those conditions that by their nature are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the merger agreement or (b) at such other place and time as WellCare and the Company may agree in writing.
The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and WellCare may agree and specify in the certificate of merger).
Certificate of Incorporation; Bylaws; Directors and Officers
At the effective time, the certificate of incorporation of Merger Sub will be amended and restated in the form attached to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation until further amended as provided therein and by applicable law.
The bylaws of Merger Sub, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation until thereafter amended as provided in the surviving corporation’s certificate of incorporation, the surviving corporation’s bylaws and applicable law.
From and after the effective time, (a) the directors of Merger Sub immediately prior to the effective time will be, from and after the effective time, the directors of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation, the surviving corporation’s bylaws and applicable law, and (b) the officers of Merger Sub immediately prior to the effective time will be, from and after the effective time, the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation, the surviving corporation’s bylaws and applicable law.
Conversion of Securities
Common Stock
At the effective time of the merger:
•	each share of UAM common stock issued and outstanding immediately prior to the effective time (other than the excluded shares and dissenting shares, if any) will be converted into the right to receive the per share merger consideration in cash, without interest and all such shares that have been converted will be cancelled automatically and cease to exist;
•	each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation; and
•	each share of UAM common stock held in the treasury of the Company, owned by the Company or any of its wholly owned subsidiaries, or WellCare or any of its affiliates (including Merger Sub) (such shares referred to herein, collectively, as the “excluded shares”) immediately prior to the effective time will be cancelled automatically and cease to exist, and no consideration will be paid for such shares.

Preferred Stock
Unless, prior to the effective time, the Company has redeemed each share of UAM preferred stock as required by the certificate of designation, WellCare will cause the surviving corporation to redeem on the business day immediately following the merger closing date, in whole and not in part, each share of UAM preferred stock that is issued and outstanding as of the effective time in accordance with the terms of the certificate of designation.  The Company will deliver to the holders of record of UAM preferred stock a conditional redemption notice in accordance with the certificate of designation at least 15 days (and not more than 60 days) before the Company’s best estimate of the expected merger closing date.  The redemption notice will include, among other things (a) the date of the redemption set as the first business day after the expected merger closing date, (b) that all of the UAM preferred stock are to be redeemed, (c) the redemption price per the certificate of designation, (d) the location to surrender the preferred stock certificates for payment, and (e) that dividends will cease to accumulate after such redemption. If the merger closing date will be later than initially expected, the Company will promptly issue an updated redemption notice that states that the redemption date is set as the first business day after the then-scheduled effective time. At the closing of the merger, WellCare will cause the surviving corporation to deposit with the paying agent (as required by the certificate of designation), funds sufficient to redeem the shares of UAM preferred stock and will give such paying agent instructions and authority to pay the redemption price to the holders of the shares of UAM preferred stock to be redeemed upon surrender or deemed surrender in accordance with the certificate of designation.
Outstanding Company Options and Restricted Shares
Pursuant to the terms of the merger agreement, as of the effective time of the merger, (x) each Company Option that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the per share merger consideration over the exercise price of such Company Option multiplied by the aggregate number of shares of UAM common stock in respect of such Company Option immediately before the effective time of the merger and (y) each Restricted Share that is outstanding immediately prior to the effective time of the merger will, at the effective time, be cancelled and converted into the right to receive the per share merger consideration in cash. For a description of vesting and payment mechanics with respect to Company Options and Restricted Shares, see “The Merger Agreement—Payment Procedures—Outstanding Company Option and Restricted Share Payment Procedures” beginning on page 66.
Convertible Notes
Following the consummation of the merger, each holder of the Convertible Notes that remain outstanding will have the right to (a) convert its Convertible Notes into the right to receive the per share merger consideration multiplied by the number of shares of UAM common stock issuable upon conversion of the Convertible Notes, which number will reflect an increased conversion rate because the merger will constitute a “Make-Whole Fundamental Change” under the terms of the indenture governing the Convertible Notes (to the extent the conversion occurs “in connection with” the merger), or (b) require that the Company repurchase its Convertible Notes at a repurchase price (payable in cash) equal to 100.000% of the principal amount plus accrued interest (referred to herein as a “Fundamental Change Repurchase”).  The offer with respect to the Fundamental Change Repurchase will be made after the effective date of the merger.  If notice of  conversion of a Convertible Note is received by the conversion agent at or after the effective date of the merger and up to and including the business day immediately prior to the date of the Fundamental Change Repurchase, such conversion will be deemed to be “in connection with” the merger.
Payment Procedures
Common Stock Payment Procedures
Not less than 10 business days prior to the effective time, WellCare will select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the merger and will enter into a paying agent agreement with paying agent, in form and substance reasonably satisfactory to the Company. WellCare will be responsible for all fees and expenses of paying agent. Immediately prior to or at the effective time, WellCare will deposit or cause to be deposited with the paying agent an amount equal to the aggregate per share merger consideration payable to holders of shares of UAM common stock (other than holders of excluded shares and dissenting shares).
No later than three business days following the effective time, the paying agent will mail to each holder of shares of UAM common stock converted into the right to receive the per share merger consideration (other than excluded shares and dissenting shares) a customary letter of transmittal and instructions for surrendering stock certificates or book-entry shares.
For information with respect to the conversion of Convertible Notes, see “The Merger—Covenants of Each Party—Convertible Notes” beginning on page 83.
YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.
Outstanding Company Option and Restricted Share Payment Procedures
The right to receive the cash amounts described above with respect to Company Options and Restricted Shares will vest and be payable (a) with respect to Company Options or Restricted Shares that are vested as of the effective time of the merger in accordance with their terms, at the effective time of the merger and (b) with respect to Company Options or Restricted Shares that are not vested in accordance with their terms at the effective time of the merger, in each case, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (i) the 12-month anniversary of the date that the effective time occurs (or the next payroll date following such anniversary) and (ii) the next payroll date following the date on which such Company Option or Restricted Share, as applicable, would have otherwise vested in accordance with its terms, and in all cases, without any interest for the period from the effective time of the merger until such date; provided, that equity awards granted in 2017 to employees (which shall be in the form of Restricted Shares) will convert into an equivalent cash award based on the value of the per share merger consideration and shall vest and be payable in accordance with the scheduled vesting terms of such awards, without any interest for the period from the effective time of the merger until such date. In addition, with respect to all Company Options and Restricted Shares (including those awards granted in 2017), if the employment with WellCare (or any of its affiliates) of a holder of Company Options or Restricted Shares is, prior to the applicable payment date, terminated by WellCare (or any of its affiliates) for any reason other than “cause” or by the holder for “good reason” (in each case, as such term is defined in the merger agreement), the payment in respect of the Company Options or Restricted Shares, as applicable, will be accelerated to the next practicable payroll date after the date of termination. Company Options and Restricted Shares owned by members of management and the Board of Directors will be treated the same as outstanding Company Options and Restricted Shares held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time.
Preferred Stock Payment Procedures
At the closing of the merger, WellCare will cause the surviving corporation to deposit with the paying agent (as defined in the certificate of designation), sufficient funds to redeem the shares of UAM preferred stock and will give such paying agent instructions and authority to pay the redemption price to the holders of the shares of UAM preferred stock to be redeemed upon surrender or deemed to be surrendered in accordance with the certificate of designation. Any redemption of UAM preferred stock shall comply in all respects with the certificate of designation.
General Payment Procedures
You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) or book-entry shares to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if (a) the surrendered stock certificate is accompanied by all documents required by WellCare to evidence and effect that transfer and (b) the person requesting such payment pays any applicable transfer taxes or establishes to the satisfaction of WellCare and the paying agent that such transfer taxes has been paid or are not applicable.
No interest will be paid or will accrue on the per share merger consideration payable upon surrender of the stock certificates or book-entry shares. WellCare, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to be deducted and withheld with respect to the payment of such consideration under applicable tax laws. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the merger agreement.
None of WellCare, the surviving corporation nor the paying agent will be liable to any holder of stock certificates or book-entry shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.
The paying agent will invest the payment fund as directed by WellCare, provided, that such investment must be in (a) obligations of, or guaranteed by, the United States, (b) in commercial paper obligations of issuers organized under the law of a state of the United States, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or (c) in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000 or in mutual funds investing in such assets.  Any such investment will be for the benefit, and at the risk, of WellCare, and any interest or other income resulting from such investment will be for the benefit of WellCare; provided, that no such investment or losses thereon will affect the per share merger consideration payable to former stockholders of the Company, and WellCare will promptly provide, or will cause the surviving corporation to promptly provide, additional funds to the paying agent for the benefit of the former stockholders of the Company in the amount of any such losses to the extent necessary to satisfy the obligations of WellCare and the surviving corporation in connection with the merger.
Any portion of the payment fund that remains unclaimed by holders of stock certificates or book-entry shares one year after the effective time will be delivered by the paying agent to WellCare upon demand, and any former stockholders who have not surrendered their shares in exchange for merger consideration will thereafter look only to WellCare for payment of the merger consideration.
Payment Procedures in Respect of Dissenting Shares
Any shares of UAM common stock outstanding immediately prior to the effective time for which holders thereof have not voted in favor of adopting the merger agreement or consented in writing and are entitled to demand and have demanded (and not withdrawn or waived) their appraisal rights in respect of such shares in compliance with Section 262 of the General Corporation Law of the State of Delaware (referred to herein as “dissenting shares”) will not be converted into the right to receive the merger consideration. At the effective time (a) all dissenting shares will be canceled and cease to exist and (b) the holders of dissenting shares will be entitled only to such rights as may be granted to them under the General Corporation Law of the State of Delaware.
If any holder of dissenting shares effectively withdraws or loses its appraisal rights (through failure to perfect such appraisal rights or otherwise), then such holder’s shares (a) will be deemed no longer to be dissenting shares and (b) will be treated as if they had been converted automatically at the effective time into the right to receive the merger consideration upon surrender of the common stock certificates or book-entry shares formerly representing such shares.
The Company will provide WellCare with prompt notice of any written demands for appraisal of any shares of UAM common stock, attempted withdrawals of such demands and any other related instrument or notice served on the Company under the General Corporation Law of the State of Delaware, as well as the right to participate in and, at WellCare’s election and expense, direct all negotiations and proceedings with respect to such demands for appraisal.  The Company will not (or cause or permit any Person on its behalf to) offer to make or make any payment or settle, compromise, or offer to settle or compromise, or otherwise negotiate with respect to any such demands for appraisal without the prior written consent of WellCare.

Representations and Warranties
The representations, warranties and covenants in the merger agreement were made only for the purpose of the merger agreement and solely for the benefit of the parties to the merger agreement and as of specific dates, in accordance with and subject to the terms of the merger agreement, and the merger agreement is not intended to, and does not, confer upon any person other than the parties thereto any rights or remedies thereunder, including the right to rely upon the representations and warranties set forth therein, except as expressly set forth therein. Such representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, may or may not have been accurate as of any specific date, and may be subject to important limitations and qualifications (including exceptions thereto set forth in disclosure schedules agreed to by the contracting parties) and may therefore not be complete. The representations, warranties and covenants in the merger agreement may also be subject to standards of materiality applicable to the contracting parties that may differ from those generally applicable to public disclosures to stockholders and reports and documents filed with the SEC. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, WellCare, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WellCare’s or the Company’s public disclosures.
Representations and Warranties of the Company
The merger agreement contains various representations and warranties made by Company to WellCare that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties in the merger agreement relate to, among other things:
—	organization, good standing, corporate power and qualification to do business;
—	the Company’s organizational documents;
—	government consents, approvals or other authorizations or notifications required to complete the merger;
—	due authority, adoption of, and declaration of advisability with respect to, the merger agreement and the merger;
—	the absence of violations or breaches of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements to which the Company or its subsidiaries is a party or result in the creation of any liens upon the Company’s assets, as a result of the Company entering into and performing under the merger agreement and consummating the merger;
—	the vote of a majority of the holders of UAM common stock being the only vote necessary to approve the merger agreement;
—	the enforceability of the merger agreement;
—	capitalization of the Company and its subsidiaries;
—	SEC filings, the absence of material misstatements or omissions from such filings;
—	the Company’s financial statements, disclosure controls and procedures and internal controls over financial reporting;
—	the absence of a material adverse effect on the Company and the absence of certain other changes since September 30, 2016 through the date of the merger agreement;

—	litigation;
—	material contracts;
—	benefit plans;
—	labor relations;
—	tax matters;
—	environmental matters;
—	intellectual property;
—	real property and personal property;
—	permits and compliance with applicable laws;
—	the absence of undisclosed liabilities;
—	compliance with specific health care laws;
—	takeover statutes;
—	affiliate transactions;
—	insurance policies, reports and laws, reinsurance agreements and the absence of capital or surplus maintenance requirements;
—	the compliance by the Company’s agents with applicable law;
—	the opinion of the Company’s financial advisor; and
—	the absence of brokers and brokers’ fees, except fees payable to the Company’s financial advisor.
Some of the Company’s representations and warranties are qualified as to “materiality” or  “Company Material Adverse Effect.” For the purposes of the merger agreement, “Company Material Adverse Effect” means an effect, circumstance, event or change that, individually or in the aggregate, (a) prevents, materially impedes, or materially delays the ability of the Company to consummate the transactions contemplated by the merger agreement or (b) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, that for purposes of item (b) (immediately above) the term “Company Material Adverse Effect” will not include any effects, circumstances, events or changes relating to or arising from:
A.	conditions (economic, political, social, regulatory or otherwise) generally affecting the industries in which the Company and its subsidiaries operate,
B.	the domestic U.S., foreign or regional economic, financial, political, social or geopolitical conditions or events in general in jurisdictions in which the Company or any of its subsidiaries has material operations,
C.	changes or conditions in the financial, debt, credit or capital markets,
D.	changes or proposed changes in law, or standards or interpretations thereof (including any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any health care law), which includes Centers for Medicare and Medicare Services (sometimes referred to herein as “CMS”) written interpretation and guidance, generally affecting the industries in which the Company or any of its subsidiaries operate, or the introduction or enactment of legislation or the proposal or adoption of any rule or regulation affecting Medicare pricing, reimbursement, competitive bidding or other aspects of the healthcare, health insurance or managed care industries, in each case, generally affecting the industries in which the Company and its subsidiaries operate,
E.	changes or proposed changes in United States generally accepted accounting principles (referred to herein as “GAAP”), any insurance company or health maintenance organization conducting an insurance business, the statutory accounting practices prescribed or permitted by law or governmental authorities seated in the jurisdiction where such insurance company or health maintenance organization is domiciled and responsible for the regulation thereof (referred to herein as “SAP”), actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States (referred to herein as “ASOP”) or other accounting principles or requirements, or standards or interpretations thereof,
F.	changes in interest rates,
G.	any actions taken, to the extent required by the merger agreement or failure to take any actions to the extent prohibited by the merger agreement, including compliance by the Company and its subsidiaries with the express terms of the merger agreement,
H.	any decline in the market price, or change in trading volume, of UAM common stock, any decrease of the ratings or ratings outlook for the Company by any of the credit rating agencies and the consequences of any such ratings or outlook decrease, or the failure of the Company to meet any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred),
I.	escalation or outbreak of hostilities, acts of terrorism (including cyber-terrorism), sabotage or military conflicts,
J.	an epidemic, plague, pandemic or other outbreak or illness (including any non-human epidemic, pandemic or other similar outbreak or illness), flood, earthquake, tornado, hurricane, cyclonic storm, windstorm, volcano, tsunami or other natural disaster or act of God,
K.	the entry into, or any announcement or disclosure of, the merger agreement or merger, including any effects related to the identity of any of WellCare or any of its affiliates and any loss of a customer, supplier, contractor, agent, provider, physician, employee or CMS contract as a result of the identity of WellCare (provided, that this exception does not apply to references to “Company Material Adverse Effect” in the representations and warranties regarding governmental authorizations or non-contravention), or
L.	the commencement, or threatened commencement, in and of itself of a program audit by CMS of the Company or any of its subsidiaries (but, for the avoidance of doubt, not the results of any such audit), except, in the case of items (A) through (G) and (J) (immediately above), to the extent (and only to the extent) that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby (relative to other similarly situated participants in the industries in which the Company and its subsidiaries operate but only with respect of such participation (i.e., disregarding any other operations of such participants)).

Representations and Warranties of WellCare and Merger Sub
The merger agreement also contains various representations and warranties made by WellCare and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:
—	organization, good standing and corporate power;
—	government consents, approvals or other authorizations or notifications required to complete the merger;
—	due authority, adoption of, and declaration of advisability with respect to, the merger agreement and the merger;
—	the absence of violations or breaches of, or conflicts with, the governing documents of WellCare and Merger Sub, applicable law and certain agreements to which WellCare or its subsidiaries is a party, as a result of WellCare and Merger Sub entering into and performing under the merger agreement and consummating the merger;
—	WellCare’s ownership of Merger Sub;
—	the absence of any shares of UAM common stock, or securities that are convertible, exchangeable or exercisable into UAM common stock, owned, acquirable, or able to be voted by WellCare or Merger Sub;
—	sufficiency of the funds to which WellCare and Merger Sub will have access to as of the effective time to pay the amounts to be paid by WellCare and Merger Sub in connection with the transactions contemplated by the merger agreement;
—	litigation;
—	the absence of arrangements with the Company’s management with respect to the merger or the Company’s operations after the effective time;
—	the absence of brokers and brokers’ fees; and
—	independent investigation and acknowledgment as to the absence of any express or implied representations or warranties other than those made by the merger agreement.
None of the representations and warranties in the merger agreement will survive the effective time.
Covenants of the Company
The Company has various obligations and responsibilities under the merger agreement from the date of the merger agreement until the effective time, including, but not limited to, the following:
Conduct of Business Pending the Merger
During the period between the date of the merger agreement and the earlier of the effective time or the termination of the merger agreement, except as expressly contemplated by the merger agreement, as set forth in the disclosure letter delivered by the Company to WellCare or as required by applicable law, without the prior written consent of WellCare (such consent not to be unreasonably withheld, conditioned or delayed), the Company has agreed to, and has agreed to cause each of its subsidiaries to, use reasonable best efforts to  (a) conduct its operations (including, for the avoidance of doubt, compliance functions) only in the ordinary course of business, and (b) maintain and preserve intact its business organization, to retain the services of its current officers and key employees (provided, that increases in compensation may only be required if in the ordinary course of business and in compliance with the terms of the merger agreement relating to compensation and benefits) and to preserve the goodwill of its material customers, members, providers, suppliers, agents, employees and other persons with whom it has material business relationships.
Except as otherwise expressly contemplated or expressly permitted by the merger agreement (including the redemption of UAM preferred stock to the extent required by the certificate of designation), as set forth in the disclosure letter delivered by the Company to WellCare or as required by applicable law, from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), the Company will not, and will not permit any of its subsidiaries to, take certain actions, without WellCare’s prior written consent (which will not to be unreasonably withheld, conditioned or delayed), including, among other things:
—	amend its or its subsidiaries’ organizational documents;
—	make, set aside, establish a record date or authorize, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned subsidiaries of the Company, and regular quarterly dividends on the UAM preferred stock in accordance with the terms of the certificate of designation;
—	adjust, split, combine, amend the terms of, reclassify, redeem, purchase (directly or indirectly), or extend any right or option to acquire any of its capital stock or other securities, as applicable;
—	issue, transfer, sell, deliver, pledge or otherwise encumber any of its capital stock or other securities (other than pursuant to the exercise of Company Options, the vesting of Restricted Shares, and the conversion of any Convertible Note);
—	enter into any contract with respect to the sale, voting, registration or repurchase of its capital stock or other securities;
—	increase the compensation or benefits payable to any current or former employee or any directors or officers, other than cost-of-living adjustments to base salaries, made in the ordinary course of business, but in no event to exceed 2.7% in the aggregate for all employees for whom salary increases are made;
—	grant any severance or termination pay, retention or change-in-control payments to any current or former employee, director or independent contractor other than as mandated by a pre-existing benefit plan;
—	renew, enter into or amend any employment or severance agreement with any current or former employee or any director or independent contractor;
—	establish, adopt, enter into, amend or terminate any benefit plan (other than amendments associated with the annual open enrollment process in the ordinary course of business consistent with past practice applicable, generally, to the employee population as a whole);
—	enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative;
—	implement any facility closings, employee layoffs or reductions in workforce that do not comply with the WARN Act, or implement any employee layoffs or reductions in workforce in violation of the WARN Act;
—	hire any employee with an expected annual base compensation in excess of $200,000, other than as a replacement in the case of a resignation or termination, or terminate any employee with annual base compensation in excess of $200,000, other than terminations for cause;
—	accelerate the vesting, funding or payment of any compensation or benefits to any current or former employee or any directors or officers, except, among other things, (a) to the extent required by applicable law, the merger agreement or any benefit plan, or (b) in conjunction with new hires, promotions and changes in job positions or status with respect to employees with annual base compensation less than $200,000;
—	acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, other than (a) personal property, assets or other tangible or intangible property (including intellectual property, but not including any equity interests or interests in a business) in the ordinary course of business or (b) any person or any equity interests, assets or business division thereof engaged in the “Medicare Advantage” business, in the case of both (a) and (b) for aggregate consideration for such acquisitions not in excess of $2,500,000;
—	sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets in excess of $2,500,000 in the aggregate, other than the disposition of obsolete assets in the ordinary course, in accordance with the expiration of intellectual property licenses or as otherwise agreed;
—	enter into, terminate or request a material change or waive any material rights under any material contracts other than in the ordinary course of business;
—	enter into any contracts that restrict the Company or any of its subsidiaries or their successors from competing in a line of business or geographic area in any material respect;
—	terminate, amend or modify any certificate of authority to conduct business as an insurance company, health maintenance organization or managed-care plan or other material permits;
—	incur, assume or guarantee debt in excess of $2,500,000, other than pursuant to outstanding indebtedness instruments or in connection with interest rate hedges on terms in the ordinary course of business;
—	make any loans or capital contributions in excess of $1,000,000 in the aggregate, or investments, other than as between the Company and its subsidiaries or to third-party agents (in an aggregate amount not to exceed $1,000,000), in each case, in the ordinary course of business consistent with past practice;
—	make, change, or rescind any material tax election, file any material amendment to a tax return, settle any material tax claim or assessment, surrender any right to claim a material refund of a material amount of taxes, consent to any extensions or waivers of limitations applicable to material tax claims or assessments, enter into any material closing agreement with a taxing authority, or take any other action that may have a material impact on the Company’s or any of its subsidiaries’ tax assets or liabilities;
—	except as required by GAAP, SAP, ASOP or applicable law, make any material change in its (a) accounting policies, practices or procedures, (b) investment, hedging, underwriting or claims administration policies, practices or procedures or (c) methodologies for estimating and providing medical costs and other liabilities;
—	waive, release, assign, settle or compromise any material legal action or any material settlement agreement or other understanding with any governmental authority with respect to any legal action, other than a waiver, release, assignment, settlement or compromise limited only to the payment of money not in excess of $750,000 individually or $3,000,000 in the aggregate, or in connection with certain shareholder litigation, as described below;
—	enter into or amend the terms of any contract with any affiliate, director or officer of the Company that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by the merger agreement or require disclosure under Item 404 of Regulation S-K of the SEC;
—	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

—	authorize or make any capital expenditures that exceed $2,000,000 in the aggregate;
—	license, sell, transfer, encumber or otherwise dispose of any of material intellectual property other than in the ordinary course of business or in connection with a permitted sale or disposition, or disclose any material confidential information to third parties (other than pursuant to a written confidentiality agreement with reasonable protections or an acceptable confidentiality agreement); or
—	agree in writing, authorize or commit to do any of the foregoing.
Solicitation of Takeover Proposals
Except as described below, from the date of the merger agreement until the effective time, the Company must not, and must cause its subsidiaries not to, and the Company must use its reasonable best efforts to cause its representatives not to:
—	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a “Takeover Proposal” (as defined below in this Proxy Statement);
—	enter into, continue or otherwise have any discussions (other than to state that the Company is not permitted to have discussions under the merger agreement, or to clarify the terms thereof), or otherwise participate in any negotiations regarding a Takeover Proposal;
—	execute or enter into any contract with respect to a Takeover Proposal (other than an acceptable confidentiality agreement, if the Board of Directors determines, in consultation with its legal and financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to lead to a “Superior Proposal” (as defined below in this Proxy Statement) and the failure to take any such action would be inconsistent with its fiduciary duties under applicable law);
—	take any action to make the provisions of any anti-takeover law or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents inapplicable to any transactions contemplated by any Takeover Proposal; or
—	authorize any of or commit to agree to do any of the foregoing, other than in connection with the actions permitted in connection with a Superior Proposal or a withdrawal, modification or amendment of the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in a manner adverse to WellCare in light of an “Intervening Event” (as defined below in this Proxy Statement).
A “Takeover Proposal” is defined in the merger agreement to mean any proposal, offer, inquiry or indication of interest from a third-party or group (as defined in Section 13 of the Exchange Act) of third parties, whether involving a single or a series of related transactions, relating to the following:
—	a merger, consolidation, share exchange or business combination involving the Company or any of its subsidiaries representing 15% or more of the Company’s assets, revenues or earnings;
—	a sale, lease, exchange, mortgage, transfer or other disposition of 15% or more of the Company’s assets, revenues or earnings;
—	a direct or indirect acquisition, purchase, issuance or sale of shares of capital stock or other equity interest or other securities representing 15% or more of the voting power of the capital stock of the Company or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer;

—	a reorganization, recapitalization, liquidation or dissolution of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries taken as a whole; or
—	any other transaction having a similar effect to those described in the immediately preceding four bullets, or any combination of any such transactions (other than the transactions contemplated by the merger agreement).
Fiduciary Out; Superior Proposals; Intervening Events
A “Superior Proposal” is defined in the merger agreement to mean a Takeover Proposal (substituting “more than 75%” for “15%” in each instance in the description of Takeover Proposal above) or a Takeover Proposal for all or substantially all of the Company’s Texas Medicare Advantage business, whether alone or together with other assets or businesses of the Company, that, in either case, the Board of Directors determines, in consultation with its legal and financial advisors and considering such factors as the Board of Directors considers appropriate, is:
—	on terms and conditions more favorable, from a financial point of view, to the stockholders than those contemplated by the merger agreement; and
—	is reasonably likely to be consummated.
An “Intervening Event” is defined in the merger agreement to mean any material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that:
—	was not known, or reasonably foreseeable based on facts known as at the date of the merger agreement, to the Board of Directors as of or prior to the date of the merger agreement (or, if known, the consequences of which were not known, or reasonably foreseeable based on facts known as at the date of the merger agreement, to the Board of Directors as of the date of the merger agreement); and
—	does not relate to or involve a Takeover Proposal.
Notwithstanding the foregoing, following the receipt of a Takeover Proposal after entry into the merger agreement that was not the result of a breach of the Company’s non-solicitation obligations as set forth above, if the Board of Directors determines, in consultation with its legal and financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take any such action would be inconsistent with its fiduciary duties under applicable law, the Company may (a) furnish the person making such Takeover Proposal  with access and information with respect to the Company and its subsidiaries (including through a physical or electronic data room) pursuant to (i) a confidentiality agreement on terms that are not less favorable in the aggregate to the Company than those contained in the confidentiality agreement between WellCare and the Company, and must include customary standstill provisions (except that such provisions may include an exception to the extent necessary to allow such person to make a confidential proposal to the Board of Directors) or (ii) an existing confidentiality agreement that predates the merger agreement (such agreement referred to herein as an “acceptable confidentiality agreement”), provided, that all such written material non-public information has previously been provided to WellCare substantially concurrently with the time it is provided to such person (and in any event within 24 hours), and (b) participate in discussions, communications and negotiations regarding such Takeover Proposal.
Within one business day, the Company is required to advise WellCare in writing of the receipt of (a) any Takeover Proposal or (b) any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. The Company is required to disclose to WellCare the material terms, conditions and status of any such Takeover Proposal and provide copies of any such written inquiry, proposal, offer or request for information, including the identity of the person or group of persons making such inquiry, proposal, offer or request for information (provided, that the Company will not be required to disclose such person’s identity if such disclosure is prohibited by the terms of a confidentiality agreement that predates the merger agreement).  The

Company is required to notify WellCare within one business day of any material modifications to the financial or other material terms of such Takeover Proposal or inquiry, proposal, offer or request for information.
Except as described below, the Board of Directors may not, directly or indirectly, (a) withdraw, modify or amend the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in any manner adverse to WellCare, (b) approve, endorse or recommend a Takeover Proposal, (c) approve, recommend or allow the Company to enter into a contract relating to a Takeover Proposal (other than an acceptable confidentiality agreement), (d) fail to include the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in the Proxy Statement or (e) formally resolve to effect or publicly announce a determination or resolution to effect any of the foregoing.
Notwithstanding the foregoing, the merger agreement provides that the Board of Directors may, at any time prior to the adoption of the merger agreement by the affirmative vote of the holders of UAM common stock, in response to a Superior Proposal received by the Board of Directors after the date of the merger agreement, terminate the merger agreement to enter into a contract with respect to such Superior Proposal, but only if:
—	such Superior Proposal did not result from a material breach of the Company’s non-solicitation obligations;
—	the Company provides prior written notice to WellCare that it is prepared to terminate the merger agreement to enter into a contract in respect of such Superior Proposal, which notice must include a summary of the material terms and copies of all material documents relating to such Superior Proposal and the identity of the person making the Superior Proposal;
—	during the five-business day period following such notice, the Company has negotiated in good faith (to the extent WellCare desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement and any ancillary agreements with the intent of causing such Superior Proposal to no longer be a Superior Proposal; and
—	WellCare does not make, within five business days after the receipt of such notice, a binding, written and complete proposal that the Board of Directors determines in good faith, after consultation with its legal and financial advisors, causes the Superior Proposal to no longer be a Superior Proposal (and any amendment, revision, change or supplement to the financial terms or other material terms or conditions of the Superior Proposal will require a new written notification and a new negotiation period of three business days instead of five business days).
In addition, the merger agreement provides that, at any time prior to the adoption of the merger agreement by the affirmative vote of the holders of UAM common stock, the Board of Directors may withdraw, modify or amend its recommendation to the holders of UAM common stock in respect of the merger in a manner adverse to WellCare, if, following the occurrence of an Intervening Event:
—	the Board of Directors has concluded in good faith, following consultation with its outside legal counsel that, in light of such Intervening Event, its failure to withdraw, modify or amend the recommendation of the Board of Directors to stockholders in respect of the merger would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and
—	the Board of Directors has first (x) provided prior written notice to WellCare that the Board of Directors is prepared to withdraw, modify or amend its recommendation to the holders of UAM common stock in respect of the merger in a manner adverse to WellCare, which notice will include a reasonably detailed description of the facts and circumstances relating to such Intervening Event and (y) complied, as applicable, with (a) the five-business day notice requirement to negotiate with WellCare and (b) the obligation that WellCare make a binding, written and complete proposal during that period (subject to the right to require a new written notification and a new notification period of three business days instead of five business days in certain circumstances) as described above in respect of a Superior Proposal as if such requirements related to an Intervening Event instead of a Superior Proposal.

None of the above will prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a customary “stop, look and listen” statement pending disclosure of its position thereunder, or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Board of the Directors, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable law or such disclosure is otherwise required under applicable law.
Any violation of the Company’s non-solicitation obligations by any subsidiary of the Company or their or the Company’s representatives will constitute a breach of the Company’s obligations. Neither the Company nor its subsidiaries may enter into any agreement that prohibits or restricts the Company from either providing to WellCare the information it is obligated to provide pursuant to its non-solicitation obligations.
Proxy Statement; Stockholders Meeting
The merger agreement requires the Company to call and hold a meeting of the holders of UAM common stock as promptly as practicable following the date of the mailing of the Proxy Statement for the purpose of the holders of UAM common stock voting on the adoption of the merger agreement.
The Company may postpone or adjourn the meeting of the Company’s stockholders (a) with the consent of WellCare, (b) for the absence of a quorum, (c) to allow reasonable additional time (not to exceed 30 days) for the filing and distribution of any supplemental or amended disclosure which the Board of Directors has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the meeting of the Company’s stockholders, (d) to solicit additional proxies if the Company reasonably believes it may be necessary to obtain the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of UAM common stock as of the record date for the meeting of the Company’s stockholders, or (e) in connection with its consideration of a Takeover Proposal, subject to the Company’s non-solicitation obligations; provided, that in the case of such postponement or adjournment of the meeting of the Company’s stockholders, the Company will cause the meeting of the Company’s stockholders to be duly called and held as promptly as reasonably practicable after the originally scheduled time.
Access to Information
WellCare and its representatives will be provided with access at reasonable times, upon prior notice, to the officers, employees, properties, books and records of the Company and its subsidiaries, as well as such information concerning the Company and its subsidiaries as WellCare or its representatives reasonably request.  However, nothing in the merger agreement requires the Company or any of its subsidiaries to disclose information to the extent the Company determines that it would (a) materially disrupt or impair the Company’s business or operations, (b) violate applicable law or (c) cause a material risk of disclosure of any information of any trade secrets of third parties.  There is no requirement for the Company or its subsidiaries to disclose information if it would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any pre-existing confidentiality obligation (provided, it uses reasonable best efforts to permit such disclosure without loss of privilege or breach of the applicable agreement).
Certain Litigation
The Company will promptly notify WellCare of any litigation, or threatened litigation that the Company has knowledge of, against the Company, any of its subsidiaries or any of their directors, officers or employees, in each case, arising out of or in connection with the merger (such litigation referred to herein as “shareholder litigation”). The Company will give WellCare the opportunity to consult with the Company regarding and the opportunity to participate in but not control the defense settlement or prospection of any such shareholder litigation (at WellCare’s expense).
The Company will obtain the prior written consent of WellCare (not to be unreasonably withheld or delayed) before entering into any settlement, understanding or other agreement relating to such shareholder litigation; provided, that the Company may enter into any settlement, understanding or other agreement without the consent of WellCare if the terms thereof are in the aggregate no less favorable than those set forth in the disclosure letter delivered by the Company.
The parties will cooperate in the defense of any shareholder litigation and provide information and certain assistance, at their own expense, as may be reasonably requested in connection therewith.
Covenants of WellCare and/or Merger Sub
Conduct of Business Pending the Merger
WellCare must not, and must not permit its subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) enter into, or permit any subsidiary to enter into, any definitive agreement to acquire, by merger, consolidation, acquisition of equity interests or assets or otherwise, or other managed care relationship, any person, if entering into a definitive agreement relating to, or the consummation of, such merger, consolidation, acquisition of equity interests or assets or otherwise would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any required consents or the expiration or termination of the waiting period under the HSR Act, (b) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the merger, (c) materially increase the risk of not being able to remove any such order on appeal or otherwise or (d) materially delay or prevent the consummation of the merger.
Employees; Benefit Plans
For a period of one year following the merger closing date, WellCare will, or will cause the surviving corporation or any of their respective subsidiaries to, provide to each individual who, immediately prior to the merger, is an employee of the Company and who continues in such capacity immediately following the merger (each such employee is referred to herein as a “continuing employee”) with (a) salary, hourly wage rate, and short-term cash bonus or commission opportunity that are no less favorable and (b) other material benefits (excluding equity-based compensation, defined benefit pension benefits, retiree medical benefits or long-term incentive plan benefits) that are no less favorable in the aggregate to those provided by the Company immediately prior to the merger. WellCare will consider continuing employees for grants, during the portion of the one-year period following the closing of the merger commencing in 2018, of equity-based awards under WellCare’s equity compensation plans as part of its ordinary course determinations with respect to grants of equity-based awards to its employees generally.
WellCare will, or will cause the surviving corporation to, honor all benefit plans of the Company (including all severance, paid time-off, change of control and similar plans and agreements) in respect of continuing employees in accordance with their terms, subject to any amendment or termination thereof that may be permitted. Subject to the other obligations of WellCare and the surviving corporation, as set forth in the merger agreement, following the effective time, WellCare and the surviving corporation are not required to maintain any benefit plan or agreement.
To the extent not already paid prior to the closing of the merger, WellCare agrees to cause continuing employees to be paid bonuses in respect of calendar year 2016 by the surviving corporation or the applicable subsidiary, in an amount determined by the compensation committee of the Board of Directors of the Company (but not to exceed 100% of the target 2016 bonus applicable to each continuing employee).
In respect of calendar year 2017, WellCare, agrees to cause the surviving corporation or the applicable subsidiary, to pay bonuses to continuing employees, based on the achievement of performance targets determined by the Company, in good faith, and in the ordinary course of business consistent with past practice, within 60 days of the date of the merger agreement; provided, however:
—	WellCare will determine actual achievement of the 2017 annual bonus targets with respect to each continuing employee (such determinations by WellCare will be made reasonably and in good faith based on actual results, after giving appropriate effect to the merger and actions taken by WellCare in connection therewith that affect the surviving corporation and its subsidiaries);

—	each continuing employee who remains employed with WellCare and its affiliates through December 31, 2017, will be paid an annual bonus for 2017 of no less than half of such continuing employee’s target 2017 bonus (such bonus referred to herein as the “minimum guaranteed 2017 annual bonus”) which amounts shall be paid at the same time or times that WellCare pays annual bonuses in respect of calendar year 2017 to its similarly situated employees;
—	any continuing employee whose employment is terminated without “cause” or who voluntarily resigns with “good reason” (in each case, as such term is defined in the merger agreement) during the 60-day period following the merger closing date, will be entitled to receive a prorated portion of 100% of the target 2017 annual bonus applicable to such continuing employee based on the portion of the 2017 calendar year the continuing employee was employed, payable promptly following the date of such termination, but subject to such continuing employee’s timely execution and non-revocation of a release of claims (in the form set forth on the disclosure letter); and
—	any continuing employee who is terminated without “cause” or who voluntarily resigns with “good reason” (in each case, as such term is defined in the merger agreement) after the 60-day period following the effective time of the merger, but prior to January 1, 2018, will be entitled to receive a 2017 annual bonus equal to the greater of (x) such employee’s minimum guaranteed 2017 annual bonus and (y) a prorated portion of the actual 2017 annual bonus applicable to such continuing employee based on the achievement of performance targets determined by the Company based on the portion of the 2017 calendar year the continuing employee was employed, such 2017 annual bonus to be payable promptly following the date of such termination, but subject to such employee’s timely execution and non-revocation of a release of claims (in the form set forth on the disclosure letter).
The merger agreement provides that WellCare shall, and shall cause the surviving corporation to, honor the Company’s retention program providing for the payment of retention bonuses to certain continuing employees in connection with the merger on the terms set forth in the disclosure letter.
Each continuing employee will receive full credit for such employee’s years of service with the Company prior to the merger, for the purposes of determining: (a) such employee’s eligibility to participate in each employee benefit plan of WellCare or the surviving corporation providing benefits to continuing employees (each such benefit plan is referred to herein as a “new plan”); (b) vesting; and (c) with respect to vacation, such employee’s eligibility for paid time off or severance compensation. The foregoing does not apply with respect to any equity-based compensation plan or long-term incentive plans, or to the extent such credit would result in a duplication of accrual of benefits or with respect to any retiree welfare plan or defined benefit pension plan. WellCare will use commercially reasonable efforts to provide that: (i) each continuing employee is immediately eligible to participate in each new plan to the extent such employee’s waiting time was satisfied under the corresponding Company benefit plan before the effective time; (ii) all pre-existing condition exclusions or limitations and actively-at-work requirements of each new plan that is a health plan will be waived or satisfied to the extent waived or satisfied under the analogous old plan as of the effective time; and (iii) for the plan year in which the merger occurs all eligible expenses incurred by each continuing employee and his/her covered dependents during the portion of the plan year of the analogous old plan ending on the date such continuing employee’s participation in the corresponding new plan begins will be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his/her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.
Continuing employees will be allowed to use any accrued but unused paid time off in accordance with the terms of applicable pre-merger paid time off policies.  If any continuing employee’s employment is terminated during the one-year period after the merger, such employee will be paid for any accrued but unused paid time off as of the effective time of the merger reduced by any paid time off used between the effective time of the merger and the date of termination in accordance with applicable pre-merger paid time off policy.
The Company will use reasonable best efforts to provide to WellCare and its representatives access at all reasonable times to the continuing employees and the employment and personnel records and data relating to the continuing employees to the maximum extent permitted under applicable law.

Provided that WellCare provides the Company written notice at least five days prior to the merger closing date (but in no event later than the day immediately preceding the merger closing date), the Company will take all actions necessary to terminate all benefit plans intended to include a Code Section 401(k) arrangement, and the Company will provide WellCare with evidence that such 401(k) plan(s) have been properly terminated (effective as of the day immediately preceding the merger closing date). The form of such termination documents will be subject to review of WellCare.
As soon as administratively practicable following the merger closing date, WellCare will take all actions necessary to permit continuing employees who have an account balance under a 401(k) plan to rollover (whether by direct or indirect rollover, as selected by such continuing employees) his or her “eligible rollover distribution” in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Seller 401(k) plan to a tax-qualified defined contribution retirement plan maintained by WellCare or its affiliate for the benefit of the continuing employees.
Notwithstanding the foregoing, nothing in the merger agreement will:
—	confer upon any current or former employee of the Company, WellCare, the surviving corporation or any of their respective subsidiaries or affiliates (including any continuing employee), any rights or remedies including any right to employment or continued employment or any term or condition of employment for any specified period, or restrict the ability of WellCare, the surviving corporation or any of their respective subsidiaries or affiliates to terminate the employment or service of any person;
—	be construed to establish, amend, fund or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement;
—	limit the ability of WellCare, the surviving corporation or any of their respective subsidiaries or affiliates to amend, modify or terminate any benefit plan or other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them; or
—	create any third-party beneficiary rights or obligations in any person (including any employee of the Company or any of its subsidiaries) other than the parties to the merger agreement.
Indemnification of Directors and Officers; Directors’ and Officers’ Insurance
WellCare will, and will cause the surviving corporation to, cause all rights to indemnification, advancement of expenses and exculpation in effect on the date of the merger agreement in favor of any present or former director, officer or employee of the Company or any of its subsidiaries and the fiduciaries of any Company benefit plans (each such person referred to herein as an “indemnified person”) in any governing document of the Company or its subsidiaries or any other contracts between such indemnified party and the Company or any of its subsidiaries to survive the merger and to continue to be in full force and effect for six years after the effective time, or longer if required under the applicable agreement. WellCare will, and will cause the surviving corporation to, indemnify all indemnified parties to the fullest extent permitted by applicable law with respect to  such indemnified parties’ service for the Company, whether asserted or claimed at or after or occurring before the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger).
Prior to the effective time, the Company will purchase a “tail” directors’ and officers’ liability insurance policy with coverage and amounts containing terms and conditions that are no less advantageous than the Company’s current policies (if the cost thereof does not exceed 300% of the last annual premium paid by the Company for directors’ and officers’ liability insurance). If the Company is unable to so acquire such a “tail” policy then WellCare will cause the surviving corporation to maintain in effect for at least six years after the effective time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies with coverage and amounts containing terms and conditions that are no less advantageous with respect to claims arising out of or relating to events that occurred before or at the effective time (including in connection with the negotiation and execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement) so long as WellCare or the surviving corporation are not required to pay an aggregate premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of the merger agreement (such 300% amount is referred to herein as the “maximum premium”).  If the Company is unable to obtain the “tail” policy and WellCare or the surviving corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the maximum premium, WellCare will cause the surviving corporation to instead obtain as much comparable insurance as possible for an annual premium equal to the maximum premium.
WellCare and the surviving corporation are the indemnitors of first resort (with the surviving corporation being the indemnitor of first resort as between the two).
Obligations of Merger Sub
WellCare will take all action necessary to cause Merger Sub to perform its obligations under the merger agreement and to consummate the merger on the terms and conditions set forth in the merger agreement.
Standstill
Until the closing of the merger agreement, WellCare will comply with customary “standstill” restrictions, whereby WellCare will not, and will not permit any person acting on its behalf to, acquire any securities of the Company or any derivate contracts or derivative securities that give WellCare or any person acting on its behalf economic or voting equivalent ownership of securities of the Company.
Covenants of Each Party
Consents; Filings; Further Action
The merger agreement requires each of the parties to use their respective reasonable best efforts to promptly  (a) obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with merger agreement, (b) make any other submissions either required or deemed appropriate by either WellCare or the Company, in connection with the merger under the Securities Act of 1933, the Exchange Act, the HSR Act, the General Corporation Law of the State of Delaware, the NYSE rules and regulations, CMS, state insurance laws and any other applicable law, (c) take all other actions necessary, proper or advisable to (i) cause the expiration of the applicable waiting periods, or (ii) obtain receipt of required consents, approvals or authorizations, as applicable (including the required Company consents), under such laws, rules and regulations as soon as practicable, and (d) defend any legal actions challenging the merger agreement or the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order or any other order vacated or reversed.
As promptly as practicable after the date of the merger agreement and in any event no later than 30 business days after the date of the merger agreement, WellCare and the Company will file (and not subsequently withdraw) all Form A or other filings required to be filed by it with respect to all required Company consents.
The Company must cause its appropriate subsidiary to use commercially reasonable efforts to obtain receipt of a Certificate of Authority issued by the New York State Department of Health authorizing such subsidiary, in its capacity as a Health Maintenance Organization, to write and administer Medicare Advantage Plan in certain counties of the State of New York as promptly as practicable.
Efforts to Obtain Regulatory Approvals
Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with applicable law, each of the parties must, and must cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the pre-closing conditions applicable to such party are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable in accordance with its terms.

Notwithstanding the foregoing (but subject to WellCare’s obligations to pay filing fees to governmental authorities or certain other related regulatory expenses), WellCare shall not be obligated to pay any amounts (other than de minimis amounts), or provide other consideration (other than de minimis consideration), to any third-party in connection with obtaining or seeking to obtain any consents or approvals a third-party. In addition to the parties’ obligations described above, WellCare has agreed to promptly take any and all action necessary (including with respect to its subsidiaries) to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would have the effect of preventing or delaying the closing of the merger and to resolve the objections, any governmental authority asserts with respect to the transactions contemplated by  the merger agreement, and to avoid or eliminate each and every impediment under any law reasonably expected to be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing of the merger to occur as soon as reasonably possible, including
—	restructuring, selling, divesting or disposing of assets or businesses of WellCare or any of its subsidiaries (including, after the effective time of the merger, the surviving corporation or any of its subsidiaries), or committing to take such actions, or
—	otherwise taking or committing to take actions that would limit WellCare’s or its subsidiaries’ (including, after the effective time of the merger, the surviving corporation’s or any of its subsidiaries’) freedom of action with respect to, or its ability to retain, one or more of their respective assets or businesses, except that WellCare is not required to take any action that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on its and its subsidiaries’ business, taken as a whole.
NYSE De-listing
At or as soon as practicable following the effective time of the merger, WellCare will cause the UAM common stock to be de-listed from the NYSE and deregistered under the Exchange Act.
Takeover Statutes
Unless the Board of Directors has changed its recommendation to the holders of UAM common stock, in accordance with the merger agreement, if any takeover statute is or becomes applicable to the merger agreement, the merger or the other transactions contemplated by the merger agreement, each of WellCare, the Company and their respective boards of directors will use reasonable best efforts to (a) ensure that the merger may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in the merger agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
Rule 16b-3
Prior to the effective time of the merger, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the merger by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Notification of Certain Matters
The parties will promptly notify each other of the following:
—	the occurrence of any event known to it that would reasonably be expected to, individually or in the aggregate:
o	in the case of the Company, have a Company Material Adverse Effect, or, in the case of WellCare, prevent, materially impede or materially delay the ability of WellCare or Merger Sub to consummate the transactions contemplated by the merger agreement,

o	cause any closing condition to be unsatisfied in any material respect prior to the effective time of the merger, or
o	cause any authorization, consent, order, declaration or approval of any governmental authority or third-party necessary for the consummation of the transactions contemplated by the merger agreement to not be obtained by termination date of the merger agreement; or
—	any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company or WellCare, threatened that questions or challenges the validity of the merger agreement or the ability of any party to consummate the transactions contemplated by the merger agreement (except that the delivery of any such notice will not limit or otherwise affect the remedies available to the party receiving such notice nor will the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice).
Subject to applicable law, until the effective time, the Company will provide WellCare with copies of all material written notices the Company or its subsidiaries receives from any governmental authority, to the extent primarily related to the business of the Company and its subsidiaries and from CMS or the Department of Health and Human Services Office of the Inspector General (other than immaterial, ordinary course communications).
Convertible Notes
The merger agreement requires the Company to take all necessary actions so that, if any of the Convertible Notes remain outstanding as of the effective time of the merger, the Company will (a) execute and deliver to the Trustee a supplemental indenture to the Indenture, as and to the extent required by the Indenture, including to provide that on and after the effective time of the merger, each holder of Convertible Notes will have the right to convert such Convertible Notes into the merger consideration in accordance with, and subject to, the provisions of the Indenture governing the conversion of the Convertible Notes (including any applicable increase in the “Conversion Rate” thereunder for conversions made in connection with the merger), and (b) cause to be executed and delivered to the Trustee an “Officers’ Certificate” and an “Opinion of Counsel” as such terms are defined in the Indenture in connection with such supplemental indenture, as and to the extent required by the Indenture.
Prior to the effective time of the merger, the Company will give any notices and take all other actions that may be required under the terms of the Convertible Notes, the Indenture or applicable law, including giving repurchase or conversion notices. Such notices are subject to WellCare’s approval (not to be unreasonably withheld, conditioned or delayed). The Company will provide copies of any such notice to WellCare at least three business days prior to delivery. The Company will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to cause their respective representatives to cooperate with WellCare in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Indenture at any time after the date of the merger agreement as reasonably requested by WellCare.
If any Convertible Notes remain issued and outstanding after the effective time of the merger, the surviving corporation will comply with the Company’s obligations under the Convertible Notes and the Indenture.
Transition Matters
Upon WellCare’s request, promptly following the date of the merger agreement, the parties will establish a transition planning team of at least six members and not more than eight members comprised of an equal number of representatives of WellCare and the Company, which, subject to applicable law, will cooperate in good faith to implement a transition and integration planning process to facilitate the successful combination of the operations of WellCare and the Company after the closing of the merger. Upon WellCare’s request, the Company and its subsidiaries will use their reasonable best efforts to consult with WellCare from time to time on strategic and material business matters, to the extent such consultation is not in violation of applicable law, and provided that the foregoing sentence will not be taken into account in determining whether the closing condition with respect to Company Material Adverse Effect has been satisfied.

Conditions to the Completion of the Merger
Conditions to the obligations of each of the parties to complete the merger include (a) the affirmative vote of the holders of a majority of the outstanding shares of UAM common stock entitled to vote on the merger, (b) the expiration or termination of the regulatory waiting period under the HSR Act, (c) all required Company consents have been obtained or, in the case of notices, made, and (d) no court or other governmental entity will have enacted, issued, promulgated, enforced or entered any order or law or any injunction (whether temporary, preliminary or permanent) that enjoins or otherwise prohibits the consummation of the merger.
Conditions to the obligation of each of WellCare and Merger Sub to complete the merger include the satisfaction or waiver of the following additional conditions:
—	The Company’s representations and warranties set forth below will be true and correct, in all material respects, as of the date of the merger agreement and the closing of the merger (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date):
o	Organization and power;
o	Corporate authorizations;
o	Certain representations with respect to capitalization;
o	Takeover statutes;
o	Opinion of financial advisor; and
o	Brokers.
—	The Company’s representations and warranties with respect to the amount of issued and outstanding UAM common stock and UAM preferred stock, Restricted Shares, Company Options, Convertible Notes and other securities of the Company will be true and correct as of the date of the merger agreement and the closing of the merger (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representation and warranty to be so true and correct would not individually or in the aggregate be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, WellCare or Merger Sub. If one or more inaccuracies in or breaches of such representations and warranties would not result in aggregate additional cost, expense or liability to the Company, WellCare or Merger Sub in excess of $2,500,000, such inaccuracy or inaccuracies will be deemed “de minimis” and such condition will be deemed to have been satisfied.
—	The Company’s representation and warranty that since September 30, 2016 there has not been any Company Material Adverse Effect will be true and correct as of the date of the merger agreement and as of the closing of the merger.
—	Any representation or warranty of the Company, other than those described in the immediately preceding three bullets, will be true and correct, in each case, as of the date merger agreement and the closing of the merger (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality or Company Material Adverse Effect qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
—	The Company will have performed in all material respects all obligations and covenants required to be performed by it.

—	No “Company Material Adverse Effect” has occurred since the date of the merger agreement.
—	WellCare will have received a certificate certifying as to the completion of the foregoing conditions.
Conditions to the Company’s obligations to complete the merger include the satisfaction or waiver of the following conditions:
—	WellCare’s and Merger Sub’s representations and warranties with respect to authorization and ownership of UAM common stock will be true and correct in all material respects, as of the closing of the merger as though made on the date thereof (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date).
—	The remaining representations and warranties of each of WellCare and Merger Sub, other than those described in the immediately preceding bullet, will be true and correct, in each case as of the closing of the merger (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality or Parent Material Adverse Effect qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
—	WellCare and Merger Sub have performed in all material respects all of their other obligations under the merger agreement.
—	The Company will have received a certificate from WellCare certifying as to the completion of the foregoing conditions.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
—	by mutual written consent of both WellCare and the Company;
—	by either WellCare or the Company if:
o	the merger is not consummated by June 19, 2017, except that such right to terminate the merger agreement will not be available to WellCare or the Company if a breach of the merger agreement by WellCare or the Company, respectively, was the principal cause of, or resulted in, the failure to consummate the merger by such date; provided, that such date may be extended until November 17, 2017, if on June 19, 2017 all conditions to the closing of the merger have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the closing of the merger, are capable of being so satisfied) other than the antitrust and regulatory approval conditions or absence of any legal restraint that enjoins or prohibits consummation of the merger relating to antitrust or regulatory approvals or arises from legal actions initiated by a governmental authority;
o	the merger agreement has been submitted to the holders of UAM common stock for adoption at a duly convened meeting of the Company’s stockholders (or adjournment or postponement thereof) and the affirmative vote of the holders of a majority of the outstanding shares of UAM common stock entitled to vote in respect of the merger is not obtained; or
o	any law or order permanently enjoins or otherwise prohibits consummation of the merger and (in the case of an order) such order has become final and non-appealable.
—	by WellCare if:

o	the Board of Directors has withdrawn, modified or amended the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in any manner adverse to WellCare;
o	if (a) the Board of Directors approves, endorses or recommends to the holders of UAM common stock a Superior Proposal, (b) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced before the affirmative vote of the holders of a majority of the outstanding shares of UAM common stock entitled to vote in respect of the merger is obtained and the Board of Directors fails to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against acceptance of such tender offer or exchange offer by its stockholders within 10 business days, or (c) the Board of Directors fails to publicly reaffirm the Board of Directors’ recommendation or to recommend against any Takeover Proposal within 10 business days after receipt of any written request to do so from WellCare following the public announcement of any Takeover Proposal (provided, that WellCare will only make such request once with respect to any Takeover Proposal or any material amendment thereto);
o	if there is an intentional and material breach of the Company’s non-solicitation obligations; or
o	if the Company breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of a closing condition and cannot be cured by June 19, 2017 (or November 17, 2017, if the outside date is extended, as described above), or, if curable, has not been cured by the Company within 30 business days after the Company’s receipt of written notice of such breach from WellCare; provided, that WellCare will not have the right to terminate the merger agreement for this reason if WellCare or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements and such breach would result in its closing conditions not being satisfied.
—	by the Company if:
o	prior to the adoption of the merger agreement by the affirmative vote of holders of UAM common stock, the Company determines a Takeover Proposal to be a Superior Proposal and terminates the merger agreement to enter into a contract with respect to such Superior Proposal after complying with the non-solicitation obligations under the merger agreement (See “The Merger Agreement—Covenants of the Company—Solicitation of Takeover Proposals” beginning on page 74) and paid all amounts due to WellCare and Merger Sub under the merger agreement (See “The Merger Agreement—Effect of Termination; Termination Fee and Remedies—Fees Payable to WellCare” beginning on page 87); or
o	a breach by WellCare or Merger Sub of a representation, warranty, covenant or agreement under the merger agreement has occurred, which breach would give rise to a failure of a condition to closing and such breach cannot be cured by June 19, 2017 (or November 17, 2017, if the outside date is extended, as described above), or if curable, is not cured by WellCare or Merger Sub within 30 business days after WellCare’s receipt of written notice of such breach from the Company; provided, that the Company will not have the right to terminate the merger agreement for this reason if the Company is then in breach of any of its representations, warranties, covenants or agreements and such breach would result in its closing conditions not being satisfied.
Effect of Termination; Termination Fee and Remedies
Effect of Termination; General Expense Provisions
If the merger agreement is terminated for any reason pursuant to the terms of the merger agreement, the merger agreement will become void and of no further force or effect with no liability on the part of any party thereto (or any stockholder or representative of such party), except as described under “The Merger Agreement—Effect of Termination; Termination Fee and Remedies” in the paragraphs below.

Notwithstanding the foregoing, in the event of any termination of the merger agreement that results from the willful and material (a) failure of any party to perform its covenants, obligations or agreements or (b) breach by any party of its representations or warranties contained in the merger agreement, then such party will be liable for any damages incurred or suffered by the other parties as a result of such failure or breach (which, in the case of damages sought by the Company, will take into account the consideration that would have otherwise been payable to the holders of UAM common stock or UAM preferred stock, as applicable, pursuant to the merger agreement and the loss of market value or stock price of the Company).
Among others, the provisions of regarding access to information and confidentiality, fees and expenses, and effect of termination following termination, will survive any termination of the merger agreement.
The merger agreement provides that each party is to pay all expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby except (a) as described in “The Merger Agreement—Effect of Termination; Termination Fee and Remedies—Fees Payable to WellCare” beginning on page 87 of this Proxy Statement, (b) WellCare is obligated to pay all charges and expenses of the paying agent, and (c) WellCare is obligated to pay all filing fees incurred in connection with the HSR Act filings.
Fees Payable to WellCare
If any of the following events occurs, the Company will be obligated to pay WellCare, in the aggregate, a termination fee of $18,000,000 (plus an expense reimbursement for out-of-pocket expenses up to a maximum of $2,000,000):
—	If the merger agreement is terminated by the Company to enter into an agreement with respect to a Superior Proposal. In such case, payment is due before or concurrently with such termination.
—	If the merger agreement is terminated by WellCare because: (a) of the withdrawal, modification or amendment of the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in any manner adverse to WellCare; (b) (i) the Board of Directors approves, endorses or recommends to the holders of UAM common stock a Superior Proposal, (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced before the affirmative vote of the holders of a majority of the outstanding shares of UAM common stock entitled to vote in respect of the merger is obtained and the Board of Directors fails to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against acceptance of such tender offer or exchange offer by its stockholders within 10 business days, or (iii) the Board of Directors fails to publicly reaffirm the Board of Directors’ recommendation or to recommend against any Takeover Proposal within 10 business days after receipt of any written request to do so from WellCare following the public announcement of any Takeover Proposal (provided, that WellCare will only make such request once with respect to any Takeover Proposal or any material amendment thereto); or (c) the Board of Directors intentionally and materially breaches its obligations under the merger agreement to not, directly or indirectly (i) withdraw, modify or amend the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in any manner adverse to WellCare, (ii) approve, endorse or recommend a Takeover Proposal, (iii) approve, recommend or allow the Company to enter into a contract relating to a Takeover Proposal (other than an acceptable confidentiality agreement), (iv) fail to include the Board of Directors’ recommendation to the holders of UAM common stock in respect of the merger in the Proxy Statement or (v) formally resolve to effect or publicly announce a determination or resolution to effect any of the foregoing. In such case, payment is due within five business days of such termination.
—	If:
o	the merger agreement is terminated by either WellCare or the Company because the merger was not consummated by June 19, 2017 (or November 17, 2017, if the outside date is extended, as described above);

o	a third-party has made a Takeover Proposal (for this purpose, references to the figure “15%” in the description of “Takeover Proposal” above are replaced by “more than 50%”) after the date of the merger agreement and prior to the special meeting to vote with respect to the merger, which has not been withdrawn, terminated or expired prior to such special meeting; and
o	within 12 months following such termination of the merger agreement, the Company or any of its subsidiaries enters into a definitive agreement for, or consummates, a Takeover Proposal
In such case, payment is due within five business days following the date the Company enters into or consummates such Takeover Proposal.
If the Company fails to pay the termination fee and expense reimbursement as provided above, interest accrues for the period commencing on the date such fee became past due.
If the termination fee and the expense reimbursement are required to be paid, then, except in the case of a willful and material breach by the Company of its non-solicitation obligations or actual or intentional fraud with respect to making the representations and warranties in the merger agreement, WellCare’s right to receive payment of the termination fee and the expense reimbursement as described above is the sole and exclusive remedy available to WellCare, Merger Sub and their respective affiliates for (a) the damages suffered as a result of the failure of the merger to be consummated and (b) any other damages suffered as a result of or in connection with the merger agreement and the transactions contemplated by the merger agreement; provided that the foregoing does not impair the right of WellCare to obtain injunctive relief prior to the termination of the merger agreement. In no event will the Company be required to pay the termination fee and the expense reimbursement on more than one occasion.
Specific Performance
Under certain circumstances, a party to the merger agreement may seek specific performance to require the other party to complete the merger. Each party will be entitled to injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each party to the merger agreement agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that either the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Amendment; Extension; Waiver
The merger agreement may be amended by the parties at any time before the effective time, whether before or after obtaining the affirmative vote of the holders of a majority of the outstanding shares of UAM common stock in respect of the merger, so long as no amendment that requires further stockholder approval under applicable law after approval hereof by the holders of UAM common stock will be made without such further approval and such amendment has been duly approved by the board of directors of each of Merger Sub, WellCare and the Company.
At any time before the effective time, WellCare and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) subject to applicable law, waive compliance with any covenants or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.
Third-party Beneficiaries
The merger agreement expressly disclaims any third-party beneficiary rights subject to (a) the rights of the indemnified persons to enforce their rights to indemnification, exculpation, advancement of expenses and insurance coverage as provided in the merger agreement, (b) the right of the holders of UAM common stock, Company

Options and Restricted Shares to payment of the per share merger consideration, (c) the right of holders of UAM preferred stock in the Company to payment in accordance with the certificate of designation, and (d) the right of the Company on behalf of the holders of UAM common stock and UAM preferred stock, Company Options and Restricted Shares to pursue and collect damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s stockholders, including the loss of market value or stock price of the Company) with respect to any breach of the merger agreement by WellCare or Merger Sub.
Governing Law
The merger agreement is governed by Delaware law.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 2)
“Golden Parachute” Compensation & Equity Awards
The following table, along with its footnotes, sets forth, in the format prescribed by SEC rules and regulations, the information regarding the aggregate dollar value of the various elements of compensation that could be received by the Company’s chief executive officer, chief financial officer, the three other most highly compensated executive officers and the former president and chief financial officer (referred to herein as the “named executive officers”), which compensation is subject to a non-binding advisory vote of the Company’s stockholders, that is based on or otherwise relates to the merger. In preparing the table, the Company made the following assumptions:
—	The merger closed on December 15, 2016.
—	The named executive officers who were employed by UAM at the time of the merger closing were terminated immediately after the merger on December 15, 2016, either by UAM without cause or by the executive officer for good reason.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimburse-ments ($)(4)	Other ($)(5)	Total Payments ($)
Richard A. Barasch	$6,954,396	$5,977,545	$73,070	-	-	$13,005,011
Adam C. Thackery	$735,000	$1,405,350	$38,664	-	-	$2,179,014
Theodore M. Carpenter, Jr.	$1,357,958	$856,385	$8,187	-	-	$2,222,530
Erin G. Page	$1,285,200	$2,716,164	$38,664	-	$459,000	$4,499,028
Anthony L. Wolk	$975,375	$2,107,961	$38,664	-	-	$3,122,000
Robert A. Waegelein(6)	0	0	0	-	0	0

In addition to the above assumptions, the costs of providing continued health benefits are based on estimates. Any changes in these assumptions or estimates would affect the amounts shown in the above table.
(1)
Amounts represent the cash severance payable pursuant to the named executive officers’ employment agreements, except that the bonus payments for calendar year 2016 are assumed to be paid out at 100% of target (in lieu of pro rata amount) for each named executive officer, and are based on base salary as of December 15, 2016. These amounts are “double-trigger” payments, as they are payable only upon the occurrence of both a change in control and a termination of the named executive officer without cause or by the named executive officer for good reason. The cash severance and bonus for the named executive officers will be paid in a lump sum cash payment.

Specifically, the cash severance each named executive officer would be entitled to receive is comprised of the following: (a) For Mr. Barasch, in the event of termination of employment without cause or for good reason within 12 months following a change in control, (i) a cash lump sum severance payment equal to four times (4x)

his base salary ($4,279,628), plus the lesser of (x) his bonus for the fiscal year prior to termination or (y) his base salary ($1,069,907, for total of $5,349,535) and (ii) any unpaid bonus for 2016 payable at 100% of target ($1,604,861); (b) For Mr. Thackery, in the event of termination of employment without cause or for good reason within 12 months following a change in control, (i) a cash lump sum severance payment equal to one and one-half times (1.5x) his base salary ($525,000) and (ii) any unpaid bonus for 2016 payable at 100% of target ($210,000); (c) For Mr. Carpenter, in the event of termination of employment without cause or for good reason, (i) a cash lump sum severance payment equal to two times (2x) his base salary ($987,606) and (ii) any unpaid bonus for 2016 payable at 100% of target ($370,352); (d) For Ms. Page, in the event of termination of employment without cause or for good reason within 12 months following a change in control, (i) a cash lump sum severance payment equal to two times (2x) her base salary ($918,000), and (ii) any unpaid bonus for 2016 payable at 100% of target ($367,200); and (e) for Mr. Wolk, in the event of termination of employment without cause or for good reason within 12 months following a change in control, (i) a cash lump sum severance payment equal to one and one-half times (1.5x) his base salary ($650,250), and (ii) any unpaid bonus for 2016 payable at 100% of target ($325,125).
(2)
Pursuant to the terms of the merger agreement, as of the effective time of the merger, (x) each Company Option that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the per share merger consideration over the per share exercise price of such Company Option multiplied by the aggregate number of shares of UAM common stock in respect of such Company Option immediately before the effective time of the merger and (y) each Restricted Share that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the per share merger consideration. The right to receive the foregoing cash amounts with respect to Company Options and Restricted Shares will vest and be payable (a) with respect to Company Options or Restricted Shares that are vested as of the effective time of the merger in accordance with their terms, at the effective time of the merger and (b) with respect to Company Options or Restricted Shares that are not vested in accordance with their terms at the effective time of the merger, in each case, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (i) the 12-month anniversary of the date that the effective time occurs (or the next payroll date following such anniversary) and (ii) the next payroll date following the date on which such Company Option or Restricted Share, as applicable, would have otherwise vested in accordance with its terms, and in all cases, without any interest for the period from the effective time of the merger until such date; provided, that, equity awards granted in 2017 to employees (which shall be in the form of Restricted Shares) will convert into an equivalent cash award based on the value of the per share merger consideration and shall vest and be payable in accordance with the scheduled vesting terms of such awards, without any interest for the period from the effective time of the merger until such date. In addition, with respect to all Company Options and Restricted Shares (including those awards granted in 2017), if the employment with WellCare (or any of its affiliates) of a holder of Company Options or Restricted Shares is, prior to the applicable payment date, terminated by WellCare (or any of its affiliates) for any reason other than “cause” or by the holder for “good reason” (in each case, as such term is defined in the merger agreement), the payment in respect of the Company Options or Restricted Shares, as applicable, will be accelerated to the next practicable payroll date after the date of termination. Company Options and Restricted Shares owned by members of management and the Board of Directors will be treated the same as outstanding Company Options and Restricted Shares held by other employees, except that any unvested awards owned by members of the Board of Directors will accelerate and vest at the effective time.

The following table quantifies with respect to Company Options and Restricted Shares that are not vested in accordance with their terms at the effective time of the merger, the expected equity-based award cash payments (which are single-trigger payments, subject to the terms specified above) for each named executive officer:
Name	Expected payment in respect of Company Options Unvested as of the Effective Time of the Merger ($)	Expected payment in respect of Restricted Shares Unvested as of the Effective Time of the Merger ($)
Richard A. Barasch	$1,750,150	$4,227,395
Adam C. Thackery	$236,427	$1,168,923
Theodore M. Carpenter, Jr.	$240,544	$615,841
Erin G. Page	$355,013	$2,361,151
Anthony L. Wolk	$326,400	$1,781,561
Robert A. Waegelein	0	0

(3)
Represents health continuation coverage for each of the executives (36 months for Mr. Barasch; 18 months for Mr. Thackery, Ms. Page and Mr. Wolk; and 12 months for Mr. Carpenter). These amounts are “double-trigger” payments as they are payable only upon the occurrence of both a change in control and a termination of the named executive officer without cause or by the named executive officer for good reason.

(4)	Only Mr. Barasch is contractually eligible for a change-in-control gross-up payment pursuant to his employment agreement.
(5)
Represents a retention bonus, payable by WellCare pursuant to a Retention Bonus Agreement entered into between Ms. Page and WellCare in connection with the merger. Such retention bonus shall be payable in two equal lump sum installments, with 50% payable on the one-year anniversary of the date on which the merger closing occurs and 50% payable on the two-year anniversary of the date on which the merger closing occurs, subject to acceleration upon a termination of the named executive officer without cause or by the named executive officer for good reason. Such payments are “single-trigger” payments as they are not payable solely as a result of the consummation of the merger, but are not otherwise conditioned on a termination without cause or for good reason (although they would be forfeited on termination for cause or a voluntary resignation without good reason).

Mr. Carpenter may be eligible to receive a retention bonus from the $2,000,000 retention pool established for employees; however, individual retention bonus amounts have not yet been determined. This would be a “single-trigger” payment as it is not payable solely as a result of the consummation of the merger, but is not conditioned on a termination without cause or for good reason (although it would be forfeited on termination for cause or a voluntary resignation without good reason).

(6)
Mr. Waegelein retired from the Company effective May 31, 2015. Upon retirement, Mr. Waegelein received a cash severance payment of $833,423 and acceleration of any unvested equity awards. Mr. Waegelein will not be entitled to receive any incremental payments or benefits in connection with the consummation of the merger, either alone or in connection with any other event.

Each named executive officer is subject to non-competition and non-solicitation covenants under his or her employment agreement; however, such covenants do not apply for a termination of employment that occurs within 12 months following a change-in-control. Ms. Page’s Retention Bonus Agreement includes non-competition and non-solicitation covenants applicable during her employment and for one year thereafter.

Vote Required and Board of Directors Recommendation.

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its stockholders to approve certain “golden parachute” compensation that its “named executive officers” will receive from the Company in connection with the merger. Approval requires the affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Universal American Corp. that are based on or otherwise relate to the merger with WellCare, as disclosed in the section of the Proxy Statement entitled “Advisory Vote on Golden Parachute Compensation (Proposal 2).”

The Company’s Board of Directors recommends that stockholders approve the “golden parachute” compensation arrangements described in this Proxy Statement by voting “FOR” the above proposal.
Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or WellCare. If the merger agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the golden parachute.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL 3)
Adjournment or Postponement of the Special Meeting
If the number of shares of UAM common stock present in person and represented by proxy at the special meeting and voting “FOR” the merger is insufficient to approve the merger proposal, the Company may move to adjourn or postpone the special meeting in order to enable the Board of Directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, the Company will ask its holders of UAM common stock to vote only upon the adjournment or postponement proposal and not on the other proposals discussed in this Proxy Statement.
Vote Required and Board of Directors Recommendation
The approval of the proposal to adjourn or postpone the special meeting, if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of the majority of the shares of UAM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and thereat.
The Board of Directors has approved and authorized the merger, and recommends that you vote “FOR” adoption of the merger agreement and, if there are not sufficient votes to adopt the merger proposal, recommends that you were “FOR” the proposal to adjourn or postpone the special meeting.

MARKETS AND MARKET PRICE
Shares of UAM common stock are listed and traded on the NYSE under the symbol “UAM.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the NYSE for UAM common stock.
Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.
Fiscal Year Ended December 25, 2013	High	Low
First Quarter	$10.88	$8.08
Second Quarter	$9.84	$8.21
Third Quarter	$11.13	$7.26
Fourth Quarter	$7.91	$6.85
Fiscal Year Ended December 31, 2014	High	Low
First Quarter	$7.69	$6.60
Second Quarter	$8.47	$6.88
Third Quarter	$8.68	$7.63
Fourth Quarter	$9.56	$7.76
Fiscal Year Ended December 30, 2015	High	Low
First Quarter	$10.86	$8.58
Second Quarter	$11.16	$8.79
Third Quarter	$10.25	$6.73
Fourth Quarter	$8.05	$6.38
Fiscal Year Ending December 30, 2016	High	Low
First Quarter	$7.37	$5.55
Second Quarter	$8.55	$7.00
Third Quarter	$8.04	$6.72
Fourth Quarter (through December 20, 2016)	$10.13	$7.23

On November 16, 2016, the last trading day prior to the date of the first public announcement of the execution of the merger agreement, the high and low sale prices for UAM common stock as reported on the NYSE were $8.93 and $8.49 per share, respectively, and the closing sale price on that date was $8.89.  On [●], 2017, the last trading day for which information was available prior to the date of the printing of this Proxy Statement, the high and low sale prices for UAM common stock as reported on the NYSE were $[●] and $[●] per share, respectively, and the closing sale price on that date was $[●].
The holders of UAM common stock should obtain a current market quotation for UAM common stock before making any decision with respect to the merger. On [●], 201[●] (the record date for stockholders entitled to vote at the special meeting), there were [●] shares of UAM common stock outstanding, held by approximately [●] holders of record.
The Company does not currently pay regular dividends and does not plan to pay any cash dividends on UAM common stock in the foreseeable future. In addition, under the merger agreement, the Company has agreed not to make, declare or pay any dividends on UAM common stock before the closing of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of December 15, 2016 (unless otherwise indicated), with respect to the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of UAM common stock by:
—	each of the Company’s directors and named executive officers;
—	all of the Company’s current executive officers and directors as a group; and
—	each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than 5% of the outstanding shares or voting power of UAM common stock.
Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.
Name, Address and Position(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class(3)
Richard A. Barasch	4,179,411	(4)	7.0%
Chief Executive Officer
Steven H. Black	325,231	(5)	*
Chief Administrative Officer
Theodore M. Carpenter, Jr.	550,603	(6)	*
Executive Vice President, Health Care Services
Sally W. Crawford	135,857	(7)	*
Director
Matthew W. Etheridge	135,847	(7)	*
Director
Mark K. Gormley	68,701	(8)(9)	*
Director
Dr. Mohit Kaushal	10,430	(10)	*
Director
Patrick J. McLaughlin	214,947	(7)	*
Director
Erin G. Page	407,690	(11)	*
President, Medicare
Adam C. Thackery	243,407	(12)	*
Chief Financial Officer
Anthony L. Wolk	370,324	(13)	*
Executive Vice President, General Counsel and Secretary
All Directors and Executive Officers as a Group	6,642,448	(14)	11.0%

Dimensional Fund Advisors, L.P.	6,489,889	(15)	11.0%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Camber Capital Management, LLC	5,875,000	(16)	10.0%
Attn: Stephen DuBois 101 Huntington Avenue, Suite 1550 Boston, MA 02199
T. Rowe Price Associates, Inc.	5,632,860	(16)	9.6%
PO Box 89000 Baltimore, MD 02199
Diamond Hill Capital Management, Inc.	5,630,229	(17)	9.6%
325 John H. McConnell Boulevard, Suite 200 Columbus, OH 43215
Lee Equity Partners, LLC	5,386,842	(18)	9.1%
650 Madison Avenue, 21st Floor New York, NY 10022
Deerfield Management Company	4,592,060	(16)	7.8%
Attn: James E. Flynn 780 Third Avenue, 37th Floor New York, NY 10017
The Vanguard Group, Inc.	3,695,426	(16)	6.3%
PO Box 2600, V26 Valley Forge, PA 19482-2600
*            Less than 1%

(1)	Unless otherwise noted, each person’s address is: c/o Universal American Corp., 44 South Broadway, Suite 1200, White Plains, New York 10601.
(2)	For purposes of this security ownership table, beneficial ownership includes currently exercisable options and options exercisable within 60 days after December 15, 2016. Except as otherwise noted below, all shares of UAM common stock, vested options and all restricted stock are owned beneficially by the individual listed with sole voting and investment power.
(3)	We have calculated the percentage of the class for each shareholder by dividing:
•	the number of shares deemed to be beneficially held by the shareholder as of December 15, 2016, as determined in accordance with Rule 13d-3 of the Exchange Act, by
•	the sum of
o	58,833,710 which is the number of shares of UAM common stock outstanding as of December 15, 2016, plus
o	the number of shares of UAM common stock issuable upon exercise of options and other derivative securities held by the shareholder which may be acquired through the exercise of stock options which are exercisable currently or within 60 days.
(4)	Includes 933,511 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 403,123 shares of unvested Restricted Stock. Also includes 1,268,336 shares of UAM common stock which are held directly by, or in trust for, members of Mr. Barasch’s immediate family as to which Mr. Barasch disclaims beneficial ownership.
(5)	Includes 115,856 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after December 15, 2016 and 167,228 shares of unvested Restricted Stock. Also includes 106,030 shares of UAM common stock which are held directly by members of Mr. Black’s immediate family as to which Mr. Black disclaims beneficial ownership.
(6)	Includes 175,366 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 57,820 shares of unvested Restricted Stock.
(7)	Includes 59,613 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 25,512 shares of unvested Restricted Stock.

(8)	The beneficial ownership reported for Mr. Gormley reflects his personal holdings and does not reflect any shares or other beneficial ownership arising from his service on the Board of Directors or his association with Lee Equity. Compensation for the service of Mr. Gormley in the form of cash or equity awards is paid to Lee Equity, not Mr. Gormley.
(9)	Address is c/o Lee Equity, 650 Madison Avenue, New York, NY 10022. Mr. Gormley is a Partner of Lee Equity. Mr. Gormley disclaims beneficial ownership of all shares of UAM common stock that are beneficially owned by Lee Equity.
(10)	Represents 10,430 shares of unvested Restricted Stock.
(11)	Includes 125,186 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 232,351 shares of unvested Restricted Stock.
(12)	Includes 84,883 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 115,177 shares of unvested Restricted Stock.
(13)	Includes 140,856 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 174,392 shares of unvested Restricted Stock.
(14)	Includes 1,754,497 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 1,237,057 shares of unvested Restricted Stock.
(15)	Based upon information contained in a Schedule 13F-HR filed with the SEC on November 10, 2016.
(16)	Based upon information contained in a Schedule 13F-HR filed with the SEC on November 14, 2016.
(17)	Based upon information contained in a Schedule 13F-HR filed with the SEC on November 9, 2016.
(18)	Includes 59,613 shares of UAM common stock which may be acquired through the exercise of Company Options, which are exercisable currently or within 60 days after December 15, 2016 and 25,512 shares of unvested Restricted Stock.

FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, however, the Company’s stockholders will continue to be entitled to attend and participate in meetings of the Company’s stockholders.
If the merger is not completed, pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2017 proxy statement. For stockholder proposals to be considered for inclusion in the proxy materials for the 2017 annual meeting of the Company’s stockholders, if held, they must be received by the corporate secretary of the Company by December 30, 2017.  These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our corporate secretary, Universal American Corp., 44 South Broadway, Suite 1200, White Plains, New York 10601, Attention: Secretary, and must otherwise comply with the applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Securities Exchange Act. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We strongly encourage any stockholder interested in submitting such a proposal to contact our corporate secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Governance Committee will review all stockholder proposals and make recommendations to the Board for action on any proposals.
In addition, if the merger is not completed, to be considered for presentation at the annual meeting of our stockholders to be held in 2017, a stockholder proposal submitted outside the Rule 14a-8 processes described above must be delivered to, or mailed to and received by, our corporate secretary, Universal American Corp., 44 South Broadway, Suite 1200, White Plains, New York 10601, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the 2016 annual meeting of stockholders. All proposals must comply with requirements set forth in our bylaws, a copy of which may be obtained from our corporate secretary. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
The Company files certain reports and information with the SEC under the Exchange Act. The Company files annual, quarterly and current reports and proxy statements with the SEC. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like the Company, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this Proxy Statement.  Reports, proxy statements or other information concerning the Company may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.
The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at http://investor.uafc.com/ as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Universal American Corp., 44 South Broadway, White Plains, New York 10601, Attention: Corporate Secretary, or by calling (914) 934-0700. In addition, you may automatically receive email alerts and other information about Universal American Corp. by enrolling your email by visiting the “E-mail Alerts” section at http://investor.uafc.com/.
The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.
Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement, and prior to the date of the special meeting:
—	annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 10, 2016;
—	quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and filed with the SEC on May 10, 2016, August 4, 2016 and November 8, 2016, respectively; and
—	current reports on Form 8-K filed with the SEC on March 3, 2016, April 19, 2016, May 10, 2016, May 25, 2016, June 22, 2016, June 27, 2016, August 1, 2016, August 4, 2016, August 8, 2016, August 22, 2016, September 14, 2016, November 8, 2016, November 17, 2016, November 18, 2016 and November 21, 2016.
Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained or incorporated by reference in this Proxy Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Proxy Statement. This Proxy Statement is dated [●], 2017. No assumption should be made that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement will not create any implication to the contrary.
The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

WELLCARE HEALTH PLANS, INC.,

WIND MERGER SUB, INC.

and

UNIVERSAL AMERICAN CORP.

_________________________

Dated as of November 17, 2016

A-1

i

Disclosure Letters
Company Disclosure Letter
Parent Disclosure Letter

Page
Exhibits
Exhibit A	Surviving Company Charter

INDEX OF DEFINED TERMS

Term	Section
2017 Annual Bonus Targets	5.7(d)
2017 Annual Bonuses	5.7(d)
401(k) Plan	5.7(i)
Acceptable Confidentiality Agreement	5.4(b)
Agent	3.28
Agreement	Preamble
Balance Sheet Date	3.11(a)
Book-Entry Shares	2.1(c)(ii)
Certificate of Merger	1.3
Certificates	2.1(c)(ii)
Closing	1.2
Closing Date	1.2
CMS	3.3(f)
CMS Notice Requirements	3.3(f)
Code	2.3(f)
Common Stock	2.1(b)
Company	Preamble
Company Adverse Recommendation Change	5.4(c)
Company Benefit Plan	3.15(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	III
Company Financial Advisor	3.31
Company Intellectual Property	3.19(a)
Company Option	2.4(a)
Company Organizational Documents	3.2
Company Permits	3.21(a)
Company Proxy Statement	3.3(b)
Company Stockholders Meeting	3.3(b)
Confidentiality Agreement	5.3(b)
Continuation Period	5.7(a)
Continuing Employee	5.7(a)
Converted Restricted Share Award	2.4(b)
Convertible Notes	5.21(a)
Damages	8.1(j)
DGCL	1.1
Dissenting Shares	2.5(a)
Effective Time	1.3
Equity Linked Securities	3.6(b)
ERISA	3.15(a)
Exchange Act	3.3(c)
Excluded Shares	2.1(b)

v

Term	Section
Exercise Price	2.4(a)
Expense Reimbursement	7.6(c)
Expenses	5.13
GAAP	3.10(a)(ii)
Governmental Authorizations	3.3
HSR Act	3.3(e)
Indemnified Parties	5.8(a)
Indenture	5.21(a)
Insurance Entities	3.26
Insurance Laws	3.26
Insurance Policies	3.25
Internal Controls Disclosures	3.10(b)
IRS	3.15(b)
Legal Actions	3.13
Liabilities	3.11
Material Contract	3.14(a)
Maximum Premium	5.8(c)
Merger	Recitals
Merger Consideration	2.1(c)(i)
Merger Sub	Preamble
Minimum Guaranteed 2017 Annual Bonus	5.7(d)
MSSP ACOs	3.22(j)
New Plans	5.7(f)
Non-Voting Common Stock	2.1(b)
Old Plans	5.7(f)
Option Payment Date	2.4(a)
Parent	Preamble
Parent Assets	4.4(b)
Parent Contracts	4.4(c)
Parent Disclosure Letter	IV
Paying Agent	2.3(a)
Payment Fund	2.3(b)
Permits	3.21(a)
Post-Closing Period	5.7(d)
Pre-Closing Period	5.7(d)
Preferred Stock	3.6(a)
Privacy Laws	3.22(h)
Qualifying Proposal	7.6(b)(iii)
Qualifying Termination	5.7(d)
Real Property Leases	3.20(b)
Redemption Date	2.2
Redemption Notice	2.2
Restricted Share	2.4(b)
Retention Program	5.7(e)
RS Payment Date	2.4(b)

Term	Section
SAP Statements	3.26
SEC	3.3(b)
Securities	3.6(b)
Securities Act	3.9
Series A Preferred Stock	3.6(a)
Shareholder Litigation	5.19(a)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Termination Date	7.2(a)
Termination Fee	7.6(c)
Trustee	5.21(a)
Voting Common Stock	2.1(b)
WARN Act	3.16(b)

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2016 (this “Agreement”), by and among WellCare Health Plans, Inc., a Delaware corporation (“Parent”), Wind Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), and Universal American Corp., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the board of directors of the Company (the “Company Board”) at a meeting thereof duly called and held unanimously (a) approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”) and the transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (d) recommended to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”); and
WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has approved, this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I

THE MERGER
Section 1.1              The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.2              Closing.  Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the fifth Business Day after the day on which the conditions set forth in Article VI (other than any

1

conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.
Section 1.3              Effective Time.  At the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL.  The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
Section 1.4              Effects of the Merger.  The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger.
Section 1.5             Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Merger Sub shall be amended and restated in the form attached hereto as Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation until further amended as provided therein and by applicable Law (the “Surviving Charter”).
Section 1.6             Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until thereafter amended as provided in the Surviving Charter, the Surviving Bylaws and applicable Law.
Section 1.7             Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.
Section 1.8              Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

2

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.1              Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:
(a)            Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)            Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of common stock, par value $0.01 per share, of the Company (the “Voting Common Stock”) and each share of non-voting common stock, par value $0.01 per share, of the Company (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”) held in the treasury of the Company, owned by the Company or any of its wholly owned Subsidiaries or by Parent or any of its Affiliates (including Merger Sub) immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.
(c)            Conversion of Common Stock.
(i)            Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration in cash, without interest (the “Merger Consideration”).
(ii)            Subject to Section 2.4(c) with respect to Restricted Shares, all shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates that immediately before the Effective Time represented such shares (the “Certificates”), or (B) shares represented by book-entry (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.3.
(d)            Equitable Adjustment.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

3

Section 2.2              Redemption of Preferred Stock. Unless the Company has redeemed each share of Series A Preferred Stock as required by Section 6(a) of the COD, the Parent shall cause the Surviving Corporation to redeem, in whole and not in part, each share of Series A Preferred Stock that is issued and outstanding as of the Effective Time in accordance with the terms of the COD.  The Company shall deliver a conditional notice of redemption (the “Redemption Notice”) in accordance with Section 6(c) of the COD not less than 15 days and not more than 60 days before the Company’s best estimation what is expected to be the Closing Date to the holders of record (as of 5:00 pm New York City time on the Business Day (as defined in the COD) preceding the day on which the notice is given) of any Series A Preferred Stock to be redeemed.  The Redemption Notice shall include: (a) the date of the redemption (the “Redemption Date”) set as the first Business Day after the anticipated Closing Date, (b) that all of the Series A Preferred Stock are to be redeemed, (c) the redemption price, calculated in accordance with Section 6(b) of the COD, (d) the place where the Series A Preferred Stock are to be redeemed and shall be presented and surrendered for payment therefor, and (e) that dividends on the shares to be redeemed shall cease to accumulate from and after the date of such redemption.  If it is later determined that the Closing Date is not scheduled to occur on the first Business Day immediately preceding the initial Redemption Date, then the Company shall revoke such notice and promptly issue a new Redemption Notice in accordance with the last sentence of Section 6(c) of the COD which shall be consistent in all material respects with the original Redemption Notice, except to state that the Redemption Date is set as the first Business Day after the then-scheduled Closing Date. The Company will provide a copy of the initial Redemption Notice to Parent at least three Business Days prior to delivering such notice for Parent’s review and comment, which comments will be considered in good faith by the Company. At the Closing, the Parent shall cause the Surviving Corporation to deposit with the Paying Agent (as defined in the COD), funds sufficient to redeem the shares of Series A Preferred Stock as to which the Redemption Notice shall have been given and shall give such Paying Agent instructions and authority to pay the redemption price to the holders of the shares of Series A Preferred Stock to be redeemed upon surrender or deemed surrender in accordance with the COD. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, such redemption of Series A Preferred Stock shall comply in all respects with the COD.
Section 2.3              Surrender of Certificates and Book-Entry Shares.
(a)            Paying Agent.  Not less than ten Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent in form and substance reasonably satisfactory to the Company. Parent shall be responsible for all fees and expenses of the Paying Agent.
(b)            Payment Fund.  At or immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Common Stock, cash or immediately available funds in an amount equal to the aggregate

4

Per Share Merger Consideration payable in accordance with Section 2.1(c)(i).  Such funds provided to the Paying Agent are referred to as the “Payment Fund.”
(c)            Payment Procedures.
(i)            Letter of Transmittal.  As promptly as practicable but in no event later than three Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates or Book-Entry Shares.
(ii)            Surrender of Shares.  Upon surrender of a Certificate or of a Book-Entry Share for cancellation to the Paying Agent in accordance with the instructions provided by the Paying Agent pursuant to Section 2.3 above, together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Per Share Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate or Book-Entry Share.  Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately.  No interest shall accrue or be paid on the Per Share Merger Consideration payable upon surrender of Certificates or Book-Entry Shares.
(iii)            Unregistered Transferees.  If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required by Parent to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the reasonable satisfaction of Parent and the Paying Agent that any such transfer Taxes have already been paid or are not applicable.
(iv)            No Other Rights.  Subject to Section 2.4(c) with respect to Restricted Shares, until surrendered in accordance with this Section 2.3(c), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company and that remain unpaid at the Effective Time.  Subject to Section 2.4(c) with respect to Restricted Shares, any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the shares of Common Stock formerly represented by it.

5

(d)            Lost, Stolen or Destroyed Certificates.  If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to such Person in respect of the shares of Common Stock represented by such Certificate.
(e)            No Further Transfers.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock and Series A Preferred Stock (to the extent not earlier redeemed as required by Section 6(a) of the COD) that were outstanding immediately before the Effective Time.
(f)            Required Withholding.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986 (the “Code”), or any other applicable state, local or foreign Law.  To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.
(g)            No Liability.  None of Parent, the Surviving Corporation or the Paying Agent (or any of their respective officers, directors, employees, agents or Affiliates) shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.
(h)            Investment of Payment Fund.  The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in (i) obligations of, or guaranteed by, the United States of America, (ii) in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or (iii) in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets.  Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of the Company, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former stockholders of the Company in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

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(i)             Termination of Payment Fund.  Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand.  Thereafter, any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall look only to Parent for, and Parent shall remain liable for, payment of the applicable Per Share Merger Consideration pursuant to the terms of this Article II, subject to any applicable abandoned property, escheat or similar Law.
Section 2.4              Treatment of Equity Awards.
(a)            Except as otherwise set forth in Section 2.4(a) of the Company Disclosure Letter, each option, including performance options, to acquire shares of Common Stock (each, a “Company Option”) that is outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be cancelled and converted at the Effective Time into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, without interest, that is equal to the excess, if any, of the Per Share Merger Consideration over the per share exercise or purchase price of the applicable Company Option (the “Exercise Price”), multiplied by the aggregate number of shares of Common Stock in respect of such Company Option immediately before the Effective Time, which amount will vest and be payable, (i) with respect to Company Options that are not vested in accordance with their terms at the Effective Time, in each case, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (A) the twelve-month anniversary of the date that the Effective Time occurs (or the next payroll date following such anniversary) and (B) the next payroll date following the date on which such Company Option would have otherwise vested in accordance with its terms and (ii) with respect to Company Options vested as of the Effective Time in accordance with their terms, at the Effective Time, and in all cases, without any interest for the period from the Effective Time until such date (with respect to each Company Option, such applicable date, the “Option Payment Date”) (for the sake of clarity, the payment in respect of each Company Option that is already vested as of the Effective Time shall be paid at the Effective Time); provided, that if the employment with Parent and its Affiliates of a holder of Company Options is, prior to the applicable Option Payment Date, terminated (x) by Parent or any of its Affiliates (including the Company) for any reason other than “Cause” or (y) by such holder for “Good Reason,” as such terms are defined on Section 5.7(c) of the Company Disclosure Letter, then the payment described in this Section 2.4(a) shall be accelerated to the next practicable payroll date after the date of such termination. If the Exercise Price of a Company Option is equal to or exceeds the Per Share Merger Consideration, such Company Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Company Option shall have no rights whatsoever with respect thereto.
(b)            Except as otherwise set forth in Section 2.4(b) of the Company Disclosure Letter, each share of restricted Common Stock, including

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performance shares (each, a “Restricted Share”), that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and converted into the right to receive the Per Share Merger Consideration in cash, without interest, which amount will vest and be payable, (i) with respect to Restricted Shares that are not vested in accordance with their terms at the Effective Time, in each case, subject to the applicable holder’s continued employment through the applicable vesting date, on the earlier of (A) the twelve-month anniversary of the date that the Effective Time occurs (or the next payroll date following such anniversary) and (B) the next payroll date following the date on which such Restricted Share would have otherwise vested in accordance with its terms and (ii) with respect to any Restricted Share vested as of the Effective Time in accordance with its terms, at the Effective Time, and in all cases, without any interest for the period from the Effective Time until such date (with respect to each Restricted Share, such applicable date, the “RS Payment Date”) (for the sake of clarity, the payment in respect of each Restricted Share that is already vested as of the Effective Time shall be paid at the Effective Time); provided, that if the employment with Parent and its Affiliates of a holder of Restricted Shares is, prior to the applicable RS Payment Date, terminated (x) by Parent or any of its Affiliates (including the Company) for any reason other than “Cause” or (y) by such holder for “Good Reason,” as such terms are defined on Section 5.7(c) of the Company Disclosure Letter, then the payment described in this Section 2.4(b) shall be accelerated to the next practicable payroll date after the date of such termination (the “Converted Restricted Share Award”).
(c)            In addition to the payments made pursuant to this Section 2.4, Parent shall pay all accrued dividends and other distributions (including dividend equivalents) as of the date of this Agreement without interest in respect of each Restricted Share with a record date prior to the Effective Time that have been authorized by the Company and that remain unpaid at the Effective Time as set forth in, and not in excess of the amounts set forth in, Section 2.4(c) of the Company Disclosure Letter. Such payments shall be made to the holders thereof simultaneously with the payments made in respect of the Converted Restricted Share Awards pursuant to Section 2.4(b).
(d)            Without limiting the generality of Section 2.3(d), any payments made pursuant to this Section 2.4 shall be paid by the Surviving Corporation and/or Parent by check or direct deposit.  Such amounts shall be reduced by any withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Law, and (iii) any other applicable Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of the applicable award, as applicable, for all purposes under this Agreement.
(e)            At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4.

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Section 2.5              Dissenting Shares.
(a)            Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock outstanding immediately prior to the Effective Time for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) is entitled to demand and has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1.  At the Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL.
(b)            Notwithstanding the provisions of Section 2.5(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then such holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate or Book-Entry Share formerly representing such shares in accordance with Section 2.3.
(c)            The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Common Stock, attempted withdrawals of such demands and any other related instrument or notice served on the Company under the DGCL and (ii) the right to participate in and, at Parent’s election and expense, direct all negotiations and proceedings with respect to such demands for appraisal.  The Company shall not (or cause or permit any Person on its behalf to) offer to make or make any payment or settle, compromise, or offer to settle or compromise, or otherwise negotiate with respect to any such demands for appraisal without the prior written consent of Parent.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (i) set forth in the corresponding sections of the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face (other than matters required to be disclosed on Section 3.6, Section 3.12(b) or Section 5.1 of the Company Disclosure Letter, which matters shall only be qualified by specific disclosure in the corresponding section of the Company Disclosure Letter) or (ii) disclosed in any of the Company SEC Reports filed or furnished and publicly available prior to the date of this Agreement (excluding all disclosures in any “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” sections to the extent such disclosures are prospective or forward-looking) (provided, that

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nothing disclosed in the Company SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.6, Section 3.12(b), Section 3.23, Section 3.31 and Section 3.32), the Company represents and warrants to Parent and Merger Sub that:
Section 3.1              Organization and Power.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.  The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.  Each of the Company’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.2              Organizational Documents.  The Company has made available to Parent true and complete copies of (a) the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”) and (b) the certificate of incorporation, bylaws or equivalent organizational documents of each of the “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X) as in effect on the date of this Agreement.
Section 3.3              Governmental Authorizations.  Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.2 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:
(a)            the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(b)            the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”);
(c)            any other filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”) or state securities Laws or “blue sky” Laws;

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(d)            compliance with the NYSE rules and regulations;
(e)            the pre-merger notification required under the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);
(f)            compliance with the notice requirements of the Centers for Medicare and Medicaid Services (“CMS”) applicable to the transactions contemplated by this Agreement (the “CMS Notice Requirements”);
(g)            approvals, consents, exemptions, filings and/or notices required by federal and state insurance departments, departments of health and/or other Governmental Authorities having jurisdiction with respect to the Governmental Authorizations or the Company or any of its Subsidiaries as set forth on Section 3.3(g) of the Company Disclosure Letter; and
(h)            such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.4              Corporate Authorization.  Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Company has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite Company Vote, to consummate the transactions contemplated by this Agreement.  The Company Board at a meeting duly called and held has unanimously (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (d) recommended to the stockholders of the Company that they adopt this Agreement.  Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct and the Requisite Company Vote is received, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
Section 3.5              Non-Contravention.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Company Organizational Documents or (ii) the comparable organizational or governing documents

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of any of the Subsidiaries of the Company, (b) assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 3.3 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets, except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.6              Capitalization.
(a)            As of November 15, 2016, the Company’s authorized capital stock consists solely of (i) 400,000,000 shares of Voting Common Stock, (ii) 60,000,000 shares of Non-Voting Common Stock and (iii) 40,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), 3,000,000 shares of which have been designated Series A Mandatorily Redeemable Preferred Shares, par value $0.01 per share (the “Series A Preferred Stock”).  As of November 15, 2016, (A) 56,607,026 shares of Voting Common Stock were issued and outstanding (not including Restricted Shares), (B) no shares of Non-Voting Common Stock were issued and outstanding, and (C) 1,600,000 shares of Series A Preferred Stock were issued and outstanding.  As of November 15, 2016, (X) 2,163,117 Restricted Shares were issued and outstanding (based on achievement of all applicable performance goals at maximum levels), and (Y) 4,079,783 shares of Common Stock were issuable pursuant to outstanding Company Options (including both vested and unvested Company Options) with a weighted average per share exercise price of $6.89.
(b)            Except as set forth in Section 3.6(a) and for the Convertible Notes, as of November 15, 2016, there are no: (i) shares of capital stock or other equity interests or voting securities of the Company that are issued or outstanding; (ii) outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) profits interests or outstanding shares of stock appreciation rights, phantom stock or securities or rights pursuant to which the Company is obligated to make payments based on or expressly linked to the value of any capital stock of, or other Securities in, the Company (the “Equity Linked Securities”), (iv) outstanding options, calls, warrants, preemptive rights or other rights to acquire from the Company, or that obligate the Company to issue, transfer, sell or deliver any Equity Linked Securities or any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable into or exercisable for shares of capital stock of, or other equity or voting interest in, the Company or Equity Linked Securities; or (v) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other Contract relating to any capital stock of, or

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other equity or voting interest in, the Company or any Equity Linked Securities (the items in clauses (i), (ii), (iii), (iv) and (v), the “Securities”). Since November 15, 2016, the Company has not issued any Securities other than as would be permitted in the period following the date of this Agreement in accordance with Sections 5.1(c) and (d), assuming this Agreement was in effect as of such date.
(c)            All outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.
(d)            Each outstanding share of capital stock or other equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interest, and not subject to any pre-emptive rights.
(e)            Except as set forth in this Section 3.6 or in the COD, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or Series A Preferred Stock or other capital stock or other equity interest of any Subsidiary of the Company.
(f)            There are no voting agreements, stockholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries.  There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or any Subsidiary.
(g)            Section 3.6(g) of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, as of the date of this Agreement, hold Company Options or Restricted Shares, indicating, with respect to each such holder, the type of award granted, the number of shares of Common Stock subject to such award, the exercise price of each Company Option, date of grant and vesting schedule.
Section 3.7              Subsidiaries.  Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens).  The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other Securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company.  No Subsidiary of the Company owns any shares of capital stock or other Securities of the Company. Section 3.7 of the Company Disclosure Letter sets forth each of the Subsidiaries of the Company existing as of the date of this Agreement.  Each of the Subsidiaries of the Company is, directly or indirectly, wholly owned by the Company. Neither the Company nor its Subsidiaries has any Contract pursuant to which it is obligated to make any investment (in the form of a loan, capital

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contribution or otherwise) in any Person (other than the Company with respect to its Subsidiaries).
Section 3.8              Voting.  Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement.
Section 3.9              SEC Reports.  The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all Company SEC Reports.  The Company SEC Reports (a) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Law and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading in any material respect.  No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments from the SEC with respect to the Company SEC Reports.
Section 3.10           Financial Statements; Internal Controls.
(a)            The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Reports:
(i)            complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;
(ii)            were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and
(iii)            fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes in each case, which are not material).
(b)            The Company maintains, and has maintained since January 1, 2014, disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably

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designed and effective to ensure that all information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officers by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and its principal financial officers to such information required to be included in the Company’s periodic reports required under the Exchange Act.  The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied and (ii) that transactions are executed only in accordance with management’s general or specific authorization. From January 1, 2014 until the date of this Agreement, the Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officers prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (B) any fraud or bona fide allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company internal controls, in each case, if any (any such disclosures, the “Internal Controls Disclosures”).  The Company has made available to Parent copies of any Internal Controls Disclosures. Since January 1, 2014, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries, or their respective internal accounting controls.
(c)            There are no off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party of any type required to be disclosed in the Company SEC Reports pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Reports.
Section 3.11           Undisclosed Liabilities.  Except as set forth in Section 3.11 of the Company Disclosure Letter, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, of the Company or any of its Subsidiaries, other than:
(a)            Liabilities reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2016 (the “Balance Sheet Date”) or the footnotes thereto set forth in the Company SEC Reports;

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(b)            Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort or environmental liability);
(c)            Liabilities incurred (i) in connection with the transactions contemplated by this Agreement or (ii) as expressly permitted or contemplated by this Agreement;
(d)            Liabilities under the terms of any Contracts of the Company or any of its Subsidiaries (excluding any Liabilities arising from breaches by the Company or its Subsidiaries of any such Contracts) incurred following the date of this Agreement; and
(e)            Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.12           Absence of Certain Changes.  Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 3.12 of the Company Disclosure Letter, (a) since the Balance Sheet Date to the date of this Agreement the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) since the Balance Sheet Date there has not been any Company Material Adverse Effect and (c) since the Balance Sheet Date to the date of this Agreement the Company has not taken or agreed to take any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (b), (d), (e), (f), (h), (i), (j) or (k) of Section 5.1.
Section 3.13          Litigation.  There are (a) no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, audits, suits, or other civil, criminal, administrative, enforcement action or investigative proceedings by or before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Company Assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (b) no Orders outstanding against the Company or any of its Subsidiaries or any Company Assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.14           Material Contracts.
(a)            Section 3.14 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each, a “Material Contract”):
(i)            each Contract filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 10, 2016 or disclosed by the Company in a Company SEC Report since

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March 10, 2016 and before the date of this Agreement (in each case, other than any Company Benefit Plan);
(ii)           each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Affiliates to) compete in any material line of business or geographic area, (B) to materially restrict the ability of the Company or any of its Affiliates to conduct business in any geographic area, (C) containing “most favored nation” pricing provisions from the Company or any of its Subsidiaries with any Third Party or (D) granting exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Third Party, with respect to each of the foregoing clauses (C) and (D), that are material to the Company and its Subsidiaries, taken as a whole;
(iii)          each Contract (other than any Company Benefit Plan and any Contracts with Providers) providing for or resulting in payments by the Company or any of its Subsidiaries that exceeded $250,000 in the calendar year ended December 31, 2015;
(iv)          all (A) material Contracts with CMS or with any other Governmental Authority relating to a federal or state Health Care Program, including any agreements relating to the Medicare Shared Savings Program or the Next Generation ACO Model and (B) settlement agreements and corporate integrity agreements, in the case of each of clauses (A) and (B), with CMS or any federal or state Health Care Program with material outstanding obligations (other than confidentiality obligations);
(v)           all material Contracts with any state insurance department;
(vi)         all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;
(vii)        all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;
(viii)       all ACO, partnership, joint venture or other similar Contracts (other than, for the avoidance of doubt, those with any Person wholly owned, directly or indirectly, by the Company);
(ix)           any Contract with any director, officer or stockholder of the Company or any Subsidiary that is required to be described under Item 404 of Regulation S-K of the SEC in the Company SEC Reports;
(x)            any settlement, conciliation or similar agreement with any Person involving the settlement of any Legal Action with respect to which (A) any material amount remains unpaid or (B) the Company or any of its Subsidiaries

17

remains subject to any material obligation (other than confidentiality and ordinary course obligations);
(xi)           any Contract relating to indebtedness for (A) borrowed money or (B) the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except, in either case, any such agreement with an aggregate outstanding principal amount not exceeding $500,000;
(xii)         any Contract for the disposition or acquisition by the Company or any of its Subsidiaries of any business or any assets or Securities of any Person with a purchase price in excess of $2,500,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise) with material obligations (other than confidentiality obligations) remaining to be performed;
(xiii)        any material Contract with a Material Business Partner;
(xiv)       any material reinsurance Contract with a Third Party;
(xv)        any pharmacy benefit management agreement; and
(xvi)       to the extent not set forth in Section 3.14(a) of the Company Disclosure Letter pursuant to another subsection of this Section 3.14(a), all material agreements with any Governmental Authority.
(b)            A true and complete copy of each Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to Parent prior to the date of this Agreement.  Each Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Material Contract, and (ii) as of the date of this Agreement, no party under any Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Material Contract.
Section 3.15           Benefit Plans.
(a)            Section 3.15(a) of the Company Disclosure Letter lists all material Company Benefit Plans; provided, however, that the parties agree that the Company shall not be required to schedule those employment agreements for which the annual base compensation does not exceed $200,000.  For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any compensation, stock purchase, stock option, equity

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or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any other plan, agreement, program or policy providing employee benefits or compensation, including, any vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any material loan to or for the benefit of an officer of the Company or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries has any right to benefits or (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any Liability.
(b)            With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document and any amendments thereto, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”), (vi) any related trust or funding agreements or insurance policies and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.
(c)            Neither the Company nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code). Neither the Company nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code.
(d)            Each Company Benefit Plan has been established, funded and maintained in compliance with ERISA, the Code and other applicable Law in all material respects and no event has occurred and, to the Knowledge of the Company, no condition exists, that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Law with respect to the Company Benefit Plans.  With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter

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has been issued by the IRS with respect to such qualification under which the Company is currently entitled to rely upon, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not, individually or in the aggregate, reasonably be expected to result in material Damages to the Company and its Subsidiaries, taken as a whole, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.
(e)            Neither the Company nor any of its Subsidiaries has any current or reasonably foreseeable Liability with respect to, and no Company Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents.
(f)            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan or (v) give rise to the payment of any amount or provision of any benefits that would not be deductible pursuant to Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code.
(g)            No current or former employee, director or independent contractor of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any taxes imposed under Section 4999 or 409A of the Code or interest or penalty related thereto.
(h)            There are no pending, or, to the Knowledge of the Company, threatened, material claims, investigations, audits or litigation against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.
(i)             The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company

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Benefit Plan or any individual improperly being eligible to participate in any Company Benefit Plan.
Section 3.16           Labor Relations.
(a)            No employee of the Company or any of its Subsidiaries is, or has been since January 1, 2014, represented by a union, works counsel, or other labor organization and, to the Knowledge of the Company, no union organizing efforts have, since January 1, 2014, occurred among employees.  Neither the Company nor any of its Subsidiaries is a party to or bound by, and is not currently negotiating any entry into, any collective bargaining agreement or other Contract with a union, works council, or labor organization.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no strike, picket, work stoppage, work slowdown or other organized labor dispute exists, or has occurred since January 1, 2014, in respect of the Company or any of its Subsidiaries.
(b)            Each of the Company and its Subsidiaries is, and since January 1, 2014 has been, in compliance in all material respects with all applicable Law relating to the employment of labor, including all applicable Law relating to wages, hours, collective bargaining, employment discrimination, immigration, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes.  Except as would not result in material Damages to the Company or any of its Subsidiaries: (i) the Company and each of its Subsidiaries has paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or company policy; and (ii) neither the Company nor any of its Subsidiaries is liable for any fines, taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.  Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law that remains unsatisfied.
(c)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, since January 1, 2014, none of the Company or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.
Section 3.17           Taxes.
(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries

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have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) each of the Company and its Subsidiaries has fully and timely paid (or has had paid on its behalf) all material Taxes (whether or not shown to be due on the Tax Returns referred to in clause (i) of this Section 3.17(a)) owed by it, (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (iv) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, (v) all deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid or settled, (vi) each of the Company and its Subsidiaries has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 or 361 of the Code, (vii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than as a result of being a member of a consolidated, affiliated or unitary tax group the parent of which is the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, in each case, by reason of assumption or operation of Law, (viii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification allocation, sharing or similar agreement (excluding any agreement where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement a primary purpose of which is not Tax sharing or indemnification), other than any such agreement solely among the Company or one or more of its Subsidiaries, (ix) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” as defined under Treasury Regulation Section 1.6011-4, (x) neither the Company nor any of its Subsidiaries has, within the three years preceding the date of this Agreement, (A) been a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated, combined, or unitary Tax Return (other than a group the common parent of which was the Company) or (B) received a written claim from a taxing authority in a jurisdiction where the Company or any its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries, as applicable, is or may be subject to Tax by such jurisdiction, and (xi) each of the Company and its Subsidiaries has timely withheld and paid all material amounts of Taxes required to have been withheld and paid by it.
(b)            Except as has not had, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any prepaid amounts received prior to the Closing Date, (v) a “closing agreement” as described in Section 7121 of the Code (or similar analogous Tax

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Law) executed on or prior to the Closing Date, or (vi) any election made under Section 108(i) of the Code prior to the Closing.
(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Balance Sheet Date to the date of this Agreement, there has not been, with respect to the Company or the Subsidiaries, (i) a change in or adoption of any material method of Tax accounting, (ii) change, revocation or filing of any material Tax election, (iii) filing of a material amended Tax Return, (iv) settlement of any material Tax claim or assessment, (v) written surrender of any right to claim a material refund of Taxes, (vi) consent to (or request for) any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (vii) any closing agreement entered into with a taxing authority, or (viii) any other action that may have a material impact on the Company’s or any of its Subsidiaries’ Tax assets or liabilities.
Section 3.18          Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries comply, and have complied since January 1, 2014, with all applicable Environmental Laws, (b) the Company and its Subsidiaries possess and have possessed, since January 1, 2014, all Permits required under Environmental Laws necessary for their respective operations, and are in compliance with such Permits and all such Permits are in full force and effect, (c) no Legal Action relating to, arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, (d) to the Knowledge of the Company, there has been no release of or exposure to any Hazardous Substance (and no condition exists on any property owned or operated by the Company and its Subsidiaries) which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws, and (e) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereunder by the Company, does not and will not require any Governmental Authorizations under any Environmental Laws.
Section 3.19           Intellectual Property.
(a)            As of the Effective Time, each of the Company and its Subsidiaries (i) owns and exclusively possesses, (ii) is licensed to use, pursuant to valid, enforceable and binding Contracts, or (iii) otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by the Company or any of its Subsidiaries that is registered, issued or the subject of a pending application for registration.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the

23

Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of the Company Intellectual Property.
(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Intellectual Property owned by the Company or any of its Subsidiaries (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any pending or threatened (in writing) cancellation or reexamination proceeding or any other proceeding challenging its ownership, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Intellectual Property owned by the Company or any of its Subsidiaries is valid and enforceable.  There exist no material contractual restrictions on the disclosure, use, license or transfer of the Company’s and its applicable Subsidiaries’ rights in any Company Intellectual Property.
(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2014 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Person and (ii) no claim is pending, asserted in writing, or to the Knowledge of the Company, made or threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company and its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Person.  To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2014, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by the Company or any of its Subsidiaries.
(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Company, valid and enforceable.
Section 3.20           Real Property; Personal Property.
(a)            Section 3.20(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair

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in any material respect the Company’s or its Subsidiaries’ continued operations in the ordinary course of business, (i) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all Real Property (including all buildings, fixtures and other improvements thereto) used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries and (ii) the ownership of or leasehold interest in any such property is not subject to any Lien (except in all cases for Permitted Liens).
(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or otherwise impair in any material respect the Company’s or its Subsidiaries’ continued operations in the ordinary course of business, (i) each of the leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any real property (the “Real Property Leases”) is legal, valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), (ii) no termination event, breach or condition or uncured default on the part of the Company or its Subsidiaries exists under any Real Property Lease, (iii) neither the Company nor any of its Subsidiaries has subleased or licensed any Real Property Lease to any other Person and (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest (other than a Permitted Lien) in such Real Property Lease or any interest therein.
(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).
Section 3.21           Permits; Compliance with Law.
(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no suspension or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

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(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has at all times since January 1, 2014 been in compliance with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.
(c)            No representation is made under this Section 3.21 with respect to regulatory matters, which matters are exclusively addressed in Section 3.22.
Section 3.22           Regulatory Matters.
(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries currently conduct, and have at all times since January 1, 2014 conducted, their respective businesses in compliance with all Health Care Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, since January 1, 2014, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority that alleges or asserts that the Company or any of its Subsidiaries has violated any Health Care Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further liability to the Company and its Subsidiaries, (iii) except for the Contracts described in Section 3.14(a)(iv) or Section 3.14(a)(x), from January 1, 2014 until the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Health Care Law with material obligations (other than confidentiality obligations) remaining to be performed, and (iv) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services that would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.
(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries, all of their respective directors, officers, agents and employees, are in compliance with, and the Company and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Company and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Health Care Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Governmental Authority or Health Care Program has imposed a fine, penalty or other sanction on the Company or its Subsidiaries. Since January 1, 2014, except as would not, individually or in the aggregate, reasonably be expected to have a

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Company Material Adverse Effect, none of the Company, its Subsidiaries, or any officers, directors, agents and employees of the Company or its Subsidiaries has been (i) excluded, suspended or debarred from participation in any Health Care Program, or (ii) party to or subject to any action or proceeding concerning any of the matters described in the foregoing clause (i).
(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company’s insurance and health maintenance Subsidiaries meets the requirements for participation in the provision of services to, and the receipt of payment from, the respective Health Care Programs in which it participates, is a party to one or more valid agreements with CMS or any state Governmental Authority authorizing such participation and is in compliance with the terms of such agreements. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, for itself or for any Third Party, submitted or caused to be submitted to a Governmental Authority a knowingly false or knowingly fraudulent claim for payment.
(d)            Neither the Company nor any of its Subsidiaries is the subject of any material Legal Actions, or to the Knowledge of the Company, material investigations, audits or focused reviews by a Governmental Authority regarding its compliance with applicable Health Care Laws.
(e)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, the Company and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, including, to the extent required under applicable Law, with respect to premium rates, rating plans, policy terms and other terms established or used by the Company or any of its Subsidiaries, together with any amendments required to be made with respect thereto, that the Company and each of its Subsidiaries were required to file with any Governmental Authority to the extent relating to Health Care Laws, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other federal and state agencies with jurisdiction over the Health Care Programs and including filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), with respect to its respective business activities and services.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such regulatory filings complied with applicable Laws and Orders.
(f)            Since January 1, 2014, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries and, to the Knowledge of the Company, each authorized broker, producer, consultant, agent, field marketing organization, or third-party service provider to the extent acting on behalf of the Company and each of its Subsidiaries has marketed, administered, sold and issued insurance and health care benefit products with respect to the Company’s and its Subsidiaries’ business activities

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and services in compliance with all applicable Health Care Laws, including specifically applicable Laws that relate to the compensation of such persons and the licensing of Persons to sell health insurance and health care benefit products.
(g)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries comply with all applicable Laws related to the Medicare Advantage Program, also known as “Medicare Part C”, and Medicare Prescription Drug Benefit Programs, also known as “Medicare Part D”.
(h)            The Company and each of its Subsidiaries has established and implemented programs, procedures, Contracts and systems reasonably designed to comply in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), the regulations set forth at 45 CFR Parts 160 and 164 and any other state or federal Laws applicable to the business of the Company or its Subsidiaries that govern privacy, security, integrity, accuracy, transmission, breach notification or storage of personally identifiable information relating to individuals (collectively, the “Privacy Laws”). The Company and each of its Subsidiaries is, and have been at all times since January 1, 2014, in compliance in all material respects with the applicable Privacy Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to data collection, use, privacy, protection and security, the Company and its Subsidiaries have complied with all of the Company’s or its Subsidiaries’ customer-facing policies, respectively.  Except as set forth on Section 3.22(h) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2014, neither the Company nor any of its Subsidiaries has experienced any material incident in which confidential or sensitive information, payment card data, personally identifiable information or other protected information relating to individuals was or may have been stolen or improperly accessed, used or disclosed, including any breach of security or “breach” as defined at 45 CFR §164.402.
(i)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their directors, officers, agents, or employees, in their individual capacities, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment or kickback to any Person, regardless of form: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), the federal physician self-referral law, 42 U.S.C. §1395nn, or any similar state Laws; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Health Care Law.
(j)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company’s Subsidiaries that are ACOs participating in the Medicare Shared Savings Program (“MSSP ACOs”), and all of the arrangements that each such MSSP ACO has with its participants, provider/suppliers, and other entities, (A) qualifies for the protection

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of, and complies in all material respects with the terms and conditions of, the federal fraud and abuse waivers at 80 Fed. Reg. 66726 et seq. (Oct. 29, 2015), and (B) qualifies for the protection of, and complies in all material respects with the terms and conditions of, the antitrust safety zone jointly adopted by the Federal Trade Commission and the United States Department of Justice, appearing at 76 Fed. Reg. 67026 et seq. (Oct. 28, 2011).
Section 3.23          Takeover Statutes.  Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement.  There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.
Section 3.24           Transactions with Affiliates.  Other than rights to receive Merger Consideration, there are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company (other than the Company’s wholly owned Subsidiaries), on the other hand, that are required to be described under Item 404 of Regulation S-K of the SEC in the Company SEC Reports, which are not described therein.
Section 3.25           Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date.  As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Company Material Adverse Effect.
Section 3.26           Insurance Reports. The Company and each of its Subsidiaries through which the Company conducts insurance operations is listed in Section 3.26 of the Company Disclosure Letter (the “Insurance Entities”).  Since January 1, 2014, each of the Insurance Entities has timely filed all annual and quarterly statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, in each case required to be filed by the Company or any such Subsidiary with or submitted by the Company or any such Subsidiary to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively,

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the “SAP Statements”). The Company has delivered or made available to Parent copies of all such annual SAP Statements for the periods beginning January 1, 2014 and through the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with state insurance regulatory authorities and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by the Company on or after January 1, 2014 and through the date hereof relating to the Insurance Entities. The financial statements included in SAP Statements and prepared on a statutory accounting basis, including the notes thereto, were prepared in all material respects in conformity with SAP prescribed or permitted by the applicable state insurance regulatory authority, in each case, consistently applied for the periods covered thereby (except as may be indicated in the notes to those financial statements) and fairly present in all material respects the statutory financial position of the relevant Insurance Entity as at the respective dates thereof and the results of operations of such Insurance Entity for the respective periods then ended. SAP Statements complied in all material respects with all applicable Law when filed. No material deficiency has been asserted to the Insurance Entities by any Governmental Authority with respect to any SAP Statements.  Except as indicated therein, all assets that are reflected as admitted assets on SAP Statements have been calculated and presented in compliance in all material respects with all applicable Law (including the filing of any required reports) regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable. The statutory balance sheets and income statements included in SAP Statements have been audited by the Company’s independent auditors, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning January 1, 2014. The Insurance Entities comply in all material respects with all applicable solvency requirements, including risk-based capital requirements under applicable Insurance Laws. The loss reserves of the Insurance Entities, as of January 1, 2014, recorded in the SAP Statements: (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal year (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that were required at that time to be established in accordance with applicable Laws based on facts known to the Company as of such date; provided, however, that, no representation or warranty in this Agreement and nothing contained in this Agreement, including the Company Disclosure Letter, or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty in respect of the adequacy or sufficiency of the reserves of the Company or any of its Subsidiaries.
Section 3.27          Insurance Laws.  Since January 1, 2014, the business of the Company and its Subsidiaries (including business, marketing, operations, sales and issuances of insurance Contracts conducted by or through Agents) has been conducted in compliance with applicable Insurance Laws in all material respects.  In addition, (a) there is no pending or, to the Knowledge of the Company, threatened, charge by any state insurance regulatory authority that any of the Insurance Entities has materially violated,

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nor is there any pending or, to the Knowledge of the Company, threatened investigation by any state insurance regulatory authority with respect to possible material violations by the Insurance Entities of, any applicable Insurance Laws, (b) each Insurance Entity has been duly authorized by the relevant state insurance regulatory authorities to issue the policies and/or Contracts of insurance related to the business of the Company and its Subsidiaries that it is currently writing and in the states in which it conducts its business, and (c) since January 1, 2014, the Insurance Entities have filed all material reports required to be filed by the Insurance Entities with any state insurance regulatory authority.  None of the Insurance Entities is subject to any order or decree of any insurance regulatory authority relating to such Insurance Entity that (A) would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, or (B) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2014 or (2) seeks the revocation or suspension of any license or other permit issued pursuant to applicable Insurance Laws.  No action or proceeding is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation or suspension of any such material license or permit.
Section 3.28           Agents.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (a) to the Knowledge of the Company, each insurance agent or broker (each, an “Agent”), at the time such Agent wrote, sold or produced insurance Contracts related to the business of the Company or any of its Subsidiaries on behalf of the Insurance Entities was duly licensed for such business and duly appointed by the applicable Insurance Entity in accordance with applicable Insurance Laws and (b) to the Knowledge of the Company, no such Agent violated any term or provision of any law applicable to the writing, sale, production or management of business for any Insurance Entity.
Section 3.29           Reinsurance Agreements; Fronting Arrangements. Since January 1, 2014, none of the Insurance Entities and the reinsurer under any reinsurance agreement to which any of the Insurance Entities is a party and currently in force has given written notice of termination (provisional or otherwise) in respect to such reinsurance agreement. None of the Insurance Entities and, to the Knowledge of the Company, such reinsurer is in material default under any such reinsurance agreement. Each of the Insurance Entities is entitled under SAP to take credit on its SAP Statements filed with all insurance regulatory authorities for all material amounts reflected therein that are recoverable by such Insurance Entity with respect to any such reinsurance agreement. There are no contracts, agreements or arrangements between any of the Insurance Entities and a Third Party whereunder such Insurance Entity acts as the reinsurer or fronting company.
Section 3.30          Capital or Surplus Maintenance.  As of the date of this Agreement, no Insurance Entity is subject to any requirement imposed by a Governmental Authority to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital

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stock, except for any such requirements or restrictions under applicable Laws, including insurance laws and regulations.
Section 3.31          Opinion of Financial Advisor.  MTS Health Partners, L.P. (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration is fair to the holders of Common Stock from a financial point of view. A copy of such opinion will be provided to Parent promptly following the date of this Agreement.
Section 3.32           Brokers.  No broker, finder, adviser or investment banker other than the Company Financial Advisor is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company before the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face, Parent and Merger Sub represent and warrant to the Company that:
Section 4.1              Organization and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.
Section 4.2              Governmental Authorizations.  Assuming that the representations and warranties of the Company contained in Section 3.3 are true and correct, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:
(a)            the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(b)            the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or state securities Laws or “blue sky” Laws;
(c)            compliance with the NYSE rules and regulations;

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(d)            the pre-merger notification required under the HSR Act;
(e)            compliance with the CMS Notice Requirements;
(f)            the Required Company Consents;
(g)            approvals, consents, exemptions, filings and/or notices required by federal and state insurance departments, departments of health and/or other Governmental Authorities having jurisdiction with respect to the Governmental Authorizations, Parent, or Merger Sub as set forth on Section 4.2(g) of the Parent Disclosure Letter; and
(h)            such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.3             Authorization.  Assuming that the representations and warranties of the Company contained in Section 3.4 are true and correct, each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The board of directors of each of Parent and Merger Sub has (a) unanimously approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and (b) declared that it is in the best interests of the stockholders of Parent or Merger Sub that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement.  Parent, as sole stockholder of Merger Sub, has approved and adopted this Agreement, the Merger and the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub.  This Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).  No vote or consent of the stockholders of Parent is required by any applicable Law, or the certificate of incorporation or bylaws or other equivalent organizational documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement.
Section 4.4             Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:
(a)            contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub;

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(b)            contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all Governmental Authorizations described in Section 3.3 and Section 4.2 have been obtained or made;
(c)            result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or
(d)            require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.5             Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock; Section 203 of the DGCL.
(a)            The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any Security of Merger Sub.
(b)            Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
(c)            No shares of Common Stock or other Securities that are convertible, exchangeable or exercisable into Common Stock are owned (directly or indirectly, beneficially or of record) by Parent or Merger Sub or any of their respective Subsidiaries, any direct or indirect wholly owned Subsidiary of Parent or Merger Sub or any Subsidiaries thereof.  Merger Sub has no Subsidiaries. None of Parent or Merger Sub or any of their respective Subsidiaries holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.  Before the action of the Company Board taken on November 16, 2016, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger or any transactions contemplated by this Agreement.

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(d)            None of Parent, Merger Sub and their respective Affiliates has any agreement, arrangement or understanding concerning the transactions contemplated by this Agreement with any director or officer of the Company.
Section 4.6             Sufficient Funds.  Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.  Parent and Merger Sub will have as of the Effective Time and the Closing sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including Parent’s and Merger Sub’s costs and expenses and the aggregate Per Share Merger Consideration on the terms and conditions contained in this Agreement, and as of the Effective Time, there will not be any restriction on the use of such cash for such purpose.
Section 4.7             Litigation.  There is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority (including, for the avoidance of doubt, the Texas Department of Insurance and the New York Department of Financial Services) that would be reasonably likely to or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement.  As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority (including, for the avoidance of doubt, the Texas Department of Insurance and the New York Department of Financial Services), or any Order of any Governmental Authority (including, for the avoidance of doubt, the Texas Department of Insurance and the New York Department of Financial Services) that would be reasonably likely or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.
Section 4.8             Reserved.
Section 4.9            Absence of Arrangements with Management.  Except as set forth on Section 4.9 of the Parent Disclosure Letter and this Agreement, there are no agreements, arrangements or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating to the transactions expressly contemplated by this Agreement or the operations of the Company after the Effective Time (including relating to the compensation arrangements of any such member of the Company’s management or the Company Board).
Section 4.10          Brokers.  The Company and its Subsidiaries will not be responsible for any brokerage, finder’s, success or other similar fee or commission to any broker, finder, adviser or investment banker in connection with the Merger and the other transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub.

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Section 4.11          Independent Investigation.  Parent and Merger Sub acknowledge and agree (a) that, except for the specific representations and warranties of the Company contained in Article III (which to the extent provided for in this Agreement include and are subject to the Company Disclosure Letter and the Company SEC Reports), none of the Company, its Subsidiaries or Affiliates and their respective stockholders, controlling persons and Representatives makes or has made (and Parent and Merger Sub have not relied on) any representation or warranty, either express or implied, written or oral, with respect to the Company or its Subsidiaries or Affiliates and their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Merger Sub or any of their respective Affiliates, stockholders or Representatives, and (b) that, to the fullest extent permitted by applicable Law, none of the Company, its Affiliates or Subsidiaries, stockholders or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their Affiliates or their Subsidiaries, stockholders or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub, their respective Affiliates or any of their respective Subsidiaries, stockholders or Representatives, except (i) as and only to the extent expressly set forth in this Agreement or (ii) in the case of Fraud.  Neither Parent nor Merger Sub has relied on any fairness opinion issued by the Company Financial Advisor in respect of the transactions contemplated by this Agreement.
ARTICLE V

COVENANTS
Section 5.1              Conduct of Business of the Company. From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as required by Law, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations (including, for the avoidance of doubt, compliance functions) only in the ordinary course of business, and (y) maintain and preserve intact its business organization, to retain the services of its current officers and key employees (it being understood that no increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.1) and to preserve the goodwill of its material customers, Members, Providers, suppliers, agents, employees and other Persons

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with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated or expressly permitted by this Agreement (including the redemption of Series A Preferred Stock to the extent required by Section 6(a) of the COD), as set forth in Section 5.1 of the Company Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:
(a)             Organizational Documents.  Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements);
(b)            Dividends.  Make, set aside, establish a record date or authorize, declare or pay any dividend or distribution on any shares of its capital stock, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company, and (ii) regular quarterly dividends on the Series A Preferred Stock in accordance with the terms of the COD;
(c)            Capital Stock.  (i) Adjust, split, combine, amend the terms of or reclassify any of its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Security, (iii) grant or extend to any Person any right or option to acquire or enter into any Security, (iv) issue, transfer, sell, deliver, pledge or otherwise encumber any of its capital stock or other Security (other than pursuant to (A) the exercise of Company Options, (B) the vesting of Restricted Shares, and (C) the conversion of any Convertible Note), or (v) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock or other Security;
(d)            Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers, other than cost-of-living adjustments (COLA) to base salaries, made in the ordinary course of business consistent with past practice, but in no event to exceed 2.7% in the aggregate for all employees for whom salary increases are made as measured against such employees’ base salaries prior to such increases, (ii) grant any severance or termination pay or retention or change-in-control payments to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries other than as mandated by the terms of a Company Benefit Plan as in effect prior to the date of this Agreement and made available to Parent, (iii) renew or enter into or amend any new employment or severance agreement with any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan (other than amendments to a Company Benefit Plan associated with the annual open enrollment process in the ordinary course of

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business consistent with past practice applicable, generally, to the employee population as a whole), (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act, (vii) (x) hire any employee with an expected annual base compensation in excess of $200,000, other than as replacements for employees who resign from employment or are terminated, or (y) terminate any employee with annual base compensation in excess of $200,000, other than terminations for cause or (viii) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case: (A) to the extent required by applicable Law, this Agreement or any Company Benefit Plan in effect on the date of this Agreement and made available to Parent; (B) in conjunction with new hires, promotions and changes in job position or status of any current employee with annual base compensation less than $200,000; or (C) in connection with the acceleration of certain payments as set forth in Section 5.7(d) of the Company Disclosure Letter;
(e)            Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, other than (i) personal property, assets or other tangible or intangible property (including Intellectual Property, but not including any equity interests or interests in a business) in the ordinary course of business or (ii) any Person or any equity interests, assets or business division thereof engaged in the Medicare Advantage business, in the case of clauses (i) and (ii), for aggregate consideration for such acquisitions not in excess of $2,500,000;
(f)            Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock or other equity interest of Subsidiaries of the Company, with a value in excess of $2,500,000 in the aggregate, other than (i) the disposition of obsolete equipment in the ordinary course of business, (ii) expirations of Intellectual Property in accordance with the applicable statutory term or grants of non-exclusive licenses of Company Intellectual Property in the ordinary course of business or (iii) pursuant to existing agreements in effect prior to the date of this Agreement as set forth on Section 5.1(f) of the Company Disclosure Letter;
(g)            Contracts; Company Permits.  (i) Enter into any Contract that if in effect as of the date of this Agreement would be a Material Contract, other than in the ordinary course of business, except with respect to Material Contracts described in clauses (ii), (iv)(B) or (vi) of Section 3.14(a), (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, in each case from engaging or competing in any line of business or in any geographic area in any material respect, (iii) terminate, cancel or request any material change in or waive any material rights under any Material Contract other than the expiration of any Material Contract in accordance with its terms

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or in the ordinary course of business or (iv) terminate, suspend, abrogate, amend or modify (A) any certificate of authority to conduct business as an insurance company, health maintenance organization or managed care plan issued by the applicable insurance or health regulatory Governmental Authority or (B) any other material Company Permit, in each case in a manner material and adverse to the Company or any of its Subsidiaries, taken as a whole;
(h)            Indebtedness; Guarantees.  Incur, assume or guarantee any indebtedness for borrowed money in excess of $2,500,000, other than pursuant to any indebtedness instrument outstanding as of the date of this Agreement or in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice;
(i)            Loans. Make any loans, advances or capital contributions to(other than business advances in an aggregate amount not to exceed $1,000,000), or investments in, any other Person, other than (i) by the Company or a Subsidiary of the Company to, or in, the Company or any of its Subsidiaries, or (ii) third party agents in the ordinary course of business, in the case of the clause (ii), in an aggregate amount not to exceed $1,000,000;
(j)            Tax.  Make or change or rescind any material Tax election, file any material amended Tax Return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of a material amount of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material closing agreement with a taxing authority, or take any other action that may have a material impact on the Company’s or any of its Subsidiaries’ Tax assets or liabilities;
(k)            Accounting.  Materially change its (i) accounting policies, practices or procedures, (ii) investment, hedging, reserving, underwriting or claims administration policies, practices or procedures or (iii) methodologies for estimating and providing for medical costs and other liabilities, in each case that would be material to the Company and its Subsidiaries, taken as a whole, other than as required by GAAP, SAP, ASOP or applicable Law;
(l)            Legal Actions.  Except with respect to Shareholder Litigation, which is the subject of Section 5.19(b), waive, release, assign, settle or compromise any material Legal Action that is related to or affects the business of the Company or any of its Subsidiaries or any Company Assets, or enter into any material settlement agreement or other understanding or agreement with any Governmental Authority with respect to any Legal Action, relating to the Company or any of its Subsidiaries or any Company Assets, other than any such waiver, release, assignment, settlement or compromise that is limited only to the payment of money not in excess of $750,000 individually or $3,000,000 in the aggregate;

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(m)           Affiliate Transactions.  Enter into or amend any arrangement or Contract with any Affiliate, director or officer of the Company that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement or that would be required to be described under Item 404 of Regulation S-K of the SEC;
(n)            Liquidation; Dissolution.  Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(o)            Capital Expenditures. Authorize or make any capital expenditures that exceed $2,000,000 in the aggregate;
(p)            Intellectual Property; Proprietary Information.  (i) License, sell, transfer, encumber or otherwise dispose of, or agree to license, sell, transfer, encumber or otherwise dispose of, any of material Company Intellectual Property other than in the ordinary course of business or in connection with a sale or disposition permitted pursuant to Section 5.1(f), or (ii) disclose any trade secrets or other material confidential information of the Company or its Subsidiaries to Third Parties (other than pursuant to (A) a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such trade secrets and other confidential information or (B) an Acceptable Confidentiality Agreement); or
(q)            Related Actions.  Agree in writing, authorize or commit to do any of the foregoing.
Section 5.2              Conduct of Business of Parent.  Subject to Section 5.10, until the Effective Time, Parent shall not, and shall not permit Merger Sub or any of its other Subsidiaries to, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, enter into, or permit any Subsidiary to enter into, any definitive agreement to acquire, by merger, consolidation, acquisition of equity interests or assets or otherwise, or other managed care relationship, any Person, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation, acquisition of equity interests or assets or otherwise, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Required Company Consents or the expiration or termination of the waiting period under the HSR Act, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 5.3              Access to Information; Confidentiality.
(a)            The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access at reasonable times upon prior notice

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to the officers, employees, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request.  Notwithstanding the foregoing, the Company shall not be required to provide such access if it determines that it would (A) materially disrupt or impair the business or operations of the Company or any of its Subsidiaries, (B) constitute a violation of any applicable Law or (C) cause a material risk of disclosure of any information that as determined by the Company in good faith would result in the disclosure of any trade secrets of third-parties.  Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such party existing as of the date of this Agreement (provided, that such party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).
(b)            Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated November 16, 2015 (as amended, the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.3.
(c)            Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Company or any of its Subsidiaries without the written consent of the Company in its reasonable discretion.
(d)            Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations before the Effective Time.  Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, including for the avoidance of doubt, Section 5.1, exercise control and supervision over the operations of the Company and its Subsidiaries.
Section 5.4              Solicitation.
(a)            From the date of this Agreement until the Effective Time, except as expressly permitted by Section 5.4(b), the Company shall not, nor shall the Company permit any of its Subsidiaries to, and the Company shall use its reasonable best efforts to cause its and their respective Representatives not to (i) solicit, initiate and knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue or otherwise have any discussions (other than to state that the Company is not permitted to have discussions under this Agreement, or to clarify the terms thereof), or otherwise participate in any negotiations regarding a Takeover Proposal, (iii) execute or enter into any Contract with

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respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement if permitted by Section 5.4(b)), (iv) take any action to make the provisions of any anti-takeover Law or any restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or Bylaws inapplicable to any transactions contemplated by any Takeover Proposal, or (v) authorize any of or commit to agree to do any of the foregoing, other than in connection with the actions permitted under Sections 5.4(c), (d) and (e). Immediately following the date of this Agreement, the Company shall, and shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to (1) cease any existing solicitations, discussions, communications or negotiations with any Person (other than the parties and their respective Representatives) in connection with an Takeover Proposal or any potential Takeover Proposal and (2) terminate existing access to any physical or electronic data rooms relating to any Takeover Proposal or potential Takeover Proposal (other than for Parent, Merger Sub and their respective Representatives).
(b)            Notwithstanding Section 5.4(a), following the receipt by the Company of a Takeover Proposal after entry into this Agreement that was not the result of a breach of Section 5.4(a), if the Company Board determines, in consultation with its legal and financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such Takeover Proposal, subject to compliance with this Section 5.4, (i) furnish access and information with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal (including through a physical or electronic data room) pursuant to (x) one or more confidentiality agreements on terms that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall include customary standstill provisions for an agreement of such type, except that such provisions may include an exception to the extent necessary to allow such Person to make a confidential proposal to the Company Board or (y) an existing confidentiality agreement with such Person (each, an “Acceptable Confidentiality Agreement”) (provided, that all such written material non-public information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person (and in any event within 24 hours), and (ii) participate in discussions, communications and negotiations regarding such Takeover Proposal.  From and after the date of this Agreement, the Company shall advise Parent in writing of the receipt of (x) any Takeover Proposal, or (y) any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to lead to, any Takeover Proposal (in each case within one Business Day of receipt thereof) and disclose to Parent the material terms, conditions, and status of any such Takeover Proposal and provide copies of any such written inquiry, proposal, offer or request for information, including the identity of the Person or group of Persons making such inquiry, proposal, offer or request for information (provided, that the Company shall not be required to disclose the identity of the Person making such Takeover Proposal if such disclosure is prohibited by the terms of a confidentiality agreement with such Person that is in effect as of the date of this Agreement). The Company shall notify Parent within one Business Day orally and in

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writing of any material modifications to the financial or other material terms of such Takeover Proposal or inquiry, proposal, offer or request for information.
(c)            Except as set forth in, or otherwise in connection with the actions permitted under Section 5.4(d) or (e), the Company Board shall not, directly or indirectly, (i) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent (a “Company Adverse Recommendation Change”), (ii) approve, endorse or recommend a Takeover Proposal, (iii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement if permitted by Section 5.4(b)), (iv) fail to include the Company Board Recommendation in the Company Proxy Statement or (v) formally resolve to effect or publicly announce a determination or resolution to effect any of the foregoing.
(d)            Notwithstanding Section 5.4(c), the Company Board may, before obtaining the Requisite Company Vote, in response to a Superior Proposal received by the Company Board after entry into this Agreement, terminate this Agreement pursuant to Section 7.4(a) to enter into a Contract with respect to such Superior Proposal, but only if:
(i)            such Superior Proposal did not result, directly or indirectly, from a material breach by the Company of this Section 5.4;
(ii)            the Company shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to such Superior Proposal, which notice shall include a summary of the material terms and conditions of and copies of all material transaction agreements and other material documents relating to such Superior Proposal and the identity of the Person making such Superior Proposal;
(iii)            during the five Business Day period following Parent’s receipt of such notice, the Company shall have negotiated in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and any ancillary agreements intended to cause such Takeover Proposal that constituted a Superior Proposal to cease to constitute a Superior Proposal; and
(iv)            Parent does not make, within five Business Days after the receipt of such notice, a binding, written and complete (including any schedules or exhibits) proposal that the Company Board determines in good faith, after consultation with its legal and financial advisor, causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal (it being understood that any amendment, revision, change or supplement to the financial terms or other material terms or conditions of such Superior Proposal shall require a new written notification pursuant to the foregoing clause (iii) and a new negotiation period under this clause (iv), which negotiation period shall be three Business Days instead of five Business Days).

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(e)            Notwithstanding anything to the contrary in this Agreement, at any time before obtaining the Requisite Company Vote, if, following the occurrence of an Intervening Event, (i) the Company Board has concluded in good faith, following consultation with its outside legal counsel that, in light of such Intervening Event, its failure to withdraw, modify or amend the Company Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (ii) the Company Board shall have (x) first provided prior written notice to Parent that it is prepared to effect a Company Adverse Recommendation Change, which notice shall include a reasonably detailed description of the facts and circumstances relating to such Intervening Event and (y) complied, as applicable, with the requirements set forth in Section 5.4(d)(iii) and Section 5.4(d)(iv) as if such provisions related to an Intervening Event instead of a Superior Proposal, then the Company Board may effect a Company Adverse Recommendation Change.
(f)            Nothing contained in this Section 5.4 shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a customary “stop, look and listen” statement pending disclosure of its position thereunder, or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law; provided that nothing set forth in this Section 5.4(f) shall be deemed to modify or supplement the definition of “Company Adverse Recommendation Change” or the obligations set forth in Section 5.4(c).
(g)            Notwithstanding anything to the contrary set forth in this Section 5.4, the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 5.4 by any Subsidiary of the Company or their or the Company’s Representatives shall constitute a breach of this Section 5.4 by the Company and (ii) the Company shall not nor shall it permit any of its Subsidiaries to enter into any agreement that prohibits or restricts the Company from either providing to Parent the information contemplated by this Section 5.4 or otherwise complying with this Section 5.4.
Section 5.5              Company Proxy Statement.
(a)            As promptly as practicable following the date of this Agreement (but in any event no more than 25 Business Days following the date of this Agreement, subject to Parent’s reasonable cooperation in connection therewith and satisfaction of its obligations pursuant to this Section 5.5), the Company shall prepare and shall file with the SEC the Company Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Company Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Company Proxy Statement and resolution of any comments referred to below. Subject to applicable Law, and notwithstanding anything in this Agreement to the contrary, prior to the filing of the Company Proxy Statement (or any amendment or supplement thereto), or any

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dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall (i) provide Parent and its Representatives with an opportunity to review and to comment on such filing, document or response, (ii) consider in good faith including in such filing, document or response any reasonable comments proposed by Parent and its Representatives and (iii) promptly (and in no event later than the fifth Business Day following the date of this Agreement) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act.
(b)            The Company agrees that none of the information to be included or incorporated by reference in the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein.  Parent and Merger Sub hereby covenant and agree that none of the information to be supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement shall, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein.
(c)            The Company shall use reasonable best efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Company is informed that the SEC has no further comments on the Company Proxy Statement.  The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence relating to the Company Proxy Statement between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand.  Before responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy

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Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent.
(d)            The Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has made a Company Adverse Recommendation Change in accordance with this Agreement.
Section 5.6              Company Stockholders Meeting.  Subject to Section 5.4, following the clearance of the Company Proxy Statement by the SEC, the Company shall call and hold the Company Stockholders Meeting as promptly as practicable following the mailing of the definitive Company Proxy Statement for the purpose of voting on adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Stockholders Meeting: (a) with the consent of Parent; (b) for the absence of a quorum; (c) to allow reasonable additional time (not to exceed 30 days) for the filing and distribution of any supplemental or amended disclosure with respect to the transactions contemplated by this Agreement which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; (d) to solicit additional proxies if the Company reasonably believes it may be necessary to obtain the Requisite Company Vote; or (e) in connection with the Company taking any of the actions expressly permitted by Section 5.4(b), (c), (d) or (e), in response to a Takeover Proposal; provided, further, that in the case of such postponement or adjournment of the Company Stockholders Meeting, the Company shall cause the Company Stockholders Meeting to be duly called and held as promptly as reasonably practicable after the originally scheduled time.
Section 5.7              Employees; Benefit Plans.
(a)            For a period of one year following the Closing Date (or, if earlier, until the date of termination of the relevant employee) (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, provide to each individual who, immediately prior to the Effective Time, is an employee of the Company and its Subsidiaries and who continues in such capacity immediately following the Effective Time (each, a “Continuing Employee”) (i) salary, hourly wage rate, and short-term cash bonus or commission opportunity that are no less favorable and (ii) other material benefits (excluding equity based compensation (except as specifically set forth herein or as required under any employment agreement) defined benefit pension benefits, retiree medical benefits or long-term incentive plan benefits) that are no less favorable in the aggregate to those provided to the Continuing Employees, under the Company Benefit Plans as in effect immediately prior to the Effective Time. Parent shall consider Continuing Employees for grants, during the portion of the Continuation Period commencing in 2018, of equity-based awards under Parent’s equity compensation plans as part of its ordinary course determinations with respect to grants of equity-based awards to its employees generally.

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(b)            Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Benefit Plans (including all severance, paid time-off, change of control and similar plans and agreements, including the Company’s severance program in effect as of the date of this Agreement and set forth on Section 5.7(b) of the Company Disclosure Letter) to Continuing Employees in accordance with their terms as in effect on the date hereof, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans and except as provided herein. Subject to the other obligations of Parent and the Surviving Corporation set forth in this Agreement (including the other provisions of this Section 5.7), following the Effective Time, Parent and the Surviving Corporation are not required to maintain any benefit plan or agreement.
(c)            2016 Bonus Plan. Notwithstanding any permitted amendment, termination or discretion applicable to any Company Benefit Plan that provides for the payment of annual cash bonuses, Parent agrees to, and agrees to cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, to the extent not already paid prior to Closing, pay bonuses to Continuing Employees in respect of calendar year 2016 (“2016 Bonuses”) in an amount determined by the compensation committee of the Company Board, but not to exceed 100% of the target 2016 Bonus applicable to each Continuing Employee. The 2016 Bonuses shall be paid by the Company or the Surviving Corporation, as applicable, at the time or times that the 2016 Bonuses would normally be paid by the Company in the ordinary course of business consistent with past practice but in no event later than February 2017.
(d)            2017 Bonus Plan.  Parent agrees to, and agrees to cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, pay bonuses to Continuing Employees in respect of calendar year 2017 (“2017 Annual Bonuses”) based on the achievement of performance targets determined by the Company, in good faith, and in the ordinary course of business consistent with past practice, within 60 days of the date of this Agreement (“2017 Annual Bonus Targets”); provided, however, that (i) Parent shall determine actual achievement of the 2017 Annual Bonus Targets with respect to each Continuing Employee, both with respect to (x) the period between January 1, 2017 through the Closing (the “Pre-Closing Period”) and (y) the period following the Closing through the remainder of calendar year 2017 (the “Post-Closing Period”), it being understood that such determinations by Parent shall be made reasonably and in good faith based on actual results, after giving appropriate effect to the Merger and actions taken by Parent in connection therewith that affect the Surviving Corporation and its Subsidiaries, (ii) each Continuing Employee who remains employed with Parent and its Affiliates through December 31, 2017, shall be paid a 2017 Annual Bonus of no less than half of such Continuing Employee’s target 2017 Bonus (the “Minimum Guaranteed 2017 Annual Bonus”) at the same time or times that the Parent pays annual bonuses in respect of calendar year 2017 to its similarly situated employees, (iii) any Continuing Employee whose employment is terminated without “Cause” or who voluntarily resigns with “Good Reason” (each, as defined in Section 5.7(c) of the Company Disclosure Letter) (“Qualifying Termination”) during the 60-day period following the Closing Date, will be entitled to receive a prorated portion of 100% of the target 2017 Annual Bonus applicable to such Continuing Employee based on the relative

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portion of the 2017 calendar year during which such Continuing Employee was employed by the Company and the Surviving Corporation and their respective Subsidiaries, (provided, that the provisions of this clause (iii) shall not result in the duplication of bonus payments to such Continuing Employee), such prorated 2017 Annual Bonus to be payable promptly following the date of such termination, but subject to such Continuing Employee’s timely execution and non-revocation of a release of claims, substantially in the form set forth on Section 5.7(d) of the Company Disclosure Letter, and (iv) any Continuing Employee who experiences a Qualifying Termination after the 60-day period following the Closing Date, but prior to January 1, 2018, will be entitled to receive a 2017 Annual Bonus equal to the greater of (x) such Continuing Employee’s Minimum Guaranteed 2017 Annual Bonus and (y) a prorated portion of the actual 2017 Annual Bonus applicable to such Continuing Employee based on the achievement of performance targets determined by the Company and based on the relative portion of the 2017 calendar year during which such Continuing Employee was employed by the Company and the Surviving Corporation and their respective Subsidiaries, (provided, that the provisions of this clause (iv) shall not result in the duplication of bonus payments to such Continuing Employee), such 2017 Annual Bonus to be payable promptly following the date of such termination, but subject to such Continuing Employee’s timely execution and non-revocation of a release of claims, substantially in the form set forth on Section 5.7(d) of the Company Disclosure Letter.
(e)            Parent shall, and shall cause the Surviving Corporation to, honor the Company’s retention program providing for the payment of retention bonuses to certain Continuing Employees in connection with the Merger for the purpose of retaining the services of such Continuing Employees, on the terms set forth on Section 5.7(e) of the Company Disclosure Letter (the “Retention Program”). Following the Effective Time, the Surviving Corporation and/or Parent shall pay or cause to be paid the retention bonuses pursuant to the Retention Program, to certain Continuing Employees in connection with the Merger for the purpose of retaining the services of such Continuing Employees.
(f)            For purposes of eligibility to participate, vesting and, with respect to vacation, paid time off or severance compensation only, determination of the level of benefits, under each employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Continuing Employee after the Effective Time other than any equity based compensation plan or long-term incentive plan (collectively, the “New Plans”), each Continuing Employee shall receive full credit for such Continuing Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to credit for such service under the corresponding Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits or with respect to any retiree welfare plan or defined benefit pension plan).  In addition, where applicable, and without limiting the generality of the foregoing, Parent agrees to use or cause the Surviving Corporation or any Subsidiaries or Affiliates to use, commercially reasonable efforts to provide that: (i) at the Effective Time, each

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Continuing Employee immediately shall be eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) Parent shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan that is a health plan to be waived or satisfied for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time; and (iii) for the plan year in which the Effective Time occurs Parent shall cause all eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(g)            With respect to any accrued but unused paid time off to which any Continuing Employee is entitled pursuant to the Company Benefit Plan that is a paid time off policy applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to allow such Continuing Employee to use such accrued paid time off in accordance with the terms of such Company Benefit Plan.  If any Continuing Employee’s employment is terminated during the Continuation Period, Parent agrees to cause the Surviving Corporation or any Subsidiaries or Affiliates to pay the Continuing Employee any accrued but unused paid time off as of the Effective Time (determined in accordance with this Section 5.7(g)) reduced by any paid time off used between the Effective Time and the date of termination in accordance with any Company Benefit Plan that is a paid time off policy applicable to such Continuing Employee immediately prior to the Effective Time.
(h)            The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Parent and its Representatives access at all reasonable times to the Continuing Employees and the employment and personnel records and data relating to the Continuing Employees to the maximum extent permitted under applicable Law.
(i)             Provided that Parent provides the Company written notice at least five days prior to the Closing Date (but in no event later than the day immediately preceding the Closing Date), the Company shall or shall cause any applicable Subsidiary to take all actions necessary to terminate all Company Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), and the Company shall provide Parent with evidence that such 401(k) Plan(s) have been properly terminated (effective as of the day immediately preceding the Closing Date), the form of such termination documents shall be subject to review of Parent.

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(j)             As soon as administratively practicable following the Closing Date, Parent shall take all actions necessary to permit Continuing Employees who have an account balance under a 401(k) Plan to rollover (whether by direct or indirect rollover, as selected by such Continuing Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Seller 401(k) Plan to a tax-qualified defined contribution retirement plan maintained by Parent or its Affiliate for the benefit of the Continuing Employees.
(k)            Nothing in this Section 5.7 or otherwise in this Agreement, whether express or implied, shall: (i) confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates (including any Continuing Employee), any rights or remedies including any right to employment or continued employment or any term or condition of employment for any specified period, of any nature or kind whatsoever, or restrict the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any Person; (ii) be construed to establish, amend, fund or modify any benefit or compensation plan, program, agreement, Contract, policy or arrangement; (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or other benefit or compensation plan, program, agreement, Contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iv) create any third-party beneficiary rights or obligations in any Person (including any employee of the Company or any of its Subsidiaries) other than the parties to this Agreement.
Section 5.8              Directors’ and Officers’ Indemnification and Insurance.
(a)            Parent shall, and shall cause the Surviving Corporation to, cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries and the fiduciaries of any Company Benefit Plans (the “Indemnified Parties”) as provided in the Company Organizational Documents, in the comparable organizational document of any of the Company’s Subsidiaries, in any Contract between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement to survive the Merger and to continue in full force and effect for a period of six years after the Effective Time or, if required, for such longer period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement as set forth on Section 5.8 of the Company Disclosure Letter.
(b)            Parent shall, and shall cause the Surviving Corporation to, indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their service as directors or officers of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director or officer of such other Person at the request of the Company or Parent, or fiduciaries of the Company Benefit Plans, whether asserted or claimed at or

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after or occurring before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement).  If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification hereunder, the Company shall or Parent shall cause the Surviving Corporation to, advance as incurred any Damages out of or incurred in connection with such Legal Action, subject to Parent’s or the Surviving Corporation’s, as applicable, receipt of a customary undertaking by or on behalf of such Indemnified Party, to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified.  In the event of any such Legal Action, (i) each of Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Legal Action and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.
(c)            Prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy with coverage and amounts containing terms and conditions that are no less advantageous with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) than the current policies of directors’ and officers’ liability insurance maintained by the Company  if the cost thereof does not exceed 300% of the last annual premium paid by the Company for the current policies of directors’ and officers’ liability insurance maintained by the Company before the date of this Agreement; provided, however, that if the Company is unable to so acquire such a “tail” policy then Parent shall cause the Surviving Corporation to maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies with coverage and amounts containing terms and conditions that are no less advantageous with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as Parent or the Surviving Corporation are not required to pay an aggregate premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”).  If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Parent shall cause the Surviving Corporation to, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.
(d)            Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons.  Parent hereby agrees (i) that Parent and the Surviving

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Corporation are the indemnitors of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary) (and as between Parent and the Surviving Corporation, the Surviving Corporation is the indemnitor of first resort), (ii) that Parent and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) that Parent irrevocably waives, relinquishes and releases (and shall cause the Surviving Corporation to irrevocably waive, relinquish and release) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof.  Each of Parent and Surviving Corporation further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Companies.
(e)            The covenants contained in this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.8. The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8; provided, that, if requested by the Surviving Corporation, the Person to whom expenses are advanced provides an undertaking to repay such expenses, in the event that it is ultimately determined in a final and non-appealable judgment by a Governmental Authority with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.
(f)             In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8.
Section 5.9              Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law (but subject, for the avoidance of doubt, to Section 5.10), each of the parties to this Agreement shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or

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advisable to ensure that the conditions applicable to such party set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable in accordance with its terms.  Notwithstanding the foregoing (but subject, for the avoidance of doubt, to Parent’s obligations to pay (i) filing fees to Governmental Authorities or (ii) other amounts to the Surviving Corporation and its Subsidiaries, in each case, as required by Section 5.10), Parent shall not be obligated to pay any amounts (other than de minimis amounts), or provide other consideration (other than de minimis consideration), to any Third Party in connection with obtaining or seeking to obtain any consents or approvals from such Third Party.  The terms of this Section 5.9 shall not limit the rights of the Company set forth in Section 5.4.
Section 5.10           Consents; Filings; Further Action.
(a)            Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the HSR Act, the DGCL, the NYSE rules and regulations, CMS, state insurance Laws and any other applicable Law, (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.10 to (A) cause the expiration of the applicable waiting periods, or (B) obtain receipt of required consents, approvals or authorizations, including the Required Company Consents, as applicable, under such Laws, rules and regulations as soon as practicable and (iv) defend any Legal Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining Order or any other Order entered by any court or other Governmental Authority vacated or reversed. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all submissions and written communications with the government to the non-filing party’s outside antitrust or applicable regulatory counsel (and to the non-filing party upon consent of the filing party, such consent not to be unreasonably withheld or delayed) before filing.  Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
(b)            As promptly as practicable after the date of this Agreement and in any event no later than (i) ten Business Days after the date of this Agreement, each of Parent and the Company shall file (and not subsequently withdraw without the prior written consent of the other party (such consent not to be unreasonably withheld, or conditioned or delayed)) any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of

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Justice, as applicable, to request early termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable and (ii) 30 Business Days after the date of this Agreement, each of Parent and the Company shall file (and not subsequently withdraw) all Form A or other filings required to be filed by it with respect to all Required Company Consents.
(c)            The Company shall cause its appropriate Subsidiary to use commercially reasonable efforts to obtain receipt of a Certificate of Authority issued by the New York State Department of Health authorizing such Subsidiary, in its capacity as a Health Maintenance Organization, to write and administer Medicare Advantage Plan in certain counties of the State of New York as promptly as practicable.
(d)            Each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, promptly inform the other party upon receipt of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement.  If Parent or the Company (or any of their respective Subsidiaries) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request.  Prior to delivery of such response, to the extent practicable, such party shall provide the other party with a reasonable opportunity to review and comment on such response.  No party shall participate in any substantive meeting, or engage in any material substantive conversation, with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) that Parent proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law as promptly as practicable.
(e)            Notwithstanding anything to the contrary in this Agreement, Parent shall promptly take (and shall cause its Subsidiaries to promptly take) any and all action necessary to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would have the effect of preventing or delaying the Closing and to resolve the objections, if any, as any Governmental Authority may assert under any applicable Law with respect to the transactions contemplated by this Agreement, and, consistent with the foregoing, to avoid or eliminate each and every impediment under any Law that would reasonably be expected to be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including (i) restructuring, selling, divesting or disposing of assets or businesses of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), or committing to take such actions or (ii) otherwise taking or committing to take actions that would limit Parent’s or its

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Subsidiaries’ (including, after the Effective Time, the Surviving Corporation’s and its Subsidiaries’) freedom of action with respect to, or its ability to retain, one or more of their respective assets or businesses; provided, that nothing in this Section 5.10(e) shall require Parent to take any action that would reasonably be expected to, individually or in the aggregate have a material adverse effect on the business of Parent, Merger Sub and their respective Subsidiaries, taken as a whole. For the avoidance of doubt, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any Order or any applicable Law that would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.
Section 5.11           Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement.  Neither Parent nor the Company shall issue any such press release or make any such public statement prior to obtaining the other party’s written consent, except to the extent required by applicable Law, the NYSE rules or this Agreement, in which case the party required to make the public statement shall (a) give reasonable notice with the other party before issuing any such release or making any such public statement, and (b) use commercially reasonable efforts to provide the other party with the opportunity to review and comment thereon to the extent practicable; provided, however, that Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by and taken in accordance with Section 5.4(d), Section 5.4(e), and Section 5.4(f).  Notwithstanding the foregoing, without the prior consent of the other parties, Parent and the Company may (x) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by such other party, (y) issue public statements or disseminate information to the extent solely related to the operation of the business of Parent or its Subsidiaries and the Company or its Subsidiaries, as applicable and (z) make internal announcements to their respective employees, contractors and services providers, in each case that are not inconsistent in any material respect with the prior public disclosure regarding the transactions contemplated by this Agreement; provided, further, that Parent’s or the Company’s consent, as applicable, shall not be required, and Parent or the Company, as applicable, shall not be required to consult with such other party in connection with, or provide such other party an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by and actions taken in accordance with Section 5.4(d), Section 5.4(e) or Section 5.4(f).  Each of Parent and the Company will issue a separate (but mutually agreed upon) press release announcing the execution of this Agreement.

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Section 5.12           NYSE De-listing.  Parent shall cause the Common Stock to be de-listed from the NYSE and de‑registered under the Exchange Act at or as soon as practicable following the Effective Time.
Section 5.13           Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses. Filing fees incurred in connection with the HSR Act filings shall be borne by Parent.
Section 5.14          Takeover Statutes.  Unless the Company Board has made a Company Adverse Recommendation Change in accordance with this Agreement, if any takeover statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.
Section 5.15           Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 5.16           Rule 16b-3.  Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.17          Resignation of Directors.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and its Subsidiaries, in each case, effective as of the Effective Time.
Section 5.18           Notification of Certain Matters.
(a)            The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence of any event known to it that would reasonably be expected to, individually or in the aggregate, (A) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Parent, have a Parent Material Adverse Effect, (B) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time or (C) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or third-party necessary for the consummation of the transactions contemplated by this Agreement to not be obtained by the Termination Date or (ii) any action, suit,

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proceeding, inquiry or investigation pending or, to the Knowledge of the Company or Parent, threatened that questions or challenges the validity of this Agreement or the ability of any party to consummate the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.18 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.
(b)            Subject to applicable Law, the Company shall provide to Parent copies of (i) all material written notices received from any Governmental Authority by the Company or any of its Subsidiaries to the extent such notice is primarily related to the business of the Company and its Subsidiaries and (ii) all material written notices received from CMS or the Department of Health and Human Services Office of the Inspector General by the Company or any of its Subsidiaries (other than immaterial, ordinary course communications, such as advisory notices that are administrative and are not performance-related in nature), in each case from and after the date of this Agreement until the Effective Time.
Section 5.19           Certain Litigation.
(a)            The Company shall promptly notify Parent of any litigation against the Company, any of its Subsidiaries or any of the directors, officers or employees of the Company or its Subsidiaries, in each case, arising out of or in connection with the Merger (collectively, the “Shareholder Litigation”) or threatened Shareholder Litigation of which the Company has knowledge and shall keep Parent fully informed with respect to the status thereof. The Company shall give Parent the opportunity to consult with the Company regarding and the opportunity to participate in but not control the defense settlement or prospection of any such Shareholder Litigation (at Parent’s expense).
(b)            The Company shall obtain the prior written consent of Parent (which shall not be unreasonably withheld or delayed) before entering into any settlement, understanding or other agreement relating to such Shareholder Litigation; provided, however, that the Company, with or without the consent of Parent, shall be permitted to offer to make or make any payment with respect to such Shareholder Litigation and to enter into any settlement, understanding or other agreement relating to such Shareholder Litigation if the terms thereof, in the aggregate, are no less favorable to the Company than those described on Section 5.19 of the Company Disclosure Letter.
(c)            Each party shall cooperate, and cause its Affiliates to cooperate, in the defense of any Shareholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at each party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 5.20          Parent Standstill.  From the date of this Agreement until the Closing, Parent shall not, and shall not permit any person acting on behalf of Parent to,

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directly or indirectly, acquire (a) any Securities of the Company or (b) any derivative contracts or derivative securities that give Parent or any Person acting on behalf of Parent the economic or voting equivalent of ownership of Securities of the Company.
Section 5.21           Convertible Notes.
(a)            Prior to the Effective Time, the Company and Parent shall take all necessary actions so that, in the event that any of the Company’s 4.00% Convertible Senior Notes due 2021 (the “Convertible Notes”) issued pursuant to the Indenture, dated June 27, 2016 (the “Indenture”), between the Company and U.S. Bank National Bank Association, as trustee (the “Trustee”) remain outstanding as of the Effective Time, the Company shall (i) execute and deliver to the Trustee a supplemental indenture to the Indenture, as and to the extent required by the Indenture, including to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Indenture governing the conversion of the Convertible Notes (including any applicable increase in the “Conversion Rate” thereunder for conversions made in connection with the Merger), and (ii) cause to be executed and delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel as such terms are defined in the Indenture in connection with such supplemental indenture, as and to the extent required by the Indenture. The Company will provide copies of any such supplemental indenture, Officers’ Certificate and Opinion of Counsel to Parent at least three Business Days prior to delivering any such document and all such documents shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).
(b)            Prior to the Effective Time, the Company shall give any notices and take all other actions that may be required under the terms of the Convertible Notes, the Indenture or applicable Law, including the giving of any notices that may be required in connection with holders’ rights to require repurchase or conversion of the Convertible Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Merger Event,” “Fundamental Change” or “Make-Whole Fundamental Change” as such terms are defined in the Indenture. The Company will provide copies of any such notice to Parent at least three Business Days prior to delivering any such notice and all such notices and actions shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). The Company shall, and shall cause its Subsidiaries to, and each shall use its commercially reasonable efforts to cause their respective representatives to, cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Indenture at any time after the date of this Agreement as reasonably requested by Parent.
(c)            For the avoidance of doubt, in the event any Convertible Notes remain issued and outstanding after the Effective Time, the Surviving Corporation shall comply with the Company’s obligations of Convertible Notes and the Indenture.

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Section 5.22           Transition Matters.  Upon Parent’s request, promptly following the date of this Agreement, the parties shall establish a transition planning team of at least six members and not more than eight members comprised of an equal number of representatives of Parent and the Company, which, subject to applicable Law, shall cooperate in good faith to implement a transition and integration planning process to facilitate the successful combination of the operations of Parent and the Company after the Closing. In furtherance of the foregoing, upon Parent’s request, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to consult with Parent from time to time on strategic and material business matters, to the extent such consultation is not in violation of applicable Law; provided, that, the foregoing sentence shall not be taken into account in determining whether the condition set forth in Section 6.2(c) has been satisfied.
ARTICLE VI

CONDITIONS
Section 6.1              Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived (if permissible by Law) in writing by each of Parent and the Company:
(a)            Company Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Company Vote.
(b)            Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
(c)            Required Regulatory Approvals.  All Required Company Consents shall have been obtained or, in the case of notices, made.
(d)            No Orders.  There shall not have been enacted, issued, promulgated, enforced or entered after the date hereof any Law or Orders by a Governmental Authority that enjoins or otherwise prohibits consummation of the Merger and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority (collectively, a “Legal Restraint”) of competent jurisdiction that enjoins or otherwise prohibits consummation of the Merger.
Section 6.2              Conditions to Obligations of Parent and Merger Sub.  The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Parent:
(a)            Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.4 (Corporate Authorizations), Section 3.6(c) through (g) (Capitalization), Section 3.23 (Takeover Statutes), Section 3.31 (Opinion of Financial Advisor) and

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Section 3.32 (Brokers) shall be true and correct, in all material respects, as of the date of this Agreement and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), (ii) the representations and warranties set forth in Section 3.6(a) (Capitalization) and Section 3.6(b) (Capitalization) shall be true and correct as of the date of this Agreement and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representation and warranty to be so true and correct would not individually or in the aggregate be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent or Merger Sub, (iii) the representation and warranty set forth in Section 3.12(b) (Absence of Certain Changes) shall be true and correct, in all respects, as of the date of this Agreement and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (iv) the remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case, as of the date of this Agreement and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality or Company Material Adverse Effect qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Solely for the purposes of clause (ii) above, if one or more inaccuracies in or breaches of Section 3.6(a) and Section 3.6(b) would not result in aggregate additional cost, expense or liability to the Company, Parent or Merger Sub pursuant to Article II in excess of $2,500,000, such inaccuracy or inaccuracies will be deemed “de minimis” and such condition will be deemed to have been satisfied.
(b)            Performance of Obligations.  The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.
(c)            Absence of Company Material Adverse Effect.  No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that has had or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.
(d)            Officer’s Certificate. Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c).
Section 6.3             Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:
(a)            Representations and Warranties.  (i) The representations and warranties of each of Parent and Merger Sub set forth in Section 4.3 (Authorization) and Section 4.5(c) (Ownership of Common Stock) shall be true and correct in all material

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respects, as of the Closing as though made on the date thereof (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (ii) the remaining representations and warranties of each of Parent and Merger Sub contained in Article IV (Representations and Warranties of Parent and Merger Sub) shall be true and correct, in each case as of the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (ii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality or Parent Material Adverse Effect qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)            Performance of Obligations.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.
(c)            Officer’s Certificate.  The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
Section 6.4              Frustration of Closing Conditions.  Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was principally caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to this Agreement.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
Section 7.1              Termination by Mutual Consent.  This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, by mutual written consent of Parent and the Company.
Section 7.2              Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time before the Effective Time:
(a)            if the Merger has not been consummated by June 19, 2017 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date; provided, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (or, in the case of conditions that by their nature are to

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be satisfied at the Closing, are capable of being so satisfied) other than the conditions set forth in Section 6.1(b), Section 6.1(c) and Section 6.1(d) (in connection with the subject matter of the conditions set forth in Section 6.1(b) or Section 6.1(c) or other Legal Restraint arising from any Legal Action initiated by a Governmental Authority), and such conditions are reasonably capable of being satisfied, then the Termination Date shall be extended to November 17, 2017;
(b)            if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon; or
(c)            if any Law or Order is enacted, issued, promulgated or entered that permanently enjoins or otherwise prohibits consummation of the Merger, and (in the case of any Order) such Order has become final and non-appealable.
Section 7.3              Termination by Parent.  This Agreement may be terminated by Parent at any time before the Effective Time:
(a)            if the Company Board effects a Company Adverse Recommendation Change;
(b)            if (i) the Company Board approves, endorses or recommends to stockholders a Superior Proposal, (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced before obtaining the Requisite Company Vote and the Company Board fails to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against acceptance of such tender offer or exchange offer by its stockholders within ten Business Days after commencement thereof, or (iii) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation or to recommend against any Takeover Proposal within ten Business Days after receipt of any written request to do so from Parent following the public announcement of any Takeover Proposal (provided, that Parent shall only make such request once with respect to any Takeover Proposal or any material amendment thereto);
(c)            if there shall have been an intentional and material breach of Section 5.4(c); or
(d)            if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within 30 Business Days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.3(d) if Parent or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement that

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would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not being satisfied.
Section 7.4              Termination by the Company.  This Agreement may be terminated by the Company at any time before the Effective Time:
(a)            at any time before obtaining the Requisite Company Vote, pursuant to and in accordance with the terms and conditions of Section 5.4(d); provided, that any termination of this Agreement pursuant to this Section 7.4(a) shall not be effective unless the Company pays or has paid the Company Termination Fee to Parent or causes the Company Termination Fee to be paid to Parent prior to or concurrently with such termination in accordance with Section 7.6(b); or
(b)            if Parent or Merger Sub breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the Termination Date, or, if curable, has not been cured by Parent or Merger Sub within 30 Business Days after Parent’s receipt of written notice of such breach from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not to be satisfied.
Section 7.5              Effect of Termination.  If this Agreement is terminated pursuant to this Article VII, except as set forth in this Section 7.5, it shall become void and of no further force and effect, with no liability (except as provided in Section 7.6) on the part of any party to this Agreement (or any stockholder or Representative of such party), except that, subject to Section 7.6, if such termination results from the willful and material (a) failure of any party to perform its covenants, obligations or agreements contained in this Agreement or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be liable for any Damages incurred or suffered by the other parties as a result of such failure or breach (which, in the case of Damages sought by the Company, shall take into account the consideration that would have otherwise been payable to the holders of Common Stock or Preferred Stock of the Company, as applicable, pursuant to this Agreement and the loss of market value or stock price of the Company). The provisions of Section 5.3 (Access to Information; Confidentiality), Section 5.13 (Fees and Expenses), this Section 7.5 (Effect of Termination), Section 7.6 (Fees and Expenses Following Termination) and Article VIII (Miscellaneous) shall survive any termination of this Agreement.
Section 7.6              Fees and Expenses Following Termination.
(a)            Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.13.

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(b)            The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the sum of the Termination Fee and the Expense Reimbursement:
(i)            if this Agreement is terminated by the Company pursuant to Section 7.4(a) (Right to Accept Superior Proposal), in which case payment shall be made before or concurrently with such termination;
(ii)            if this Agreement is terminated by Parent pursuant to Section 7.3(a) (Company Adverse Recommendation Change), Section 7.3(b) (Failure to Recommend) or Section 7.3(c) (Breach of Non-Solicitation), in which case payment shall be made within five Business Days following such termination; or
(iii)            if: (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(b) (Stockholder No Vote); (B) a Third Party has made a Takeover Proposal after the date of this Agreement and prior to the Company Stockholders Meeting which Takeover Proposal has not been withdrawn, rescinded or terminated or expired prior to the Company Stockholders Meeting; and (C) during the period commencing as of immediately following entry into this Agreement and ending 12 months following such termination, the Company or any of its Subsidiaries enters into a definitive agreement for, or otherwise consummates, a Takeover Proposal (the “Qualifying Proposal”), then payment shall be made within five Business Days following the date on which the Company enters into or consummates such Qualifying Proposal. For purposes of the foregoing clause (B) only, references in the definition of the term “Takeover Proposal” to the figure “15%” shall be deemed to be replaced by the phrase “more than 50%”.
(c)            For purposes of this Agreement, the “Termination Fee” means an amount in cash equal to $18,000,000 and the “Expense Reimbursement” shall mean an amount that is required to reimburse Parent, Merger Sub and their respective Affiliates of all out-of-pocket fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated herein (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent and Merger Sub) up to $2,000,000 in the aggregate.
(d)            If the Company fails to pay the Termination Fee and the Expense Reimbursement as required pursuant to this Section 7.6, when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.  Parent and the Company acknowledge that the fees and the other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement.  Notwithstanding anything to the contrary in this Agreement, if the Termination Fee and the Expense Reimbursement is required to be paid as a result of a termination of this Agreement, then, except in the case of a willful and material breach of Section 5.4 by the Company or Fraud, Parent’s right to receive payment of the

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Termination Fee and the Expense Reimbursement pursuant to this Section 7.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent, Merger Sub and their respective Affiliates, if applicable, for (A) the Damages suffered as a result of the failure of the Merger to be consummated and (B) any other Damages suffered as a result of or in connection with this Agreement and the transactions contemplated by this Agreement, and upon payment of the Termination Fee and Expense Reimbursement in accordance with this Section 7.6, none of the Company or any of its Affiliates, respective current or former stockholders, directors, officers, employees, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to Section 8.16 prior to any termination of this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee and Expense Reimbursement on more than one occasion.
ARTICLE VIII

MISCELLANEOUS
Section 8.1              Certain Definitions.  For purposes of this Agreement:
(a)            “ACO” means any accountable care organization to which the Company or its Subsidiaries is a member, including any accountable care organization under the Medicare Shared Savings Program and any accountable care organization participating in the Next Generation ACO Model established by the Center for Medicare & Medicare Innovation.
(b)            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.
(c)            “ASOP” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.
(d)            “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through midnight New York City time.
(e)            “COD” means the Certificate of Designation of the Series A Mandatorily Redeemable Preferred Shares of the Company, as amended.

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(f)            “Company Assets” means any assets and properties of the Company or any of its Subsidiaries.
(g)            “Company Material Adverse Effect” means an effect, circumstance, event or change that, individually or in the aggregate, (i) prevents, materially impedes, or materially delays the ability of the Company to consummate the transactions contemplated by this Agreement or (ii) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that, for purposes of clause (ii) the term “Company Material Adverse Effect” shall not include any effects, circumstances, events or changes relating to or arising from (A) conditions (economic, political, social, regulatory or otherwise) generally affecting the industries in which the Company and its Subsidiaries operate, (B) the United States, foreign or foreign or domestic regional economic, financial, political, social or geopolitical conditions or events in general in jurisdictions in which the Company or any of its Subsidiaries has material operations, (C) changes or conditions in the financial, debt, credit or capital markets, (D) changes or proposed changes in Law, or standards or interpretations thereof (including any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Health Care Law), which, for the avoidance of doubt, shall include CMS written interpretation and guidance, generally affecting the industries in which the Company or any of its Subsidiaries operate, or the introduction or enactment of legislation or the proposal or adoption of any rule or regulation affecting Medicare pricing, reimbursement, competitive bidding or other aspects of the healthcare, health insurance or managed care industries, in each case, generally affecting the industries in which the Company and its Subsidiaries operate, (E) changes or proposed changes in GAAP, SAP, ASOP or other accounting principles or requirements, or standards or interpretations thereof, (F) changes in interest rates, (G) taking any actions to the extent required by this Agreement or failure to take any actions to the extent prohibited by this Agreement, including compliance by the Company and its Subsidiaries with the express terms of this Agreement, (H) any decline in the market price, or change in trading volume, of the Common Stock, any decrease of the ratings or ratings outlook for the Company by any of the Rating Agencies and the consequences of any such ratings or outlook decrease, or the failure of the Company to meet any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (I) escalation or outbreak of hostilities, acts of terrorism (including cyber-terrorism), sabotage or military conflicts, (J) an epidemic, plague, pandemic or other outbreak or illness (including any non-human epidemic, pandemic or other similar outbreak or illness), flood, earthquake, tornado, hurricane, cyclonic storm, windstorm, volcano, tsunami or other natural disaster or act of God, (K) the entry into, or any announcement or disclosure of, this Agreement or the transactions contemplated by this Agreement, including any effects related to the identity of any of Parent or any of its Affiliates and any loss of a customer, supplier, contractor, agent, Provider, physician, employee or CMS Contract as a result of the identity of Parent (provided, that the exception in this clause (K) shall not be deemed to

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apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.3 and Section 3.5), or (L) the commencement, or threatened commencement, in and of itself of a program audit by CMS of the Company or any of its Subsidiaries (but, for the avoidance of doubt, not the results of any such audit), except, in the case of clauses (A) through (G) and (J), to the extent (and only to the extent) that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby (relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate but only with respect of such participation (i.e., disregarding any other operations of such participants)).
(h)            “Company SEC Reports” means all forms, reports, schedules, statements and other documents filed or furnished with the SEC by the Company since January 1, 2014.
(i)             “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.
(j)             “Damages” means any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages or Liabilities.
(k)            “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment, or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances.
(l)             “ERISA Affiliate” means a corporation that is or was at the relevant time a member of a controlled group of corporations with the Company or any of its Subsidiaries within the meaning of Code Section 414(b), a trade or business that is or was under common control with the Company or any of its Subsidiaries within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company or any of its Subsidiaries within the meaning of Code Sections 414(m) or (o).
(m)          “Fraud” means with respect to a party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III or Article IV (as applicable).
(n)            “Governmental Authority” means: (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; (iii) any political subdivision of any of the foregoing; and (iv) any Medicare or Medicaid contractor or intermediary.

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(o)            “Hazardous Substances” means all toxic substances, hazardous substances, dangerous materials, pollutants, contaminants or chemical wastes including all substances defined or regulated by, or for which Liability or standards of conduct may be imposed under, any Environmental Laws.
(p)            “Health Care Laws” means all Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with, or the operation of business in connection with, the provision of, payment for, or arrangement of, health care services, health benefits or health insurance, including Laws that regulate ACOs and their Providers, managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws and Laws relating to Medicaid programs; (ii) the offer, solicitation, receipt or acceptance of improper inducements or incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or Provider incentives generally, and including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the Federal physician self-referral law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a−7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and any similar state laws; (iii) the administration of health care claims or benefits for, or processing or payment for, health care services, treatment or supplies furnished by Providers, including such administration and processing or payment activities conducted by third-party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) billings to insurance companies, health maintenance organizations and other managed care plans or Health Care Programs or otherwise related to insurance fraud; (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vi) the Health Insurance Portability and Accountability Act of 1996, as amended; (vii) any state or federal Laws governing the privacy, security, integrity, accuracy, transmission, breach notification, storage or other protection of information about or belonging to actual or prospective Members or patients treated by the ACOs and their Providers, including the Privacy Laws; (viii) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs) applicable to any of the Company’s Subsidiaries; (ix) the Medicare Program Laws; (x) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (xi) the Medicare Improvements for Patients and Providers Act of 2008; (xii) ERISA; (xiii) the Patient Protection and Affordable Care Act (Pub. L. 111−148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and (xiv) the Medicare Shared Savings Program, 42 U.S.C. § 1395jjj, and the Next Generation ACO Model or any other Model of the Center for Medicare and Medicaid Innovation established pursuant to 42 U.S.C. § 1315a.
(q)            “Health Care Programs” means any health care program (as such term is defined in Section 1128B of the Social Security Act (42 U.S.C. §1320a-7b(f)) and 42 C.F.R. §1001.2), the Medicare Shared Savings Program (42 U.S.C. § 1395jjj and the regulations applicable thereto, and the Next Generation ACO Model, (42 U.S.C. § 1315a and the regulations applicable thereto), and any other health program,

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whether of a Governmental Authority, commercial plan, employer-sponsored plan, or private plan that provides health benefits directly, through insurance, or otherwise.
(r)             “Intellectual Property” means any and all intellectual property and other similar proprietary rights in any jurisdiction arising anywhere in the world, including any and all (i) inventions (whether or not patentable), patents and patent applications, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers (including all registrations and applications for registration), and all goodwill associated with any of the foregoing, (iii) copyrights (including all registrations and applications for registration), original works of authorship, and moral rights, (iv) rights in software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data), (vi) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, and (vii) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.
(s)            “Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable based on facts known as at the date of this Agreement, to the board of directors of the Company as of or prior to the date of this Agreement (or, if known, the consequences of which were not known, or reasonably foreseeable based on facts known as at the date of this Agreement, to the board of directors of the Company as of the date of this Agreement) and (ii) does not relate to or involve a Takeover Proposal.
(t)             “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge, assuming reasonable discharge of such Person’s duties in a professional manner, of the Persons set forth in Section 8.1(t) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.
(u)            “Law” means any law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders, including Health Care Laws.
(v)            “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
(w)            “Liens” means any mortgages, liens, pledges, security interests, covenants, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

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(x)            “made available” and words of similar import that relate to the period prior to the execution and delivery of this Agreement will be construed to mean that the applicable item (i) has been posted prior to the execution and delivery of this Agreement, in the electronic data room labeled “Project Sunshine” on https://services.intralinks.com/ prepared by the Company in connection with the transactions contemplated by this Agreement or (ii) was included in the Company SEC Reports (including as incorporated by reference) prior to the execution and delivery of this Agreement.
(y)            “Material Business Partner” means (i) the top 15 Providers of the Company and its Subsidiaries that are hospitals, taken as a whole, (ii) the top 15 service vendors of the Company and its Subsidiaries, taken as a whole, and (iii) the top 15 agents of the Company and its Subsidiaries, taken as a whole, (x) with respect to each of clauses (i) and (ii), measured in terms of payments made or received (as applicable) by the Company and its Subsidiaries, taken as a whole, during the 12-month period ended September 30, 2016, (y) with respect to clause (iii), measured in terms of commissions paid by the Company and its Subsidiaries, taken as a whole, during the 12-month period ended September 30, 2016, and (z) with respect to clauses (i), (ii) and (iii), excluding any Material Business Partner which relates solely to a former Subsidiary divested by Company.
(z)            “Medicare Program Laws” means Title XVIII of the Social Security Act as well as any final rules and final regulations adopted pursuant to such Act (including Parts 422, 423 and 425 of Title 42 of the Code of Federal Regulations), any memoranda, written directives, instructions, guidelines, bulletins, manuals, requirements, policies, standards and frequently asked questions issued by CMS pursuant to such Act, and the terms of any Contract between CMS and the Company or its Subsidiaries.
(aa)         “Member(s)” means any individual who is properly enrolled in a MA Plan or, if applicable, a Medicaid Plan offered by the Company or any of its Subsidiaries.
(bb)        “NYSE” means the New York Stock Exchange.
(cc)         “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.
(dd)        “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
(ee)         “Parent Material Adverse Effect” means an effect, circumstance, event or change that, individually or in the aggregate, prevents, materially impedes, or materially delays the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(ff)           “Per Share Merger Consideration” means $10.00.

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(gg)        “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, (iii) zoning, entitlement, building and other land use Liens applicable to the Real Property that are not violated by the current use, occupancy or operation of such Real Property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Real Property that would not materially impair the value, current use, occupancy or operation of such Real Property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted in the ordinary course of business, (viii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, (ix) Liens described in Section 8.1(gg) of the Company Disclosure Letter and (x) such transfer restrictions of general applicability arising under the Securities Act.
(hh)        “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.
(ii)            “Providers” means any all physicians, physician or medical groups, independent practice associations, preferred provider organizations, exclusive provider organizations, specialist physicians, dentists, optometrists, audiologists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, any hospitals, skilled nursing facilities, extended care facilities, community health centers, surgicenters, accountable care organizations, other health care or services facilities, durable medical equipment suppliers, opticians, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied medical, health or wellness professional, facility or supplier that furnishes health care items or services.
(jj)            “Rating Agencies” means Standard & Poor’s Ratings Service and A.M. Best Company.
(kk)         “Real Property” means the Owned Real Property and the Leased Real Property.
(ll)            “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel,

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investment bankers or other financial advisors, agents and other representatives of such Person.
(mm)      “Required Company Consents” means the consents described on Section 8.1(mm) of the Company Disclosure Letter.
(nn)        “Requisite Company Vote” means the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock as of the record date for the Company Stockholders Meeting.
(oo)        “SAP” means, as to any insurance company or health maintenance organization conducting an insurance business, the statutory accounting practices prescribed or permitted by Law or Governmental Authorities seated in the jurisdiction where such insurance company or health maintenance organization is domiciled and responsible for the regulation thereof.
(pp)        “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.
(qq)        “Superior Proposal” means a Takeover Proposal (substituting “more than 75%” for “15%” in each instance in the definition of Takeover Proposal) or a Takeover Proposal for all or substantially all of the Company’s Texas Medicare Advantage business, whether alone or together with other assets or businesses of the Company, that, in either case, the Company Board determines, in consultation with its legal and financial advisors and considering such factors as the Company Board considers appropriate, is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company than those contemplated by this Agreement and is reasonably likely to be consummated.
(rr)           “Takeover Proposal” means any proposal, offer, inquiry or indication of interest from a Third Party or group (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions, relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 15% or more of the Company Assets, revenues or earnings, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 15% or more of the Company Assets, revenues or earnings, (iii) a direct or indirect acquisition, purchase, issuance or sale of shares of capital stock or other equity interest or other Securities (including the Common Stock) representing 15% or more of the voting power of the capital stock of Company or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole or (v) any other transaction having a

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similar effect to those described in clauses (i) through (iv), or any combination of the transactions in clauses (i) through (iv), in each case other than the transactions contemplated by this Agreement.
(ss)         “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
(tt)           “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, together with all penalties and additions to tax and interest thereon.
(uu)        “Third Party” shall mean any Person or group other than Parent, Merger Sub and their Affiliates.
Section 8.2              Interpretation. Unless the express context otherwise requires:
(a)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)            terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)            the terms “Dollars” and “$” mean U.S. dollars;
(d)            references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)            wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)            references herein to any gender shall include each other gender;

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(g)            references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h)            references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)             with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;
(j)             the word “or” shall be disjunctive but not exclusive;
(k)            references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;
(l)             references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;
(m)           the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;
(n)            if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and
(o)            references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.
Section 8.3              No Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time.  This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.
Section 8.4              Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.
Section 8.5              Submission to Jurisdiction; Service.  Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or

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defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
Section 8.6             Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered and understands the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.
Section 8.7              Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to Parent or Merger Sub, to:

c/oWellCare Health Plans, Inc. 8735 Henderson Road, Renaissance One Tampa, Florida 33634
Attention:	Anat Hakim, Senior Vice President, General Counsel and Secretary
Facsimile:	(813) 206-2884
E-Mail:	anat.hakim@wellcare.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Sarkis Jebejian, P.C.

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Laura Sullivan
Facsimile:	(212) 446-6460
Email:	sarkis.jebejian@kirkland.com
laura.sullivan@kirkland.com

If to the Company, to:

44 South Broadway, Suite 1200 White Plains, New York, 10601
Attention:	Anthony Wolk
Executive Vice President, General Counsel
Facsimile:	(914) 934-9239
E-Mail:	twolk@universalamerican.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
Attention:	Robert B. Schumer
Ariel J. Deckelbaum
Facsimile:	(212) 757-3990
E-Mail:	rschumer@paulweiss.com
ajdeckelbaum@paulweiss.com
All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first Business Day after the sending thereof.
Section 8.8              Amendment.  This Agreement may be amended by the parties to this Agreement at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Merger Sub, Parent and the Company.  This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
Section 8.9              Extension; Waiver.  At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or

76

(c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.10          Entire Agreement.  This Agreement (and the exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and certificates delivered hereunder, and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  Without limiting the generality of Section 4.11, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
Section 8.11          No Third-Party Beneficiaries.  Except (a) as provided in Section 5.8 (Directors’ and Officers’ Indemnification and Insurance), (b) for the provisions of Section 2.1, Section 2.3 and Section 2.4 (which, from and after the Effective Time, shall be for the benefit of holders of Common Stock, Company Options and Restricted Shares as of the Effective Time), (c) for the provisions of Section 2.2 (which shall be for the benefit of holders of Series A Preferred Stock), (d) the rights of Covered Persons under Section 5.19, (e) for the right of the Company on behalf of the holders of Common Stock, Series A Preferred Stock, Company Options and Restricted Shares to pursue and collect Damages (including claims for Damages based on loss of the economic benefits of the transaction to the Company’s stockholders, including the loss of market value or stock price of the Company) with respect to any breach of this Agreement by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Article VII), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (e) of the preceding sentence may be exercised only by the Company (on behalf of holders of Common Stock, Series A Preferred Stock, Company Options and Restricted Shares) through actions expressly approved by the Company Board, and no holder of Common Stock, Series A Preferred Stock, Company Options or Restricted Shares whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.
Section 8.12           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision

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of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
Section 8.13          Rules of Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Subject to and without limiting the introductory language to Article III and IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.
Section 8.14           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment in violation of the foregoing shall be void.
Section 8.15           Remedies.  Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.
Section 8.16           Specific Performance.  The parties to this Agreement agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that, (a) damages to the Company caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company’s business, and/or a reduction in the actual or perceived value of the Company or any of its direct or indirect Subsidiaries, would be difficult or

78

impossible to calculate, and (b) the right of specific performance is an integral part of this Agreement and without that right neither the Company nor Parent would have entered into this Agreement.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court of the United States as specified in Section 8.5, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.17          Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

WELLCARE HEALTH PLANS, INC.

By:	/s/ Andrew L. Asher
Name: Andrew L. Asher
Title: Executive Vice President and Chief Financial Officer

WIND MERGER SUB, INC.

By:	/s/ Andrew L. Asher
Name: Andrew L. Asher
Title: President and Chief Financial Officer

[Signature page to the Merger Agreement]

UNIVERSAL AMERICAN CORP.

By:	/s/ Richard A. Barasch
Name: Richard A. Barasch
Title: CEO & President

[Signature page to the Merger Agreement]

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNIVERSAL AMERICAN CORP.
ARTICLE ONE
The name of the corporation is Universal American Corp. (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE FOUR
The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of one cent ($0.01) per share.
ARTICLE FIVE
The holder of each share of common stock shall be entitled to a number of votes equal to the dollar amount per share contributed by such holder for such share, rounded to the nearest dollar amount.
ARTICLE SIX
The board of directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal bylaws, except as may otherwise be provided in the bylaws.
ARTICLE SEVEN
The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.
ARTICLE NINE
(a)            To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
(b)            Any amendment or repeal of Section (a) of this Article Nine shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
(c)            The Corporation shall defend, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section (e) of this Article Nine, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.
(d)            To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable

2

law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Nine or otherwise.
(e)            If a claim for indemnification or advancement of expenses under this Article Nine is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
(f)            The rights conferred on any Covered Person by this Article Nine shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
(g)            The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
(h)            Any amendment or repeal of the foregoing provisions of this Article Nine shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Section (h).
(i)            This Article Nine shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE TEN
Pursuant to Section 141 of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction and supervision of the Board of Directors, however, the day to day management of the Corporation shall be delegated to the officers of the Corporation as set forth in a delegation of authority approved by the Board of Directors.
ARTICLE ELEVEN
The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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Appendix B

Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), and, subject to paragraph (b)(3) of this section, § 251(h) of this title) § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

CONFIDENTIAL

MTS SECURITIES, LLC

November 17, 2016

Board of Directors
Universal American Corp.
44 South Broadway, Suite 1200
White Plains, New York 10601

Members of the Board of Directors:

We understand that Universal American Corp., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, expected to be dated as of November 17, 2016 (the “Merger Agreement”), by and among WellCare Health Plans, Inc., a Delaware corporation (“Parent”), Wind Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, Merger Sub would be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation following the Merger, and each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) (other than (i) shares of the Company Common Stock held in the treasury of the Company, owned by the Company or any of its wholly owned Subsidiaries or by Parent or any of its Affiliates (including Merger Sub) immediately before the Effective Time and (ii) Dissenting Shares), will be converted into the  right to receive consideration equal to $10.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

In the course of performing our review and analyses for rendering the opinion set forth below, we have:

(i)	reviewed the financial terms of a draft copy of the Merger Agreement dated as of November 17, 2016, which was the most recent draft available to us (the “Draft Merger Agreement”);
(ii)	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

(iii)	reviewed certain publicly available financial analyses and forecasts relating to the Company prepared by equity analysts who report on the Company;
(iv)	reviewed certain internal financial analyses and forecasts prepared by and provided to us by the management of the Company relating to its business (the “Company Projections”);
(v)	conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii)-(iv) above, and certain other matters we believed necessary or appropriate to our inquiry;
(vi)	compared the financial and operating performance of the Company with publicly available information concerning other publicly-traded companies and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies, in each case, that we deemed relevant;
(vii)	reviewed and analyzed the proposed financial terms of the Merger as compared to the financial terms of certain selected business combinations and the consideration paid in such transactions that we deemed relevant;
(viii)	reviewed and analyzed, based on the Company Projections, the cash flows generated by the Company to determine the present value of the Company’s discounted cash flows; and
(ix)	performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of this opinion.

In arriving at the opinion set forth below, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us. We are not legal, regulatory, tax or financial reporting experts and have relied, with your consent, on the assessments made by advisors to the Company with respect to such issues. We have not conducted any independent verification of the Company Projections. Without limiting the generality of the foregoing, with respect to the Company Projections, we have assumed, with your consent, and based upon discussions with the Company’s management, that they have been reasonably prepared in good faith, that the Company Projections are the best currently available estimates and judgments of the management of the Company of the future results of operations and financial performance of the Company. We express no view as to the Company Projections or the assumptions on which they are based.

In arriving at the opinion set forth below, we have made no analysis of, and express no opinion as to, the adequacy of the regulatory reserves of the Company and have relied upon information supplied to us by the Company as to such adequacy. In addition, we have not made any independent evaluations or appraisals of the assets or liabilities of the Company or Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company, Parent or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. We have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent relevant financial statements made available to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor Parent is party to any material pending transaction that has not been disclosed to us, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

We have assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct in all material respects as of the date or the dates made or deemed made, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement in all material respects, that the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Merger Agreement will be in all material respects identical to the Draft Merger Agreement. We have also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger will be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the Company or the contemplated benefits of the Merger.

Our opinion set forth below is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the Securities and Exchange Commission (the  “SEC”), or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion set forth below addresses solely the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Parent,  Merger Sub, and their respective Affiliates) of the Merger Consideration set forth in the Merger Agreement and does not address any other terms in the Merger Agreement or any other agreement relating to the Merger or any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger. Our opinion does not address the Company’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the public stockholders of the Company in connection with the Merger or with respect to the fairness of any such compensation.

It is understood that this letter is provided to the Board of Directors of the Company for your information in connection with your consideration of the Merger and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the SEC in connection with the Merger. This opinion does not constitute a recommendation to the Board of Directors or any stockholder of the Company as to how to vote on or to take any other action in connection with the Merger.

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, all of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will not, however, receive an additional fee for rendering this opinion. We may also seek to provide such services to the Company and Parent in the future and expect to receive fees for the rendering of these services.

This opinion was reviewed and approved by a fairness committee of MTS Securities LLC.

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MTS SECURITIES, LLC

MTS SECURITIES, LLC

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

UNIVERSAL AMERICAN CORP. 44 SOUTH BROADWAY, SUITE 1200 WHITE PLAINS, NY 10601-4411
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E15991-S53840 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL AMERICAN CORP.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1. To adopt the Agreement and Plan of Merger, dated as of November 17, 2016 (as it may be amended, the “Merger Agreement”), by and among WellCare Health Plans, Inc. (“WellCare”), Wind Merger Sub, Inc. (“Merger Sub”), and Universal American Corp. (the “Company”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and certain other transactions will be effected with the Company surviving as an indirect wholly owned subsidiary of WellCare. (“Proposal 1”)
	☐	☐	☐

2. To approve, on an advisory (non-binding) basis, certain agreements or understandings with, and items of compensation payable to, the Company’s named executive officers that are based on or otherwise related to the Merger. (“Proposal 2”)
	☐	☐	☐

3. To adjourn or postpone the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. (“Proposal 3”)
	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

E15992-S53840

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNIVERSAL AMERICAN CORP.
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [●], 2017

The undersigned, revoking all prior proxies, hereby appoints Adam C. Thackery and Anthony L. Wolk, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Universal American Corp. held of record by the undersigned on [●], 2017 at the Special Meeting of Shareholders to be held on [●], 2017 at 10:00 AM, ET, at the offices of Universal American Corp., 44 South Broadway, Suite 1200, White Plains, NY 10601, or at any adjournments or postponements thereof. The undersigned hereby directs Messers. Thackery and Wolk to vote in accordance with their best judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED AND, IN THE DISCRETION OF MESSRS. THACKERY AND WOLK, ON ANY OTHER ITEMS PRESENTED AT THE SPECIAL MEETING. ATTENDANCE OF THE UNDERSIGNED AT THE SPECIAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

Continued and to be signed on reverse side